As filed with the Securities and Exchange Commission on June 11, 1998.
                                                      Registration No. 333-53725
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------
                       Post Effective Amendment No. 1 to
                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                        MAINSTREET FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

        VIRGINIA                         6711                    54-1046817
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S.  Employer
     of incorporation)        Classification Code Number)    Identification No.)

                             200 East Church Street
                          Martinsville, Virginia 24112
                                 (540) 666-6724

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Rebecca J. Jenkins
                     Executive Vice President and Secretary
                             200 East Church Street
                          Martinsville, Virginia 24112
                                 (540) 666-3272
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          -----------------------------

                                   Copies to:

Douglas W.  Densmore and                          Brian D. Alprin
Hugh B. Wellons                                   Duane, Morris & Heckscher LLP
Flippin, Densmore, Morse,                         1667 K Street, N.W., Suite 700
  Rutherford & Jessee                             Washington, D.C. 20006-1820
300 First Campbell Square                         (202) 776-7800
Roanoke, Virginia  24011
(540) 510-3000

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                 If the securities being registered on this form
             are being offered in connection with the formation of a
                  holding company and there is compliance with
               General Instruction G, check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             BALLSTON BANCORP, INC.
                         1667 K Street, N.W., Suite 700
                            Washington, D.C.  20006

                                 June 12, 1998



To the Shareholders of
Ballston Bancorp, Inc.

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Ballston Bancorp, Inc. ("Ballston"), the holding company for The Bank of Northern Virginia ("The Bank"), which will be held on Wednesday, July 15, 1998 at 4:00 p.m., local time at The Bank of Northern Virginia, 1010 North Glebe Road, Arlington, Virginia.

         At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 11, 1998, and the related Plan of Merger (collectively, the "Merger Agreement") pursuant to which Ballston will be merged (the "Merger") with and into MainStreet Financial Corporation (formerly MainStreet BankGroup Incorporated) ("MSBC"). Under the terms of the Merger Agreement, each share of common stock, par value $0.20 per share, of Ballston will be converted into that fraction of a share of MSBC common stock having a market value of $12.04, provided that a minimum of 0.4025 shares and a maximum of 0.4920 shares of MSBC common stock will be issued for each share of Ballston common stock. Cash will be paid in lieu of the issuance of any fractional shares.

         Danielson Associates Inc., an investment banking firm, has issued its opinion to your board of directors regarding the fairness from a financial point of view of the consideration to be received by the shareholders of Ballston pursuant to the Merger Agreement as of the date of such opinion. A copy of the opinion is attached as Appendix II to the Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY (WITH ONE DIRECTOR NOT PRESENT) APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES "FOR" APPROVAL OF THE MERGER. THE AFFIRMATIVE VOTE OF A MAJORITY OF BALLSTON'S OUTSTANDING SHARES ENTITLED TO VOTE IS NECESSARY TO APPROVE THE MERGER. ACCORDINGLY, FAILURE TO VOTE, EITHER BY FAILING TO RETURN YOUR PROXY OR FAILING TO VOTE IN PERSON AT THE ANNUAL MEETING, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

         At the Annual Meeting, you will also be asked to consider and vote upon the election of directors to serve on the Board of Directors until the next annual meeting or their successors are elected and qualified or, if earlier, until consummation of the Merger, and the appointment of Stoy, Malone & Company, P.C. as the independent auditors of Ballston for 1998 or, if earlier, until consummation of the Merger.

         The accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement/Prospectus describe the matters to be acted upon at the Annual Meeting. Shareholders are urged to review carefully the attached Proxy Statement/Prospectus, including the Appendices, which together describe the Merger and its terms and conditions in detail.

                                         Sincerely,


                                         Robert F.  Kelleher
                                         Chairman of the Board,
                                         President and Chief Executive Officer

                             BALLSTON BANCORP, INC.
                         1667 K Street, N.W., Suite 700
                            Washington, D.C.  20006

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 15, 1998

To the Holders of Common Stock of Ballston Bancorp, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Ballston Bancorp, Inc. ("Ballston") will be held on Wednesday, July 15, 1998, at 4:00 p.m., local time at The Bank of Northern Virginia, 1010 North Glebe Road, Arlington, Virginia. The Annual Meeting is for the purpose of considering and voting upon the following matters, each of which is set forth more completely in the accompanying Proxy Statement/Prospectus:

1. To approve the Agreement and Plan of Merger, dated as of March 11, 1998, and the related Plan of Merger (collectively, the "Merger Agreement") pursuant to which Ballston will be merged (the "Merger") with and into MainStreet Financial Corporation (formerly MainStreet BankGroup Incorporated) ("MSBC"). Under the terms of the Merger Agreement, each share of common stock, par value $0.20 per share, of Ballston will be converted into that fraction of a share of MSBC common stock having a market value of $12.04, provided that a minimum of 0.4025 shares and a maximum of 0.4920 shares of MSBC common stock will be issued for each share of Ballston common stock. Cash will be paid in lieu of issuance of fractional shares. The Merger Agreement is attached as Appendix I and is described in the accompanying Proxy Statement/Prospectus.

2. To elect the directors to serve until the 1999 annual meeting of shareholders or their successors have been elected and qualified or, if earlier, until the consummation of the Merger.

3. To ratify the appointment of Stoy, Malone & Company, P.C., to serve as independent auditors of Ballston for the fiscal year ending December 31, 1998 or, if earlier, until the consummation of the Merger.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on the record date, June 11, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The affirmative vote of the holders of a majority of outstanding Ballston Common Stock entitled to vote is necessary to approve the Merger. Accordingly, failure to vote, either by failing to return your proxy or failing to vote in person at the Annual Meeting, will have the same effect as a vote against the Merger. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the Annual Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Annual Meeting.

                                            By Order of the Board of Directors


                                            Brian D. Alprin
                                            Treasurer and Secretary
Washington, D.C.
June 12, 1998

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL STATED ABOVE. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                           Proxy Statement/Prospectus

                                Proxy Statement
                                       of
                             BALLSTON BANCORP, INC.
                                      for
                         Annual Meeting of Shareholders
                          To Be Held on July 15, 1998

                        MAINSTREET FINANCIAL CORPORATION
                                   Prospectus

        Up to 796,781 Shares of Common Stock, $5.00 Par Value Per Share

         This combined Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, $0.20 par value per share ("Ballston Common Stock") of Ballston Bancorp, Inc., a Delaware corporation ("Ballston"), in connection with the solicitation of proxies by the Board of Directors of Ballston ("Ballston's Board" or, the "Board") for use at the Annual Meeting of Shareholders of Ballston to be held on Wednesday, July 15, 1998, at 4:00 p.m., local time at The Bank of Northern Virginia, 1010 North Glebe Road, Arlington, Virginia, or at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement/Prospectus and accompanying form of proxy ("Proxy") are first being mailed to shareholders of Ballston as of June 11, 1998 (the "Record Date") on or about June 12, 1998.

         At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 11, 1998, and the related Plan of Merger (collectively, the "Merger Agreement") pursuant to which Ballston will be merged (the "Merger") with and into MainStreet Financial Corporation (formerly MainStreet BankGroup Incorporated) ("MSBC"). Under the terms of the Merger Agreement, each share of common stock, par value $0.20 per share, of Ballston will be converted into that fraction of a share of MSBC common stock having a market value of $12.04, provided that a minimum of 0.4025 shares and a maximum of 0.4920 shares of MSBC common stock will be issued for each share of Ballston Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of the issuance of any fractional shares. For a more detailed description of the terms of the Merger, see "Proposal I - The Merger."

         At the Annual Meeting, you will also be asked to consider and vote upon the election of directors to serve on the Board of Directors until the next annual meeting or their successors are elected and qualified or, if earlier, until consummation of the Merger, and the appointment of Stoy, Malone & Company, P.C. as the independent auditors of Ballston for 1998 or, if earlier, until consummation of the Merger.

         This Proxy Statement also constitutes a prospectus of MSBC with respect to up to 796,781 shares of MSBC common stock, $5.00 par value per share ("MSBC common stock"), that will be issued in connection with the Merger.

         THE SHARES OF MSBC COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF MSBC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         The date of this Proxy Statement/Prospectus is June 11, 1998.

         This Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareholders of Ballston upon consummation of the proposed transaction, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

         No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by MSBC or Ballston. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of MSBC or Ballston since the date hereof. All information contained in this Proxy Statement/Prospectus relating to Ballston and its subsidiary has been supplied by Ballston and all information contained in this Proxy Statement/Prospectus relating to MSBC and its subsidiaries has been supplied by MSBC.

                             AVAILABLE INFORMATION

         MSBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information, when filed, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov. In addition, the common stock of MSBC is listed on the Nasdaq Stock Market and reports, proxy statements and other information concerning MSBC can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         MSBC has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), in respect to the MSBC common stock to be issued in the Merger (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents or portions of documents filed by MSBC with the Commission are hereby incorporated by reference into and made a part of this Proxy Statement/Prospectus.

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

         3. Current Reports on Form 8-K dated March 5, 1998, March 13, 1998, March 13, 1998, and June 4, 1998.

         4. The description of the MSBC Preferred Share Rights Plan contained on Form 8-K filed pursuant to Section 12(g) of the Exchange Act on January 19, 1990, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description.

         All documents filed by MSBC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Ballston Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of MSBC and Ballston. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure in the banking industry increases significantly; (2) changes in the interest rate environment reduce margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes occur in the regulatory environment; (5) changes occur in business conditions and inflation; and (6) changes occur in the securities markets.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE MSBC DOCUMENTS ARE AVAILABLE (WITHOUT CHARGE) UPON WRITTEN REQUEST TO REBECCA J. JENKINS, EXECUTIVE VICE PRESIDENT AND SECRETARY, MAINSTREET FINANCIAL CORPORATION, 200 EAST CHURCH STREET, MARTINSVILLE, VIRGINIA 24112. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS MUST BE RECEIVED BY JULY 8, 1998.

                               TABLE OF CONTENTS

<CAPTIONS>

                                                                                                               Page
                                                                                                               ----
AVAILABLE INFORMATION............................................................................................ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............................................................iii

SUMMARY  .........................................................................................................1
         The Companies............................................................................................1
         Ballston Annual Meeting..................................................................................2
                  Time, Date, Place and Purpose...................................................................2
                  Record Date; Vote Required......................................................................2
                  Stock Held By Ballston Affiliates...............................................................2

THE MERGER........................................................................................................2
         Effective Date...........................................................................................2
         Merger Consideration.....................................................................................3
         Exchange of Certificates; Delivery of MSBC Common Stock and Payment
                  for Fractional Shares...........................................................................3
         Opinion of Ballston's Financial Advisor..................................................................3
         Federal Income Tax Consequences..........................................................................4
         Accounting Treatment.....................................................................................4
         Conditions to the Merger.................................................................................4
         Effect of the Merger on Shareholders' Rights.............................................................4
         Rights of Dissenting Shareholders........................................................................4
         Interests of Certain Persons in the Merger...............................................................4

COMPARATIVE MARKET AND STOCK PRICE INFORMATION....................................................................5

COMPARATIVE PER SHARE INFORMATION.................................................................................6

COMPARATIVE PER SHARE DATA........................................................................................7

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA.....................................................................8

MAINSTREET FINANCIAL CORPORATION SUMMARY CONSOLIDATED
         FINANCIAL AND OTHER DATA.................................................................................9

BALLSTON BANCORP, INC. SUMMARY CONSOLIDATED FINANCIAL
         AND OTHER DATA..........................................................................................11

INTRODUCTION.....................................................................................................12

                                     - iv -



BALLSTON ANNUAL MEETING..........................................................................................12
         Record Date; Vote Required..............................................................................12
         Proxies; Revocation; Solicitation.......................................................................13

PROPOSAL I - THE MERGER..........................................................................................14
         General  ...............................................................................................14
         Background of the Merger................................................................................14
         Reasons for the Merger..................................................................................16
         Opinion of Ballston's Financial Advisor.................................................................17
         Conditions to Consummation of the Merger; Waiver........................................................21
         No Solicitation of Transactions.........................................................................22
         Stock Option Agreement..................................................................................22
         MSBC's Acquisition Program..............................................................................22
         Exchange Ratio Termination..............................................................................23
         Termination.............................................................................................24
         Federal Income Tax Consequences.........................................................................24
         Exchange of Certificates; Payment for Fractional Shares.................................................25
         Accounting Treatment....................................................................................26
         Regulatory Approvals....................................................................................26
         Interests of Certain Persons in the Merger..............................................................26
         Resales by Affiliates...................................................................................27
         Rights of Dissenting Shareholders.......................................................................28
         Description of MSBC Capital Stock.......................................................................30
         Trust Preferred Offering................................................................................32
         Comparative Rights of Shareholders......................................................................32

DESCRIPTION OF THE COMPANIES.....................................................................................40
         MainStreet Financial Corporation........................................................................40
         Ballston Bancorp, Inc...................................................................................41

PROPOSAL II - ELECTION OF DIRECTORS..............................................................................41
         Meetings and Committees of the Ballston Board...........................................................43
         Board Compensation......................................................................................43
         Executive Compensation..................................................................................43
         Profit Sharing and Savings Plan.........................................................................44
         Certain Transactions with Ballston......................................................................45

PROPOSAL III - RATIFICATION OF APPOINTMENT OF AUDITORS...........................................................45

EXPERTS  ........................................................................................................45

LEGAL MATTERS....................................................................................................45

OTHER MATTERS....................................................................................................45



APPENDICES
         Appendix   I      - Agreement and Plan of Merger
         Appendix  II      - Opinion of Financial Advisor
         Appendix III      - Rights of Dissenting Shareholders
         Appendix IV       - Ballston Bancorp, Inc.

                                    SUMMARY

         The following is a brief summary of the matters to be considered at the Annual Meeting. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information, including the Appendices hereto, contained or incorporated by reference herein. A copy of the Merger Agreement is attached as Appendix I to this Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus. As used in this Proxy Statement/Prospectus, the terms "MSBC" and "Ballston" refer to such corporations, respectively, and where the context requires such corporations and their subsidiaries on a consolidated basis.

The Companies

MSBC

         MSBC is a multi-bank holding company headquartered in Martinsville, Virginia, with total assets of $2.0 billion and total shareholders' equity of $155.3 million at March 31, 1998. Organized in 1977, MSBC through its eleven affiliate banks (the "MainStreet Banks"), and MainStreet Trust Company, National Association, a nationally chartered trust company (the "Trust Company"), engages in a general banking business and, through its eleven affiliate banks, provides a broad spectrum of full-service banking and trust services to consumers, businesses, institutions and governments, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing discount brokerage, trust services, bank-card services, mortgage banking and investment services. MSBC's principal executive offices are located at 200 East Church Street, Martinsville, Virginia 24112 and its telephone number is (540) 666-6724. MSBC common stock is traded on Nasdaq National Stock Market under the symbol "MSBC." See "Incorporation of Certain Information By Reference," for additional information about MSBC.

Ballston

         Ballston is a one-bank holding company headquartered in Washington, D.C., with total assets of $75.7 million and total stockholders' equity of $8.3 million at March 31, 1998. Organized in 1987, Ballston operates through its wholly-owned subsidiary, The Bank of Northern Virginia ("The Bank"), which operates as a commercial bank in Arlington and Falls Church, Virginia. The Bank's primary business consists of attracting deposits from the general public and originating loans that are secured by residential properties as well as originating commercial real estate and consumer loans. Ballston's principal executive offices are located at 1667 K Street, N.W., Suite 700, Washington, D.C. 20006 and its telephone number is (202) 776-7800. See "Description of Ballston."

                            Ballston Annual Meeting

Time, Date, Place and Purpose

         The Annual Meeting will be held on Wednesday, July 15, 1998 at 4:00 p.m. local time at The Bank of Northern Virginia, 1010 North Glebe Road, Arlington, Virginia, to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Appendix I.

Record Date; Vote Required

         The record date ("Record Date") for determining Ballston shareholders entitled to notice of and to vote at the Annual Meeting is June 11, 1998. The presence in person or by proxy of the holders of forty percent (40%) of the total number of issued and outstanding shares of Ballston Common Stock is necessary to constitute a quorum at the Annual Meeting. Assuming a quorum is present, an affirmative vote of at least a majority of the outstanding shares is necessary to approve the Merger Agreement. As of the Record Date, the directors and executive officers and their affiliates beneficially own approximately 48.5% of Ballston Common Stock. In addition, an affirmative vote of a plurality of the votes cast is necessary to elect the directors and an affirmative vote of the majority of the votes cast is necessary for the ratification of auditors. In the event a quorum is not present or there are insufficient votes to approve any proposal, the Annual Meeting may be adjourned from time to time by a majority of those present in person or by proxy in order to permit, as appropriate, further solicitation of proxies by the Ballston Board.

Stock Held By Ballston Affiliates

         The directors and executive officers of Ballston and their affiliates beneficially owned, as of the Record Date, 784,716 shares, or 48.5%, of Ballston Common Stock. The directors and executive officers of Ballston have all indicated that they will vote their shares of Ballston Common Stock in favor of the proposal to approve the Merger Agreement.

                                   THE MERGER

Effective Date

         The Merger is expected to be consummated in the third quarter of 1998. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective on the date and time the Virginia State Corporation Commission ("SCC") issues a certificate of merger reflecting the Merger (the "Effective Date"). Ballston and MSBC each has the right, acting unilaterally, to terminate the Agreement should the Merger not be completed by September 30, 1998. See Proposal I - "The Merger - Termination."

Merger Consideration

         Under the terms of the Merger Agreement, each outstanding share of Ballston Common Stock has been valued at $12.04. The number of shares to be delivered for each share of Ballston Common Stock will be determined by dividing $12.04 by the average of the mean between the bid price and the asked price as reported on the Nasdaq National Stock Market for each of the 20 trading days preceding the tenth calendar day prior to the Effective Date (the "Average MSBC Share Price"). If such quotient is less than 0.4025, the Exchange Ratio shall be
0.4025 and if such quotient is more than 0.4920, the Exchange Ratio shall be
0.4920. The Exchange Ratio will be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of MSBC common stock, any dividend payable in MSBC common stock, or any capital reorganization involving the reclassification of MSBC common stock. See "Proposal I - The Merger - General."

         On June 8, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy
Statement/Prospectus, the closing sales price per share of MSBC common stock was $28.9375.

Exchange of Certificates; Delivery of MSBC Common Stock and Payment for Fractional Shares

         As soon as practicable after the Effective Date, MSBC shall cause Registrar and Transfer Company, Post Office Box 1010, Cranford, New Jersey, acting as the exchange agent (the "Exchange Agent"), to mail to each Ballston shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates formerly representing shares of Ballston Common Stock. Cash (without interest) will be paid to Ballston shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of MSBC common stock to which such shareholder would otherwise be entitled multiplied by the Average MSBC Share Price. See "Proposal I - The Merger - Exchange of Certificates; Payment for Fractional Shares."

Opinion of Ballston's Financial Advisor

         Ballston engaged Danielson Associates Inc. ("Danielson") to render financial advisory and investment banking services in connection with Ballston management's decision to explore various methods to enhance Ballston shareholder value. Pursuant to such engagement, Danielson has evaluated the fairness of the consideration to be received by Ballston shareholders pursuant to the Merger. Danielson has delivered to Ballston an opinion dated March 11, 1998, stating that, as of such date, based on its review and assumptions and subject to the limitations described therein, the merger consideration was fair, from a financial point of view, to Ballston's shareholders. A copy of Danielson's opinion is attached as Appendix II to this Proxy Statement/Prospectus and should be read in its entirety. See "Proposal I - The Merger - Opinion of Ballston's Financial Advisor."

Federal Income Tax Consequences

         It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes. Ballston's shareholders will receive MSBC common stock for their Ballston Common Stock under the terms of the Merger Agreement. Upon this conversion, Ballston's shareholders will generally recognize no gain or loss. Upon receipt of cash for fractional shares of Ballston Common Stock, Ballston's shareholders will recognize gain, but not in an amount in excess of cash received. See "Proposal I - The Merger - Federal Income Tax Consequences."

Accounting Treatment

         The Merger, when consummated, will be accounted for under the pooling of interests method of accounting. See "Proposal I - The Merger - Accounting Treatment."

Conditions to the Merger

         Consummation of the Merger is subject, among other things, to the approval of the Merger Agreement by the requisite vote of Ballston shareholders and the receipt of all requisite regulatory approvals and satisfaction of other conditions contained in the Merger Agreement. See "Proposal I - The Merger - Conditions to the Merger."

Effect of the Merger on Shareholders' Rights

         If the Merger Agreement is approved, Ballston's shareholders will become shareholders of MSBC, and their rights as shareholders of MSBC will be determined by the Virginia Corporation Code ("Virginia Code") and by MSBC's Articles of Incorporation and Bylaws. The rights of Ballston shareholders are currently governed by the Delaware General Corporation Law ("DGCL") and by Ballston's Certificate of Incorporation and Bylaws. See "Proposal I - The Merger
- Effect of the Merger on Shareholders' Rights."

Rights of Dissenting Shareholders

         Ballston's shareholders are entitled to exercise dissenters' rights under Section 262 of the DGCL in connection with the proposal to approve the Merger Agreement. See "Proposal I - The Merger - Rights of Dissenting Shareholders."

Interests of Certain Persons in the Merger

         Certain members of Ballston's management and Board of Directors have interests in the Merger in addition to their interests as shareholders. See "Proposal I - The Merger - Interests of Certain Persons in the Merger."

                 COMPARATIVE MARKET AND STOCK PRICE INFORMATION

         MSBC common stock is quoted on the Nasdaq National Market under the symbol "MSBC." The table below sets forth, for the fiscal quarter indicated, the high and low sales prices for MSBC common stock and the dividends per share declared on such stock in each quarter. The dividends per share have been restated to reflect the acquisition of Regency Financial Shares, Inc. which was accounted for using the pooling-of-interests method of accounting. No assurance can be given as to the market price of MSBC common stock at, or after, the Effective Date.


                                                                                            Cash
                                                                                          Dividends
                                                                Sales Price ($)(1)       Paid ($)
                                                                ------------------       ----------
                                                     High                     Low
                                                     ---                      ----
         1996
         ----
         Quarter Ended March 31                      17.00                    12.75         .10
         Quarter Ended June 30                       17.00                    15.50         .10
         Quarter Ended September 30                  19.50                    16.25         .12
         Quarter Ended December 31                   19.50                    16.75         .15

         1997
         ----
         Quarter Ended March 31                      23.25                    18.00         .13
         Quarter Ended June 30                       28.00                    18.75         .13
         Quarter Ended September 30                  29.50                    24.75         .16
         Quarter Ended December 31                   30.25                    26.375        .15

         1998
         ----
         Quarter Ended March 31                      31.875                   26.75         .15
         Quarter Ended June 30
         (through June 8, 1998)                      32.50                    28.125          --



-----------------

(1) Per share data and historical stock prices have been adjusted for a two-for-one stock split (in the form of a stock dividend) effective March 4, 1996.

         Ballston is not listed or quoted on any exchange or automatic quotation system and no institution makes a market in Ballston stock. Ballston paid cash dividends per share of $0.025 on March 15, 1998. In 1996 and 1997, Ballston declared and paid cash dividends of $.07 and $.08, respectively.

         On March 10, 1998, the last trading day before the public announcement of the Merger Agreement, the reported closing sales price of MSBC common stock was $ 29.3125. On June 8, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus, the reported closing sales price per share of MSBC common stock was $28.9375.

         No assurance can be given as to what MSBC average stock price will be during the actual Pricing Period or as to what the market price of the shares of MSBC common stock will be at the time the Merger is consummated. Ballston shareholders are encouraged to obtain current market quotations for MSBC common stock. No assurance can be given as to the market price of MSBC common stock at or after the Effective Date.

                       COMPARATIVE PER SHARE INFORMATION

         The following table presents historical and pro forma per share data for MSBC, restated for the pooling of interests with Regency Financial Corp. which was completed in the first quarter of 1998, and historical and equivalent pro forma per share data for Ballston. The pro forma combined amounts give effect to an assumed Exchange Ratio of .4161 shares of MSBC Common Stock for each share of Ballston Common Stock (based on the last sale price of MSBC Common Stock on June 8, 1998 of $28.9375). The equivalent pro forma share amounts allow comparison of historical information about one share of Ballston Common Stock to the corresponding data about what one share of Ballston Common Stock will equate to in the combined corporation and are computed by multiplying the pro forma combined amounts by an assumed Exchange Ratio of .4161 (ratably apportioned). As discussed in "Proposal I -- The Merger -- General," the final Exchange Ratio will be determined based on the average MSBC Share Price as reported on the Nasdaq National Market for each of the 20 trading days preceding the tenth calendar day prior to the Effective Date. The following table is based on the assumption that all issued and outstanding shares of Ballston Common Stock are converted into shares of MSBC Common Stock. The Merger is reflected under the pooling of interests method of accounting and pro forma information is derived accordingly.

         The per share data included in the following table should be read in conjunction with the consolidated financial statements of MSBC incorporated by reference herein and the financial statements of Ballston included herein and the notes accompanying all such financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Merger had been consummated in the past or which may be obtainable in the future.

                           COMPARATIVE PER SHARE DATA



                                                                  As Of or For
                                                                the Three Months        As Of or For the Years
                                                                 Ended March 31,           Ended December 31,

                                                                  1998      1997       1997        1996       1995
                                                                  ----      ----       ----        ----       ----

Book Value GAAP per Share at Period End: (4) (6)
     MSBC Historical                                            $11.65     $9.68     $10.72       $9.66      $8.77
     Ballston Historical                                          5.13      4.75       5.10        4.69       4.31
     Pro forma combined per MSBC Common Share (1)                11.68      9.76      10.80        9.75       8.85
     Equivalent pro forma per Ballston Common Share               4.86      4.06       4.49        4.06       3.68

Cash Dividends Declared per Share: (4) (6)
     MSBC Historical                                            $ 0.15     $0.13     $ 0.57       $0.47      $0.34
     Ballston Historical                                          0.03      0.02       0.08        0.07       0.06
     Proforma Combined per MSBC Common Share (2)                  0.15      0.12       0.53        0.45       0.33
     Equivalent pro forma per Ballston Common Share               0.06      0.05       0.22        0.19       0.14

Net Income per Share:  (4) (5) (6)
     MSBC Historical                                            $ 0.38     $0.34     $ 1.35       $1.38      $1.17
     Ballston Historical                                          0.06      0.10       0.48        0.46       0.38
     Pro Forma Combined per MSBC Common Share (3)                 0.37      0.34       1.34        1.36       1.16
     Equivalent pro forma per Ballston Common Share               0.15      0.14       0.56        0.57       0.48



--------------
(1) Pro forma combined book value per MSBC common share represents combined common shareholders' equity amounts, divided by pro forma combined period-end common shares outstanding.

(2) Pro forma combined dividends per MSBC common share represent combined common dividends declared, divided by pro forma combined average common shares outstanding.

(3) Pro forma combined net income per MSBC common share represents combined net income available to common shareholders, divided by pro forma combined average common shares outstanding.

(4) MSBC's and Ballston's fiscal years end December 31. Book value per share is as of the dates presented, and net income and dividend data reflect results for the periods presented.

(5) Net income per share data is based on diluted shares. Common stock equivalents were utilized in the calculation of diluted shares. The common stock equivalents for MSBC were common stock options.

(6) All MSBC share and per share data have been restated to reflect a 2-for-1 stock split in the form of a stock dividend to shareholders of record on March 4, 1996.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following pages present selected financial information for the years 1993 through 1997 and the three months ended March 31, 1997 and 1998 for MSBC and Ballston, which will be merged with and into MSBC pursuant to the Merger Agreement. The following summary regarding MSBC and Ballston should be read in conjunction with the consolidated financial statements of MSBC and Ballston and notes thereto, respectively. In the opinion of management of MSBC and Ballston, all adjustments (which include normal recurring accruals) that are necessary for a fair presentation for such periods or dates for their respective information have been made.

                        MAINSTREET FINANCIAL CORPORATION
                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                (Dollars in Thousands, Except per Share Data)


                                                                            At Or For The Year
                                                                            Ended December 31,
                                                        --------------------------------------------------------------

                                                        1997          1996         1995         1994         1993
                                                        ----          ----         ----         ----         ----

STATEMENT OF INCOME:
      Interest income...........................    $  115,425    $   98,201   $   85,414    $   73,356     $  70,057
      Interest expense..........................        58,779        44,775       38,404        30,310        29,837
                                                    -----------   -----------  -----------   -----------   -----------
      Net interest income.......................        56,646        53,426       47,010        43,046        40,220
      Provision for loan losses.................         4,011         3,451        1,725         3,476         2,115
      Non-interest income.......................        13,726        11,617        9,069         2,187         7,273
      Non-interest expense......................        40,952        37,254       34,290        33,568        32,549
                                                    -----------   -----------  -----------   -----------   -----------
      Income before income taxes ...............        25,409        24,338       20,064         8,189        12,829
      Income tax expense........................         8,152         7,685        5,934         1,157         3,167
                                                    -----------   -----------  -----------   -----------   ----------
      Net income................................    $   17,257    $   16,653   $   14,130    $    7,032     $   9,662
                                                    ==========    ==========   ===========   ===========   ===========
PER SHARE DATA:
      Net income basic..........................    $     1.44    $     1.39   $     1.26    $      .65     $     .90
      Net income diluted........................          1.44          1.38         1.17           .62           .85
      Net book value............................         10.72          9.57         8.69          7.02          7.42
      Dividends.................................           .57           .49          .35           .30           .27
STATEMENT OF CONDITION:
      Total assets .............................    $1,716,410    $1,358,127   $1,129,600    $  990,169     $ 954,529
      Securities available for sale.............       673,526       339,136      216,504       127,166       203,967
      Securities held to maturity...............        72,243        97,922      117,052       158,130        85,771
      Loans, net of unearned income.............       878,777       829,979      714,453       632,971       556,855
      Allowance for loan losses.................        11,786        10,903        9,605         9,547         9,329
      Deposits..................................       998,862       940,691      898,777       867,735       831,413
      Borrowed Funds............................       574,033       294,123      118,658        37,892        33,920
      Shareholders' equity......................       128,652       114,069      103,632        76,595        80,221
SELECTED PERFORMANCE RATIOS:
      Return on average assets .................          1.17%         1.37%        1.35%          .72%         1.06%
      Return on average shareholders' equity....         13.98         15.11        15.88          8.79         12.49
      Net interest margin.......................          4.13          4.72         4.89          4.88          4.81
      Dividend payout ratio.....................         39.58         35.25        27.78         46.15         30.00
      Average shareholders' equity to
           average total assets.................          8.33          9.04         8.49          8.22          8.45
      Allowance for loan losses to total
            loans, net of unearned income.......          1.34          1.31         1.34          1.51          1.68
      Allowance for loan losses to non-
           performing loans.....................        189.24        171.65       162.99        201.29        174.50



      The following unaudited selected financial data for MSBC has been restated to reflect the acquisition of Regency Financial Shares on March 10, 1998 which was accounted for using the pooling of interests method of accounting.




RESTATED SELECTED FINANCIAL DATA                              Three Months Ended
(In Thousands, Except Per Share Data and Ratios)                   March 31,              Years Ended December 31,
                                                              --------------------        ----------------------------

                                                              1998          1997       1997          1996          1995
                                                              ----          ----       ----          ----          ----


SUMMARY OF OPERATIONS
Interest Income......................................   $   36,069     $   27,863   $  121,304    $  103,623   $   90,411
Interest Expense.....................................       19,802         13,690       61,554        47,162       40,597
                                                       -----------     ----------   -----------   -----------   ---------

Net Interest Income..................................       16,267         14,173       59,750        56,461       49,814
Provision for Loan Losses............................        1,084            963        4,652         3,510        1,813
                                                       -----------     -----------    --------    -----------   ---------
Net Interest Income After Provision
      For Loan Losses................................       15,183         13,210       55,098        52,951       48,001
Non-interest Income..................................        3,776          3,964       13,879        11,782        9,196
Non-interest Expense.................................       11,767         10,919       43,727        39,282       36,066
                                                       -----------     -----------   ---------    ----------   ----------

Income Before Income Taxes ..........................        7,192          6,255       25,250        25,451       21,131
Income Tax Expense...................................        2,294          1,971        8,152         8,054        6,297
                                                       -----------     ----------  -----------    ----------   ----------
NET INCOME...........................................   $    4,898     $    4,284   $   17,098    $   17,397   $   14,834
                                                       ============    ==========   ==========    ==========   ==========

PER SHARE DATA(1)
Net Income:
      Basic..........................................   $     0.38     $     0.34   $     1.36    $     1.38   $     1.26
      Diluted........................................         0.38           0.34         1.35          1.38         1.17
Cash Dividends.......................................         0.15           0.13         0.57          0.47         0.34
Net Book Value.......................................        11.65           9.68        10.72          9.66         8.77

DAILY AVERAGES
Total Assets.........................................   $1,969,111     $1,451,550   $1,554,578    $1,283,437   $1,106,749
Interest-Earning Assets..............................    1,863,960      1,369,457    1,470,357     1,220,725    1,045,449
Securities Available for Sale........................      778,197        392,411      477,650       276,562      193,431
Securities Held to Maturity..........................       65,542         87,672       81,204       107,569      131,308
Loans, Net of Unearned Income........................      992,677        882,329      901,480       817,957      705,779
Allowance for Loan Losses............................       13,538         11,744       12,124        10,881       10,171
Deposits.............................................    1,151,325      1,001,745    1,032,179       966,865      928,857
Interest-Bearing Liabilities.........................    1,626,189      1,178,382    1,265,599     1,026,909      882,876
Shareholders' Equity.................................      157,240        124,793      130,505       116,901       94,729

AT PERIOD END
Total Assets.........................................   $2,014,648     $1,506,855   $1,794,242    $1,430,125   $1,192,398
Interest-Earning Assets..............................    1,886,546      1,415,534    1,700,604     1,341,213    1,129,519
Securities Available for Sale........................      806,877        420,925      693,957       353,398      231,002
Securities Held to Maturity..........................       57,103         92,886       72,243        97,922      117,052
Loans, Net of Unearned Income........................      998,699        886,740      925,718       878,160      756,471
Allowance for Loan Losses............................       13,832         12,097       12,375        11,496       10,129
Deposits.............................................    1,191,437      1,035,450    1,063,732     1,000,084      951,661
Interest-Bearing Liabilities.........................    1,649,202      1,222,052    1,493,030     1,157,232      938,671
Shareholders' Equity.................................      155,281        121,628      135,719       121,137      109,955

RATIOS
Return on Average Assets.............................         1.01%          1.20%        1.10%         1.36%        1.34%
Return on Average Shareholders' Equity...............        12.63          13.92        13.10         14.88        15.66
Average Shareholders' Equity to Average Assets.......         7.99           8.60         8.39          9.11         8.56
Efficiency Ratio.....................................        57.40          61.67        58.77         56.93        59.29
Net Interest Margin(2)...............................         3.61           4.29         4.15          4.73         4.89

CREDIT QUALITY RATIOS
Allowance for Loan Losses to Nonperforming Loans.....       140.06%        189.58%      160.76%       178.54%      171.27%
Allowance for Loan Losses to Nonperforming Assets(3).       117.06         166.72       132.89        153.01       129.78
Allowance for Loan Losses to Year-End Loans,
      Net of Unearned Income.........................         1.39           1.36         1.34          1.31         1.34
Net Charge-Offs to Average Loans, Net of
      Unearned Income................................         0.24           0.17         0.42          0.26         0.24


                             BALLSTON BANCORP, INC.
                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                 (Dollars in Thousands, Except per Share Data)


                                                      At Or For The Three                      At Or For The Year
                                                     Months Ended March 31,                    Ended December 31,

                                                        1998       1997        1997       1996       1995       1994       1993
                                                        ----       ----        ----       ----       ----       ----       ----

STATEMENT OF INCOME:
  Interest income...........................  $    1,430  $    1,394    $    5,663  $    5,480   $    5,119  $    4,099  $     3,167
  Interest expense..........................         583         567         2,279       2,225        1,903       1,351          935
                                              ----------  ----------    -----------  ---------    ---------  ----------  -----------
  Net interest income.......................         847         827         3,384       3,255        3,216       2,748        2,232
  Provision for loan losses.................          15          15            18          12          120         297          180
  Other income..............................          95         117           598         365          341         365          368
  Other expenses............................         704         675         2,776       2,475        2,496       2,371        2,192
                                              ----------  ----------    ----------   ---------    ---------  ----------  -----------
  Income before income taxes and
       cumulative effect of accounting
       change...............................         223         254         1,188       1,133          941         445          228
  Income taxes..............................         118          90           417         392          319         138
                                              ----------  ----------    ----------   ---------    ---------  ----------  -----------
  Income before cumulative effect of
       accounting change....................         105         164           771         741          622         307          143
  Cumulative effect of change in
       accounting for income taxes..........           -          -             -           -            -            -           45
                                              ----------  ----------     ---------  ----------   ----------  ----------  -----------
  Net income................................  $      105  $      164    $      771  $      741   $      622  $      307  $       588
                                              ==========  ==========    ==========  ==========   ==========  ==========  ===========
  Comprehensive income......................  $       91  $      130    $      792  $      736   $      650  $      277  $        58
                                              ==========  ==========     =========  ==========   ==========  ==========  ===========
PER SHARE DATA:
  Net income per common share (1)...........  $     0.06  $     0.10    $     0.48  $     0.46   $     0.38  $     0.19  $      0.36
  Book value................................        5.13        4.75          5.10        4.69         4.31        3.96         3.83
  Dividends.................................       0.025       0.020          0.08        0.07         0.06        0.04            -
  Weighted average number of common
       shares...............................   1,619,474   1,619,474     1,619,474   1,619,474    1,624,248   1,636,974    1,636,974
STATEMENT OF CONDITION:
  Total assets..............................  $   75,675  $   71,475    $   80,336  $   78,580   $   68,104  $   61,041   $   54,274
  Investment securities available for sale..       4,158       4,209         3,849       8,246        1,054       1,505            *
  Investment securities held to maturity....      15,486      14,223        12,283      15,576       16,373      14,628            *
  Loans, net of unearned income.............      40,504      42,229        41,293      42,750       39,616      37,168       34,440
  Allowance for loan losses.................         617         628           602         613          652         529          461
  Deposits..................................      58,440      57,255        65,044      63,424       55,100      47,593       40,397
  Borrowed funds............................       8,344       5,976         6,571       7,141        5,302       6,681        7,312
  Stockholders' equity......................       8,315       7,699         8,264       7,602        6,979       6,476        6,265
SELECTED PERFORMANCE RATIOS:
  Return on average assets..................        0.54%       0.88%         0.97%       1.06%        0.97%       0.53%       1.24%
  Return on average stockholders' equity....        5.07        8.59          9.72       10.21         9.33        4.86       10.20
  Net interest margin.......................        4.67        4.83          4.86        5.02         5.40        5.23        5.27
  Dividend payout ratio.....................       41.67       20.00         16.67       15.30        15.70       21.35           -
  Average stockholders' equity to
       average total assets.................       10.63       10.20          9.98       10.56        10.52       11.24       12.73
  Allowance for loan losses to total loans          1.52        1.48          1.46        1.43         1.64        1.42        1.33
  Allowance for loan losses to non-
       performing loans.....................      204.30          **        147.33      315.98       187.90      423.20      113.55


------------
(1) Effective December 31, 1997, Ballston adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share." The adoption of this statement had no effect on Ballston.

* As of December 31, 1993, Ballston did not categorize its investment securities as "available for sale" or "held to maturity." The total of investment securities was approximately $11.0 million.

**    As of March 31, 1997, Ballston did not have any nonperforming loans.

                                  INTRODUCTION

      This Proxy Statement/Prospectus is being furnished to Ballston Shareholders in connection with the solicitation of proxies by the Ballston Board for use at the Ballston Annual Meeting to be held on Wednesday, July 15, 1998, at The Bank of Northern Virginia, 1010 North Glebe Road, Arlington, Virginia, at 4:00 p.m. local time or at any adjournments thereof. The purpose of the Annual Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, as more fully set forth in the Notice of Annual Meeting accompanying this Proxy Statement/Prospectus.

      The Board of Directors of Ballston unanimously (with one director not present) approved the Merger Agreement and recommends that Ballston Shareholders vote FOR its approval.

                            BALLSTON ANNUAL MEETING

Record Date; Vote Required

      The Board of Directors of Ballston has fixed the close of business on June 11, 1998, as the Record Date for determining shareholders entitled to notice of and to vote at the Annual Meeting, and accordingly, only holders of Ballston Common Stock of record at the close of business on that day will be entitled to notice of and vote at the Annual Meeting. The number of shares of Ballston Common Stock outstanding on the Record Date was 1,619,474, each of such shares being entitled to one vote. As of the Record Date, the directors and executive officers and their affiliates beneficially owned approximately 48.5% of Ballston Common Stock.

      The presence in person or by proxy of the holders of forty percent (40%) of the total number of issued and outstanding shares of Ballston Common Stock is necessary to constitute a quorum at the Annual Meeting. As to the approval of the Merger Agreement, by checking the appropriate box, a shareholder may: (i) vote "FOR" approval of the Merger Agreement; (ii) vote "AGAINST" approval of the Merger Agreement; or (iii) "Abstain." Because the affirmative vote of the holders of at least a majority of the outstanding shares is required to approve the Merger Agreement and the transaction contemplated thereby, abstentions and a failure to vote will have the effect of a vote against the Merger Agreement. In addition, brokers who hold shares in street name for individuals who are the beneficial owners of such shares are prohibited from giving a Proxy to vote shares held for such individuals on the Merger Agreement without specific instructions from such individuals. The failure of such individuals to provide specific instruction with respect to their shares of Ballston Common Stock to their broker will have the effect of a vote against the Merger Agreement.

      As to the election of directors, the Proxy being provided by the Ballston Board enables a Ballston shareholder to vote for the election of the nominees proposed by the Ballston Board, or to withhold authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of the votes cast at the Annual Meeting without regard to broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

      As to the ratification of independent auditors, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) vote to "ABSTAIN" on such item. The affirmative vote of the majority of the votes cast is required for the ratification of independent auditors, without regard to broker non-votes or, proxies marked "ABSTAIN" as to that matter. Unless required by law, all other matters that may properly come before the Annual Meeting shall be determined by a majority of those votes cast by shareholders without regard to broker non- votes or proxies marked "ABSTAIN" as to that matter.

      The directors and executive officers of Ballston (including certain of their related interests) beneficially own, as of the Record Date, and are entitled to vote at the Annual Meeting 48.5% of the issued and outstanding shares of Ballston Common Stock.

Proxies; Revocation; Solicitation

      If the Proxy is properly executed and returned to Ballston in time to be voted at the Ballston Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Ballston proxies that are executed, but as to which no instructions have been marked, will be voted FOR the approval of the Merger Agreement. Should any other matter properly come before the Ballston Annual Meeting, the persons named as proxies in the Ballston proxy, acting by a majority of those proxies present, will have discretionary authority to vote on such matters in accordance with their judgment. However, no proxy which is voted "against" the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the time of the preparation of this Proxy Statement/Prospectus, the Ballston Board does not know of any matter, other than those matters referred to in the Ballston Notice of Annual Meeting of Shareholders, to be presented for action at the Ballston Annual Meeting.

      The cost of soliciting proxies will be borne by Ballston. In addition to use of the mails, proxies may be solicited personally or by telephone, telecopier or telegraph by officers, directors or employees of Ballston, who will not be specially compensated for such solicitation activities.

      A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting a proxy may be revoked by filing with the Secretary of Ballston at Ballston Bancorp, Inc., 1667 K Street, N.W., Suite 700, Washington, D.C. 20006, a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Annual Meeting prior to the close of voting or by attending the Annual Meeting and voting in person. Any shareholder of record may attend the Annual Meeting and vote in person, whether or not a proxy has previously been given.

      If a person holding Ballston Common Stock in street name wishes to vote such Ballston Common Stock at the Annual Meeting, the person must obtain from the nominee holding the Ballston Common Stock in street name a properly executed "legal proxy" identifying the individual as a Ballston shareholder, authorizing the Ballston shareholder to act on behalf of the nominee at the Annual Meeting and identifying the number of shares with respect to which the authorization is granted.

                            PROPOSAL I - THE MERGER

      The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the full text of the Merger Agreement which is attached as Appendix I to this Proxy Statement/Prospectus and is incorporated by reference.

General

      On March 11, 1998, MSBC and Ballston entered into the Merger Agreement which provides for the Merger of Ballston with and into MSBC. Under the terms of the Merger Agreement, each outstanding share of Ballston Common Stock has been valued at $12.04. The number of shares to be delivered for each share of Ballston Common Stock will be determined by dividing $12.04 by the Average MSBC Share Price as reported on the Nasdaq National Stock Market for each of the 20 trading days preceding the tenth calendar day prior to the Effective Date. If such quotient is less than 0.4025, the Exchange Ratio shall be 0.4025 and if such quotient is more than 0.4920, the Exchange Ratio shall be 0.4920. Cash will be paid in lieu of the issuance of any fractional shares. The Exchange Ratio will be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of MSBC common stock, any dividend payable in MSBC common stock, or any capital reorganization involving the reclassification of MSBC common stock.

      Ballston has agreed that prior to the Effective Date, it will operate its business substantially as presently operated and in the ordinary course, and consistent with such operations will use reasonable efforts to preserve intact its present business operation and keep available its present officers and employees material to its business and operations.

Background of the Merger

      In recent years, a number of banks, bank holding companies, and other interested parties have contacted Ballston and suggested exploring the possibility of a merger or acquisition. In general, however, the Ballston Board considered a merger or acquisition to be either premature or not in the best interests of Ballston. As a result, the Board elected not to pursue such preliminary expressions of interest and instead focused on a strategy of internal growth, with inconsistent and ultimately limited results.

      The Board and management of Ballston have followed, however, the trend in the banking industry generally and, more specifically, in The Bank's Northern Virginia market area, towards increasing levels of competition and significant consolidation. Ballston recognizes that the larger entities that result from such consolidations may acquire substantial competitive advantages, including greater diversity in their loan portfolios, improved access to capital and funding and the ability to spread costs of new products, services and research and development over a wider customer base.

      During the first quarter of 1997 Ballston received an unsolicited overture from Abigail Adams National Bancorp, Inc. ("AANB"), which resulted in subsequent discussions between Ballston and AANB concerning shareholder welfare, cultural affinities, and other considerations. At the conclusion of these discussions, on June 23, 1997, Ballston signed a definitive agreement to merge with and into a subsidiary of AANB (the "AANB Merger"). However, at the Special Meeting of Shareholders of AANB held on December 31, 1997, the shareholders of AANB failed to approve the AANB Merger and, as a result, the definitive agreement between Ballston and AANB was terminated.

      During early January 1998, following the termination of the definitive agreement between Ballston and AANB, a financial institution in the Washington, D.C. metropolitan area contacted an officer of Ballston regarding a possible affiliation with Ballston. In light of this expression of interest and the likelihood of receiving other expressions of interest in a possible affiliation, management of Ballston retained Danielson to provide financial and business advice regarding the strategic future of Ballston. As discussed with Danielson, the primary criterion of management and the Board for any possible strategic decision, including affiliation with a financial institution, was the maximization of the long-term value of Ballston to its shareholders.

       During the remainder of the month of January, Danielson and Robert F. Kelleher, Chairman of the Board, President and Chief Executive Officer of Ballston, each were contacted by several other financial institutions in the Washington, D.C. metropolitan area, regarding a possible affiliation with Ballston. Between January 29 and February 5, 1998, Danielson met with representatives of each of the financial institutions that had expressed interest in establishing an affiliation with Ballston, including several that Danielson had identified, and Danielson requested all submissions of interest to be received by February 17, 1998.

      On February 11, 1998, Danielson met with the Board and identified and analyzed the financial institutions that had expressed an interest in a possible affiliation with Ballston. Between February 14 and 17, 1998, Danielson received several formal submissions of interest from various institutions (the "interested parties"), including one from MSBC. On February 18, 1998, the Board met with its legal counsel and financial advisor to discuss the submissions of interest, while management and its advisors continued to engage in discussions with several interested parties. As a result of these discussions, MSBC agreed to revise its initial submission of interest, subject to satisfactory completion of its remaining due diligence, to include financial terms more favorable to Ballston. For the reasons discussed below under "Reasons for the Merger," the Board instructed management and Danielson to pursue further negotiations with MSBC. Between March 5 and 8, 1998, representatives of MSBC conducted additional due diligence of Ballston and, upon completion of that review, MSBC negotiated a form of definitive merger agreement with Ballston.

      On March 11, the Board reviewed the proposal of MSBC and met with Danielson and Ballston's legal counsel to discuss and review the final proposal and terms of the Merger Agreement. Danielson presented a detailed analysis of the final proposal to the Board and provided its oral opinion that the Exchange Ratio was fair to Ballston's shareholders from a financial point of view.

      On the basis of a variety of factors discussed below under "Reasons for the Merger," including the opinion from Danielson that the MSBC proposal was fair to Ballston's shareholders from a financial point of view, the Board concluded that accepting MSBC's offer was in the best interest of Ballston and its shareholders. Accordingly, for all of the reasons discussed above, on March 11, 1998, Ballston's Board unanimously (with one Board member not present) accepted MSBC 's offer and authorized execution of the Merger Agreement.

Reasons for the Merger

      In reaching its conclusion to approve the Merger Agreement, the Board considered a number of factors. The Board did not assign any relative or specific weights to the factors considered. Among other things, the Board considered: (i) the Merger consideration in relation to the book value, assets and earnings of Ballston and MSBC; (ii) information concerning the financial condition, results of operations and prospects of Ballston and MSBC, including the return on assets and return on equity; (iii) the financial terms of other recent business combinations in the banking industry; and (iv) the opinion of Danielson as to the fairness of the Merger consideration to Ballston's shareholders from a financial point of view.

      The Board believes that the terms of the Merger Agreement, which are the product of arms-length negotiations between MSBC and Ballston, are in the best interest of Ballston and its shareholders. In the course of reaching its determination, the Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect of the financial aspects and fairness of the transaction; and with senior management of MSBC regarding, among other things, retention of Ballston employees, customer service and depth of MSBC management. In reaching its determination to approve the Merger Agreement, the Board considered various factors it deemed material, including:

      (a) The Board analyzed information with respect to the financial condition, results of operations, businesses and prospects of Ballston and MSBC. In this regard, the Board analyzed the options of having Ballston effect a transaction with a third party or continue on a stand-alone basis. The range of values on the basis of a combination with a third party were determined generally to exceed the present value of Ballston shares on a stand-alone basis under business strategies which could be reasonably implemented by Ballston.

      (b) The Board considered the oral opinion (which was subsequently confirmed in writing) of Danielson that, as of March 11, 1998, the Exchange Ratio was fair to Ballston's shareholders from a financial point of view. See "Opinion of Ballston's Financial Advisor."

      (c) The Board considered the current operating environment, including, but not limited to, the continued consolidation activity and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. This information has been periodically reviewed by the Board at its regular board meetings and was also discussed between the Board and Ballston's various advisors.

      (d) The Board considered the other terms of the Merger Agreement, including the tax-free nature of the transaction.

      (e) The Board considered the detailed financial analyses and other information with respect to Ballston and MSBC discussed, as well as the Board's own knowledge of Ballston and MSBC and their respective businesses. In this regard, the latest publicly-available financial and other information for MSBC was analyzed, including a comparison to publicly available financial and other information for other similar institutions.

      (f) The Board considered the value of Ballston Common Stock if Ballston continued as a stand-alone entity compared to the effect of Ballston combining with MSBC in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between Ballston, MSBC, and Danielson and various third parties and the belief of the Board and management that the Merger offered the best transaction available to Ballston and its shareholders.

      (g) The Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analysis, Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on MSBC.

      The merger consideration of approximately $12.04 per share for each outstanding share of Ballston Common Stock in the form of MSBC common stock, subject to adjustment under certain conditions, represents an exchange premium of approximately 2.4 times Ballston's book value at December 31, 1997.

      The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but constitutes the material factors considered by the Board. In reaching its determination to approve and recommend the Merger Agreement, the Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighted factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Danielson referred to above, the Board approved and adopted the Merger Agreement as being in the best interests of Ballston and its shareholders.

Opinion of Ballston's Financial Advisor

      Ballston retained Danielson to provide financial and business advice regarding the strategic future of Ballston. Danielson is regularly engaged in the valuation of banks, bank holding companies, and thrifts in connection with mergers, acquisitions, and other securities transactions and has knowledge of, and experience with, the Mid-Atlantic banking markets and banking organizations operating in those markets. Danielson was selected by Ballston because of its knowledge of, expertise with, and reputation in the financial services industry.

      In such capacity, Danielson reviewed the Merger Agreement with respect to the pricing and other terms and conditions of the Merger, but the decision as to accepting the offer was ultimately made by the Board. Danielson rendered its oral opinion to the Ballston Board, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the MSBC offer were "fair" to Ballston and its shareholders. No limitations were imposed by the Ballston Board upon Danielson with respect to the investigation made or procedures followed by it in arriving at its opinion.

      In arriving at its opinion, Danielson (a) reviewed certain business and financial information relating to Ballston and MSBC, including MSBC's annual report for the fiscal year ended December 31, 1997, Ballston's unaudited financial statements for December 31, 1997, and call report data from 1989 to 1996 including quarterly reports for 1997; (b) discussed the past and current operations, financial condition and prospects of Ballston with its senior executives; (c) analyzed the pro forma impact of the merger on MSBC's earnings per share, capitalization, and financial ratios; (d) reviewed the reported prices and trading activity for the MSBC common stock and compared them to similar bank holding companies; (e) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; (f) reviewed the Merger Agreement and certain related documents; and (g) considered such other factors as were deemed appropriate.

      Danielson did not obtain any independent appraisal of assets or liabilities of Ballston or MSBC or their respective subsidiaries. Further, Danielson did not independently verify the information provided by Ballston or MSBC and assumed the accuracy and completeness of all such information.

      In arriving at its opinion, Danielson performed a variety of financial analyses. Danielson believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all the factors and analyses, could create an incomplete view of the analyses and the process underlying Danielson's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

      In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Ballston's or MSBC's control. Any estimates contained in Danielson's analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

      The following is a summary of selected analyses considered by Danielson in connection with its opinion letter.

Pro Forma Merger Analyses. Danielson analyzed the changes in the amount of earnings and book value represented by the receipt of about $19.5 million for all of the outstanding shares of Ballston Common Stock, which will be paid in MSBC common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for MSBC common stock.

      Specifically, Danielson determined that based upon MSBC's current announced transactions which include Regency Financial Shares, Inc. ("Regency") and Ballston, MSBC had on a historic basis diluted its 1997 earnings per share by approximately $0.04 per share or 2.8%. Similarly, Danielson determined that based upon Regency and Ballston and a December 31, 1997 financial date, MSBC will benefit from $0.06 per share in accretion to equity per share, or .5% accretion.

Comparable Companies. Danielson compared Ballston's (a) tangible capital of 10.31% of assets as of December 31, 1997, (b) 1.74% of assets nonperforming as of December 31, 1997, and (c) net operating income of 1.77% of average assets for 1997, with the medians for selected Virginia banks, which Danielson deemed comparable. These banks included Community Bank of Northern Virginia, The Horizon Bank of Virginia, Rockingham Heritage Bank, Virginia Commerce Bank, N.A. and Virginia Heartland Bank. Their medians as of September 30, 1997 or for the first nine months of 1997, annualized, were (a) tangible capital of 8.37% of assets, (b) .96% of assets nonperforming, and (c) net operating income of 1.65% of average assets.

      Danielson also compared MSBC's (a) stock price as of March 9, 1998 equal to 20.1 times earnings and 271% of book, (b) dividend yield based on trailing four quarters as of December 31, 1997 and stock price as of March 9, 1998 of 2.07%, (c) tangible capital as of December 31, 1997 of 7.46% of assets, (d) nonperforming assets as of December 31, 1997 equal to .46% of total assets, (e) return on average assets during the trailing four quarters ended December 31, 1997 of 1.24% and (f) return on average equity during the same period of 13.98%, with the medians for selected banks and bank holding companies that Danielson deemed to be comparable to MSBC. The selected institutions included F&M Bancorp, F&M National Corporation, FCNB Corp., First Charter Corporation, First United Corporation, LSB Bancshares, Inc., Mason-Dixon Bancshares, Inc., Provident Bankshares Corp., Sandy Spring Bancorp, Inc., Triangle Bancorp, Inc. and Union Bankshares Corp. The comparable medians were (a) stock price equal to 21.1 times earnings and 282% of book, (b) dividend yield of 1.90%, (c) tangible capital of 9.43% of assets, (d) .64% of assets nonperforming, (e) return on average assets of 1.26% and (f) return on average equity of 12.64%. Danielson also compared other income, expense, and balance sheet information of such companies with similar information about MSBC.

Comparable Transaction Analysis. Danielson compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of Ballston with earnings and capital multiples paid in acquisitions of Mid-Atlantic banks in 1997 and 1998 through the opinion date. Of these, the most applicable recent transactions included United Bankshares' purchase of First Patriot Bank, F&M National Corporation's purchases of Peoples Bank of Virginia and the Bank of Alexandria, Community Bancshares buying County Bank-Chesterfield and MSBC's purchases of Regency Financial Shares, Inc., Tysons Financial Corporation and Commerce Bank Corporation. At the time Danielson made its analysis, the consideration to be paid in the merger was 235% of Ballston's December 31, 1997 book value and 23.5 times Ballston's earnings in 1997 after adjustments were made to exclude unusual and one-time revenues and expenses. This compares to the median multiples of 256% of book value and 18.7 times earnings for the most applicable comparable acquisitions and 21.2 times earnings and 275% of book for all Mid-Atlantic bank acquisitions in 1997.

Other Analysis. In addition to performing the analyses summarized above, Danielson also considered the general market for bank and thrift mergers, the historical financial performance of Ballston and MSBC, the deposit market shares of both companies, and the general economic conditions and prospects of those companies.

      In examining the historical financial performance for Ballston and MSBC, Danielson utilized publicly-available financial data of Ballston and MSBC from 1988 and 1989, respectively, through December 31, 1997. This analysis included among other things consideration of asset growth and change, capital growth and change, revenue and expense ratio analysis and loan and deposit mix change.

      In examining Ballston's market, Danielson utilized branch deposit information as of June 30, 1997 and adjusted for mergers in process, to determine that Ballston held a 1.7% deposit market share in Arlington County. This analysis also showed Ballston to be one of only three locally-owned community banks operating in this market area. Danielson also utilized available office space data to establish that Arlington County and Ballston have 26.2 million and 4.2 million square feet of office space available as of June 30, 1996.

      Danielson also considered in its analysis the markets served by MSBC, which include eleven Virginia counties, four of Virginia's independent cities and one Maryland county. MSBC does not currently have any presence in Arlington.

      No company or transaction used in the analysis is identical to Ballston or MSBC. Accordingly, an analyses of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

      The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson in the course of arriving at its opinions. The full text of the opinion of Danielson dated as of March 11, 1998, which sets forth assumptions made and matters considered, is attached hereto as Appendix II of this Proxy Statement/Prospectus. Ballston shareholders are urged to read this opinion in its entirety. Danielson's opinion is directed only to the consideration to be received by Ballston shareholders in the Merger and does not constitute a recommendation to any Ballston shareholder as to how any such shareholder should vote at the shareholders meeting.

      Ballston has agreed to pay Danielson a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Danielson agreement, Ballston has agreed to pay Danielson a transaction fee equal to 0.5% of the aggregate transaction price, of which approximately 25% has been paid and the remainder is payable upon closing of the transaction. Danielson has also received a fee of $10,000 for rendering its fairness opinion, which amount will be credited against the balance of the transaction fee payable to Danielson upon consummation of the Merger. Ballston has also agreed to reimburse Danielson for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Danielson and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. In regard to the failed AANB Merger, Danielson was paid fees of approximately $13,000.

Conditions to Consummation of the Merger; Waiver

      The Merger will occur only if holders of at least a majority of the outstanding shares of Ballston Common Stock approve the Merger Agreement. Consummation of the Merger is subject to the satisfaction of certain other conditions, including (i) receipt of the approval by the Federal Reserve Board and the SCC; (ii) representations and warranties of MSBC and Ballston contained in the Merger Agreement being true and correct on the effective date; (iii) receipt by MSBC of a letter from each person who is deemed to be an "affiliate" of Ballston, concerning transactions in the stock of Ballston and MSBC before and after the Merger; (iv) continued effectiveness of the registration statement filed with the absence of any pending or threatened stop order proceedings with respect thereto; and (v) no order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger.

      The obligations of MSBC and Ballston to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including without limitation the following: (i) any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto; (ii) the receipt of all general government approvals (other than approval by the Federal Reserve Board and the SCC); (iii) receipt of an auditors' report as to the consolidated financial position and results of operations of the other party; (iv) receipt of an opinion, dated at the Effective Date, from the other party's legal counsel; (v) receipt of a tax opinion regarding the tax free nature of the Merger from Flippin, Densmore, Morse, Rutherford & Jessee, A Professional Corporation; (vi) Blue Sky law approvals, permits and other authorizations necessary to consummate the Merger;
(vii) the receipt of an opinion from Coopers & Lybrand L.L.P. that the Merger will qualify for pooling of interests accounting treatment; and (vii) the receipt of a fairness opinion by Danielson, at the time the Proxy Statement is mailed.

      Prior to the Effective Date, any provision of the Merger Agreement may be
(i) waived by the party benefited from the provision or (ii) amended or modified at any time (including with respect to the structure of the transaction), except that after the approval of the Merger by the Ballston shareholders, the merger consideration to be received by the Ballston shareholders may not be decreased.

No Solicitation of Transactions

      Pursuant to the Merger Agreement, Ballston and its directors, officers, employees, representatives or agents may not, directly or indirectly, take any action to solicit, support or encourage any offer or proposal from any other person to acquire Ballston or its assets or shares of Ballston Common Stock, or engage in negotiations with or provide information to such person with respect to such offer or proposal. In connection with any unsolicited bona fide written proposal, Ballston may engage in such negotiations or provide information if the Board of Directors of Ballston concludes, after receipt of legal advice from its counsel, that their fiduciary duties to the shareholders of Ballston so require. Ballston will immediately notify MSBC if any such negotiations occur, if such information is provided, or if such offer or proposal is made, and will keep MSBC informed of any such negotiations, offers, proposals, or transactions.

Stock Option Agreement

      In connection with the Merger Agreement, MSBC and Ballston entered into a Stock Option Agreement, dated as of March 11, 1998 (the "Option Agreement"). Specifically, the Option Agreement provides that MSBC shall have the option to purchase up to 322,275 of the authorized, but unissued, shares of Ballston's Common Stock at a price of $8.64 per share. The Option Agreement provides that MSBC has an option to purchase Ballston Common Stock only upon the occurrence of the following events: (i) Ballston enters into an agreement with a third party to engage in a merger, consolidation, sale of substantially all of its assets, or sale of securities representing 20% or more of the voting power of Ballston; or (ii) a third party acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of outstanding Ballston Common Stock. MSBC's right to exercise the Option Agreement has not been triggered as of the date of this Proxy Statement/Prospectus.

MSBC's Acquisition Program

      MSBC has expanded its market area and increased its market share through both internal growth and strategic acquisitions. Since December 31, 1997, MSBC has acquired approximately $191.6 million in assets and approximately $145.0 million in deposits through two bank acquisitions. On February 28, 1998, MSBC completed the acquisition of Tysons Financial Corporation, the holding company of Tysons National Bank, with three offices in Northern Virginia. At March 31, 1998, Tysons Financial Corporation had total assets of $119.5 million and $98.5 million in deposits. Additionally, on March 10, 1998, MSBC completed the acquisition of Regency Financial Shares, Inc., the holding company of Regency Bank, with three offices in the Richmond, Virginia area. At March 31, 1998, Regency Bank had total assets of $81.6 million and $69.2 million in deposits. Additional opportunities may exist for MSBC to acquire financial institutions or to acquire assets and deposits that will allow MSBC to enter new markets or increase market share in existing markets. MSBC may also pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and, after the date of this Proxy Statement/Prospectus, may enter into agreements to acquire one or more financial institutions. In this regard, acquisitions typically involve the payment of a premium over book value and market values, and therefore some dilution of MSBC's book value and net income per common share may occur in connection with any future transaction.

Exchange Ratio Termination

      The Merger Agreement contains a provision that permits Ballston to terminate the Merger Agreement if there is a decline in the Average MSBC Share Price that is not coincidental with a significant decline in the stock prices of certain financial institutions' holding companies unless MSBC is willing to increase the consideration it will pay for Ballston Common Stock by adjusting the Exchange Ratio. Generally, Ballston will have the right to terminate the Merger Agreement if both (i) the Average MSBC Share Price is less than $24.47 and (ii) the decline is at least 10% greater than the decline of the other institutions.

      This provision specifically provides that Ballston may terminate the Merger Agreement during the ten day period commencing on the Determination Date (defined below) preceding the Effective Date, if both of the following conditions are satisfied (i) the average share price is less than $24.47; and
(ii) if the First Percentage (defined below) exceeds the Second Percentage (defined below) by at least ten (10) percentage points.

      If Ballston elects to exercise this termination right, it must give prompt written notice to MSBC following its election. During the seven day period beginning when MSBC receives notice from Ballston, MSBC has the option to avoid a termination of the Merger Agreement by electing to increase the merger consideration. The increase would occur by adjusting the Exchange Ratio to a number that would provide shareholders of Ballston with stock of MSBC equal in market value to $12.04 per share of Ballston Common Stock held by such shareholders. If MSBC makes this election, it must give prompt written notice to Ballston of its election and the consideration to be received. As a result, no termination will occur and the Merger Agreement will otherwise remain in effect in accordance with its terms.

      The following terms have the meanings indicated below:

      "Determination Date" means the tenth calendar day prior to the Effective Date.

      "First Percentage" means the percentage resulting from: (a) taking the remainder ("First Remainder") obtained by subtracting the Average MSBC Share Price from $27.19; and (b) dividing the First Remainder by the Average MSBC Share Price.

      "Second Percentage" means the percentage resulting from: (a) taking the remainder ("Second Remainder") obtained by subtracting the SNL Southeast Bank Index reported most recently prior to the last trading day in the measuring period for calculating the Average MSBC Share Price ("Recent SNL Bank Index") from the SNL Southeast Bank Index reported most recently prior to or on February 13, 1998; and (b) dividing the Second Remainder by the Recent SNL Bank Index.


Termination

      In addition to terminating the Merger Agreement based upon a decline in MSBC's common stock price described above, the Merger Agreement may be terminated at any time prior to the effective date, whether before or after its approval by the shareholders of Ballston: (i) by mutual consent of MSBC and Ballston; (ii) by either MSBC or Ballston if any representation or warranty is breached by the other party or if there has been a material breach by the other party of any of the covenants or agreements, as set forth in the Merger Agreement, that has not been cured within 30 days of giving written notice of the breach; (iii) by either MSBC or Ballston, in the event that the Merger is not consummated by September 30, 1998; (iv) by either MSBC or Ballston, in the event the Merger is not approved by the shareholders of Ballston; (v) by either MSBC or Ballston, in the event the Merger is not approved by the Federal Reserve Board or the SCC; and (vi) by Ballston, if its Board of Directors concludes, after receipt of written legal advice from its counsel, that the Board's fiduciary duties to the Ballston shareholders require the Board to recommend another acquisition proposal to its shareholders after determining that such proposal is superior in value to the shareholders to the transaction contemplated by the Merger Agreement, and Ballston gives at least three business days prior notice to MSBC of termination.

      In the event of a termination of the Merger Agreement, the Merger Agreement shall thereafter become void and subject to certain specific provisions of the Merger Agreement dealing with confidentiality of information and expenses, and no party shall be relieved or released from any liability arising out of a breach of any provisions of the Merger Agreement, except as to the payment of certain expenses by the non-breaching party.

Federal Income Tax Consequences

      MSBC and Ballston have received an opinion from Flippin, Densmore, Morse, Rutherford & Jessee, A Professional Corporation, counsel for MSBC to the effect that, for federal income tax purposes:

      1. The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. Ballston and MSBC will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. No gain or loss will be recognized by MSBC or Ballston as a result of the Merger.

      3. No gain or loss will be recognized by Ballston shareholders as a result of the exchange of Ballston Common Stock solely for MSBC common stock (including any fractional share interest) pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of a fractional share of MSBC common stock.

      4. Cash received by a Ballston shareholder in lieu of a fractional share of MSBC common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to Section 302(a) of the Code. Such shareholder will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in that fractional share, and such gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder.

      5. A dissenting shareholder who receives solely cash in exchange for his Ballston Common Stock will be treated as receiving a distribution in redemption of his Ballston Common Stock, subject to the provisions and limitations of
Section 302 of the Code.

      6. The aggregate tax basis of MSBC common stock (including any fractional share interest) received in the Merger by Ballston shareholders who exchange their Ballston Common Stock solely for shares of MSBC common stock will be the same as the aggregate tax basis of Ballston Common Stock surrendered in exchange therefor.

      7. The holding period of MSBC common stock received by Ballston shareholders will include the period during which Ballston Common Stock surrendered in exchange therefor was held by such Ballston shareholders, provided the Ballston Common Stock was held as a capital asset on the date of the exchange.

      The opinion is based on certain customary assumptions and representations made by duly authorized officers of MSBC and Ballston. The opinion is not binding on the Internal Revenue Service, any tax authority or any court. No assurance can be given that a position contrary to that expressed in the opinion will not be asserted by the Internal Revenue Service or any tax authority or that such contrary position will not prevail. The opinion does not address all aspects of federal income taxation that may be relevant to particular holders of Ballston Common Stock and the opinion may not be applicable to holders of Ballston Common Stock that are not citizens or residents of the United States or to holders of options or warrants. The opinion does not address the effect of any applicable foreign, state, local or other tax laws. Receipt of substantially the same opinion as of the Merger Effective Date is a condition to consummation of the Merger.

      The tax consequences to any particular shareholder may depend on the shareholder's circumstances. Ballston shareholders are urged to consult their own tax advisors with regard to foreign, state and local tax consequences.

Exchange of Certificates; Payment for Fractional Shares

      After the Effective Date, each holder of a certificate theretofore representing outstanding shares of Ballston Common Stock, upon surrender of such certificate to Registrar and Transfer Company, Post Office Box 1010, Cranford, New Jersey (which shall act as exchange agent) (the "Exchange Agent"), accompanied by a letter of transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of MSBC common stock for which shares of Ballston Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided plus cash in lieu of any fractional shares. Until so surrendered, each outstanding certificate which, prior to the Effective Date, represented Ballston Common Stock will be deemed for all corporate purposes of MSBC to evidence ownership of the number of full shares of MSBC common stock into which the shares of Ballston Common Stock represented thereby were converted, together with a right to cash in lieu of any fractional shares. Until such outstanding certificates formerly representing Ballston Common Stock are surrendered, no dividend payable to holders of record of MSBC common stock for any period as of the date subsequent to the Effective Date shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Date there shall be no further registry of transfer on the records of Ballston of shares of Ballston Common Stock. If a certificate representing such shares is presented to the Exchange Agent, it shall be canceled and exchanged for a certificate representing the shares of MSBC common stock as herein provided. MSBC will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides MSBC with such substantiation, indemnification and security as MSBC should reasonably require.

      Upon surrender of certificates of Ballston Common Stock in exchange for MSBC common stock, there shall be paid to the record holder of the certificates of MSBC common stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of MSBC common stock as of any date subsequent to the Effective Date which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Date, but prior to surrender, and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

      As soon as practicable after the Effective Date, cash (without interest) will be paid to Ballston shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of MSBC common stock to which such shareholders would be entitled multiplied by the Average MSBC Share Price.

Accounting Treatment

      The Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles.

Regulatory Approvals

      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the SCC. All regulatory approvals have been received.

Interests of Certain Persons in the Merger

      As set forth below, certain members of Ballston's management and Board of Directors have interests in the Merger in addition to their interests as shareholders.

      Indemnification; Liability Insurance. MSBC agrees that for the period of the relevant statute of limitations but in no event less than six years following the Effective Date, it shall cause Ballston and any successor thereto to indemnify and hold harmless any person who has rights to indemnification from Ballston to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Ballston's Bylaws as in effect on the date of the Merger Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date (regardless of whether a claim is asserted in connection therewith on or prior to the Effective Date or thereafter). MSBC shall use its reasonable best efforts to provide coverage to the officers and directors of Ballston under MSBC's policy or policies of directors' and officers' liability insurance on the same or substantially similar terms then in effect for the directors and officers of MSBC.

      Employee Benefits. Upon consummation of the Merger, as soon as administratively practicable, employees of Ballston shall be entitled to participate in MSBC's pension, severance, benefit and similar plans on the same terms and conditions as employees of MSBC and its subsidiaries. Employees of Ballston shall be given full credit for past service with Ballston for purposes of eligibility and vesting in the MSBC 401(k) plan.

Resales by Affiliates

      The shares of MSBC common stock issued to Ballston's shareholders upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by affiliates of Ballston ("Affiliates"). MSBC common stock received and beneficially owned by those shareholders who are deemed to be Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. The term "Affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Ballston at the time the Merger Agreement is submitted for approval by a vote of holders of Ballston's Common Stock. Generally, this definition includes executive officers, directors and 10% shareholders of Ballston and The Bank. Each Affiliate who desires to resell MSBC common stock received in the Merger must sell such MSBC common stock either (i) pursuant to an effective registration statement under the Securities Act; (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act; or (iii) in a transaction which, in the opinion of counsel for such affiliates or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to MSBC, to the effect that such resale is exempt from the registration requirements of the Securities Act.

      Rule 145(d) requires that persons deemed to be affiliates resell their MSBC common stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such MSBC common stock is sold within the first year after the receipt thereof. After one year, if such person is not an affiliate of MSBC and MSBC is current in the filing of its periodic securities law reports, a former affiliate of Ballston may freely resell the MSBC common stock received in the Merger without limitation. After two years from the issuance of the MSBC common stock, if such person is not an affiliate of MSBC at the time of sale or for at least three months prior to such sale, such person may freely resell such MSBC common stock, without limitation, regardless of the status of MSBC's periodic securities law reports.

      Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of stock of the acquiring company and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquired or acquiring company if they do not dispose of any shares of the corporation whose shares they own or shares of a corporation whose shares they receive in connection with a merger during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-merger operations of the combined operations have been published.

      Each Affiliate has delivered to MSBC a letter pursuant to which such person agreed, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of MSBC common stock distributed to him or her pursuant to the Merger except (i) with respect to Affiliates of Ballston, in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to MSBC, is otherwise exempt from the registration requirements of the Securities Act, and (ii) with respect to Affiliates of each of Ballston and MSBC, in compliance with Commission guidelines regarding qualifying for pooling-of-interests accounting treatment. MSBC may place restrictive legends on certificates representing MSBC common stock issued to all persons who are deemed to be "Affiliates" under Rule 145. The certificates of MSBC common stock issued to Affiliates in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

Rights of Dissenting Shareholders

      Under Section 262 of the DGCL, a copy of which is included as Appendix III to this Proxy Statement/Prospectus, each holder of Ballston Common Stock will be entitled to dissent and demand an appraisal of the "fair value" of Ballston Common Stock held thereby if, prior to the vote at the Ballston Meeting, such Ballston Shareholder files with Ballston a written demand for appraisal and does not vote in favor of the Merger. Within ten days after the Effective Date, MSBC shall notify each Ballston shareholder exercising appraisal rights in compliance with Section 262 of the date that the Merger has become effective. At any time within 60 days after the Effective Date, any shareholder shall have the right to withdraw demand for appraisal and to accept the terms offered upon the Merger. A written demand for appraisal should be sent to Ballston Bancorp, Inc., 1667 K Street, N.W., Suite 700, Washington, D.C. 20006, Attn: Brian D. Alprin, Secretary. Any Ballston shareholder who fails to comply with the requirements described above will be bound by the terms of the Merger.

      Within 120 days after the Effective Date, MSBC or any Ballston shareholder who has perfected appraisal rights in accordance with Section 262 of the DGCL may file a petition with the Delaware Court of Chancery (the "Court") demanding a determination of the value of the stock of all such shareholders. If no petition is filed within such time, the dissenting shareholders' appraisal rights shall terminate. At the hearing on such petition, the Court shall determine the Ballston shareholders who have complied with Section 262 and who have become entitled to appraisal rights. The Court may require that the shareholders submit their certificates of stock, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder. MSBC has informed Ballston that it does not intend to file such a petition with the Court in the event that any Ballston shareholder has perfected appraisal rights.

      After determining the shareholders entitled to an appraisal, the Court shall appraise the shares as to their fair value. In determining their fair value, the Court shall take into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court shall direct the payment of the fair value of the shares, together with interest, if any, by MSBC to the shareholders entitled to such payment. The costs of the proceedings may be determined by the Court and assessed against either MSBC or the shareholders, or both. The value determined by the Court may be the same as, more than, or less than the merger consideration Ratio to be paid pursuant to the Merger Agreement.

      The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Ballston Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Ballston Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Ballston Common Stock entitled to appraisal.

      From and after the Effective Date, no Ballston shareholder who has demanded appraisal rights is entitled to vote such stock for any purpose or to receive payment of any dividends or other distributions on the stock, provided, however, that if no petition for an appraisal is filed within the allotted time or if such shareholder withdraws his demand for appraisal within 60 days of the Effective Date or, thereafter, with written approval of Ballston, then the right of appraisal shall cease.

      The foregoing summary of the rights of shareholders requesting appraisal contains material information relating to the exercise of appraisal rights but does not purport to be a complete statement of the procedures to be followed by Ballston shareholders desiring to exercise their rights requesting appraisal. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of Section 262 of the DGCL. Each Ballston shareholder desiring to exercise appraisal rights should refer to Section 262 of the DGCL for a complete statement of the shareholder's rights and the steps which must be followed in connection with the exercise of those rights.

      For further information relating to the exercise of appraisal rights, see Appendix III to this Proxy Statement/Prospectus.

Description of MSBC Capital Stock

      MSBC is presently authorized to issue 20,000,000 shares of common stock, par value $5.00 per share, and 1,000,000 shares of preferred stock. As of March 31, 1998, there were 13,330,991 shares of MSBC common stock issued and outstanding and no shares of preferred stock were outstanding. MSBC common stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "MSBC." At March 31, 1998, there were approximately 3,665 holders of record.

      The following summary description of capital stock of MSBC is qualified in its entirety by reference to MSBC's Articles of Incorporation, a copy of which has been incorporated by reference as an exhibit to the Registration Statement.

      Common Stock

      Holders of MSBC common stock are entitled to one vote per share on each matter to be voted upon by the shareholders. Directors are elected by a vote of the holders of MSBC common stock. Dividends may be paid to the holders of MSBC common stock when, as and if declared by the board of directors out of funds legally available for such purposes. The principal source of funds for dividend payments is dividends received from the MainStreet Banks and the Trust Company. Payment of dividends to MSBC by the Banks and Trust Company, without prior regulatory approval, is also subject to various state and federal regulatory limitations. In addition, MSBC's ability to pay dividends may be limited by its obligations under a trust preferred offering (the "Trust Preferred Offering") described below. Holders of common stock have no conversion, redemption, cumulative voting or preemptive rights. All outstanding shares of MSBC common stock are, and the shares of MSBC common stock to be issued in the Merger will be, when issued, duly and validly issued, fully paid and nonassessable.

      Preferred Stock

      The board of directors, without further action by the shareholders, is authorized to designate and issue in series preferred stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. The board of directors without shareholder approval can issue preferred stock with voting and conversion rights which would adversely affect the voting power of the common stockholders, or discourage or make more difficult an attempt to acquire control of MSBC. MSBC's board of directors has designated a series of 1,000,000 shares of series A preferred stock, no shares of which have been issued. The series A preferred stock was created in connection with the shareholder rights agreement described below.

      MSBC Preferred Share Rights Plan

      Pursuant to a rights agreement (the "MSBC Preferred Share Rights Plan") dated as of January 18, 1990, MSBC distributed as a dividend one right (the "MSBC Right" or "MSBC Rights") for each outstanding share of MSBC common stock. The number of MSBC Rights associated with each share of MSBC common stock outstanding as of June 30, 1993 was adjusted proportionately for the five-for-four stock split effective July 30, 1993 and the two-for-one stock split effective March 15, 1996. Each MSBC Right entitles the holder to buy fractional shares of Participating Cumulative Preferred Stock, Series A, par value $5.00 per share, at an exercise price of $24, subject to adjustment. The MSBC Rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding MSBC common stock. When exercisable, MSBC may issue a share of MSBC common stock in exchange for each MSBC Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding MSBC common stock, each MSBC Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Preferred Stock or, at the option of MSBC, MSBC common stock, having a market value equal to twice the MSBC Rights exercise price. If MSBC is acquired in a merger or other business combination or if 50% of its earnings power is sold, each MSBC Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the MSBC Rights exercise price. The MSBC Rights will expire on January 18, 2000, and may be redeemed by MSBC at any time prior to the tenth day after an announcement that a 10% position has been acquired, unless such time period has been extended by the board of directors.

      Until such time as a person or group acquires or announces a tender offer for 15% or more of the MSBC common stock, (i) the MSBC Rights will be evidenced by the MSBC common stock certificates and will be transferred with and only with such MSBC common stock certificates, and (ii) the surrender for transfer of any certificate for MSBC common stock will also constitute the transfer of the MSBC Rights associated with the MSBC common stock represented by such certificate. MSBC Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the MSBC Rights (an "Acquiring Person"), (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person or (iii) to any affiliate or associate of any such person. Any MSBC Right that is the subject of a purported transfer to any such person will be null and void.

      The MSBC Rights can be expected to have certain anti-takeover effects if an acquisition transaction not approved by the board of directors is proposed by a person or group. In such event, the MSBC Rights will cause substantial dilution to any person or group that acquires more than 15% of the outstanding shares of MSBC common stock if certain events thereafter occur without the MSBC Rights having been redeemed. Because of these provisions, it is unlikely that any person or group will propose an acquisition transaction that is not approved by the board of directors. Thus, the MSBC Rights could have the effect of discouraging acquisition transactions not approved by the board of directors. The MSBC Rights do not interfere with any merger or other business combination approved by the board of directors and shareholders because the MSBC Rights are redeemable with the concurrence of a majority of the "Continuing Directors," defined as directors in office when the MSBC Preferred Share Rights Plan was adopted or any person added thereafter to the Board with the approval of the Continuing Directors.

      The foregoing description of the MSBC Preferred Share Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the MSBC Preferred Share Rights Plan, which is more fully described on Form 8-K filed January 19, 1990, which is incorporated herein by reference.

Trust Preferred Offering

      In November, 1997, MSBC created a special purpose subsidiary, MSBC Capital Trust I, to issue approximately $50 million of trust preferred securities. The issuance of these securities was completed on November 19, 1997, and the proceeds were used to purchase approximately $50 million of junior subordinated debentures issued by MSBC. The proceeds received by MSBC from the sale of the junior subordinated debentures are expected to be used to increase its capital to support recent and pending acquisitions and for other general corporate purposes. MSBC has guaranteed the trust preferred securities and is obligated under the junior subordinated debentures. Accordingly, no dividend may be paid to holders of MSBC common stock until interest payments are made under the junior subordinated debentures.

Comparative Rights of Shareholders

      There are significant differences between the corporation laws of Virginia and Delaware and the organizational documents of MSBC and Ballston. As a Virginia corporation, MSBC is subject to the provisions of the Virginia Stock Corporation Act (the "VSCA"). Ballston is a Delaware corporation and is therefore subject to the DGCL. Shareholders of Ballston, whose rights are governed by Ballston's certificate of incorporation ("Ballston's Certificate") and Ballston's bylaws ("Ballston Bylaws") and by the DGCL will become shareholders of MSBC upon consummation of the Merger. Accordingly, the rights of the Ballston shareholders as shareholders of MSBC will then be governed by the MSBC articles of incorporation ("MSBC Articles"), MSBC bylaws ("MSBC Bylaws"), and the VSCA.

      The VSCA and the DGCL differ in several respects. It is not practical to summarize all of such differences in this Proxy Statement/Prospectus, but some of the principal differences which could affect the rights of shareholders materially are discussed below. This summary is qualified in its entirety by reference to the articles or certificate of incorporation and bylaws of each corporation and the VSCA and the DGCL.

Authorized Capital. MSBC Articles authorizes the issuance of (i) 20,000,000 shares of common stock, of which 13,330,991 shares, $5.00 par value, were issued and outstanding as of March 31, 1998 and (ii) 1,000,000 shares of preferred stock, without par value, of which no shares were issued and outstanding as of March 31, 1998. MSBC 's Articles authorize the MSBC board of directors (the "MSBC Board"), without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock are issued, the rights of holders of MSBC common stock would be subject to the rights and preferences conferred to holders of such preferred stock. In addition, the preferred stock could be used in a manner which would discourage or make more difficult an attempt to acquire control of MSBC. See "-- MSBC Rights Agreement."

      Ballston's Certificate authorizes the issuance of (i) 3,000,000 shares of common stock, of which 1,619,474 shares, $.20 par value, were issued and outstanding as of March 31, 1998 and 500,000 shares of serial preferred stock, $.20 par value, of which no shares were issued and outstanding as of March 31, 1998. Ballston's Certificate authorizes the Ballston Board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. Similar to the MSBC Articles, if any shares of preferred stock are issued, the rights of holders of Ballston Common Stock would be subject to the rights and preferences conferred to holders of such preferred stock.

      The holders of both MSBC common stock and Ballston Common Stock have one vote for each share held on any matter presented for consideration by the shareholders. Neither the holders of MSBC common stock nor Ballston Common Stock are entitled to cumulative voting in the election of directors.

Preemptive Rights. The common stock shareholders of MSBC and Ballston do not have preemptive rights, and each of the MSBC Board and the Ballston Board has the authority to issue additional shares without first obtaining the approval of existing shareholders and without first offering such shares to existing shareholders for purchase. Following the proposed merger, MSBC common stock will continue to be available for issuance by the MSBC Board when and as the MSBC Board determines, for the purpose of raising capital, in acquiring other businesses, and for other appropriate purposes.

Directors; Vacancies and Removal of Directors. Under the VSCA, the number of directors of a corporation may be fixed in the articles of incorporation or bylaws of a corporation. The MSBC Bylaws provide that the MSBC Board shall consist of 12 persons. All of the MSBC directors are elected each year. Any vacancy occurring on the MSBC Board, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the MSBC Board. However, the VSCA provides that, when the bylaws fix the number of directors, the Board may only increase or decrease that number by 30% or less without shareholder action. Directors so chosen shall hold office for a term expiring at the next following annual meeting of shareholders at which directors are elected. No decrease in the number of directors constituting the MSBC Board shall shorten the term of any incumbent director. Subject to the rights of the holders of any preferred stock then outstanding, any director may be removed by the affirmative vote of the holders of at least two-thirds of outstanding voting shares.

      Under the DGCL, the number of directors of a corporation, absent a provision in the certificate to the contrary, may be fixed by, or in the manner provided by, the bylaws. The Ballston Bylaws provide that the Ballston Board shall consist of not less than one nor more than 25 persons. The Ballston Board currently consists of 7 persons, which all are elected each year. Any vacancy occurring on the Ballston Board, other than a vacancy resulting from an increase of more than five persons, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Ballston Board. In addition, any vacancy, including one created from an increase in the number of directors, may be filled at a meeting called for such purpose, by vote of the shareholders. Directors so chosen shall hold office for a term expiring at the next following annual meeting of shareholders at which directors are elected. Subject to the rights of the holders of any preferred stock outstanding, any director may be removed by the affirmative vote of the holders of at least a majority of outstanding voting shares.

Power to Call Special Shareholders' Meetings. Under the VSCA, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The MSBC Bylaws provide that a special meeting of shareholders may be called by the Chairman, the Vice-Chairman, the President or a majority of the directors.

       Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Ballston Bylaws provide that special meetings of shareholders may be called by the Ballston Board, by the Chairman of the Ballston Board, or, if there is none, by the President. Shareholders are not permitted to call a special meeting or to require that the Board call a special meeting of shareholders.

Director Nomination. MSBC's Bylaws provide that any nomination for director made by a shareholder must be made in writing to the Secretary of MSBC not less than 90 days prior to the meeting of shareholders at which directors are to be elected. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of MSBC entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board, and (v) the consent of each nominee to serve as a director of MSBC if so elected. There is no requirement in the MSBC Articles or MSBC Bylaws that directors of MSBC own any capital stock of MSBC. There are also no residency or meeting attendance requirements applicable to directors of MSBC.

      The Ballston Bylaws in respect to nominations are substantially similar to MSBC Bylaws except that any nomination for director made by a shareholder must be made in writing to the Secretary of Ballston not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Neither the Ballston Certificate nor the Ballston Bylaws require directors of Ballston to own any capital stock of Ballston, nor do they impose residency or meeting attendance requirements.




Shareholder Proposals. MSBC's Bylaws provide that at any meeting of shareholders of MSBC, only business that is properly brought before the meeting may be presented to and acted upon by the shareholders. To be properly brought before the meeting, business must be brought (a) by or at the direction of the Board of Directors or (b) by a shareholder who has given written notice of business he expects to bring before the meeting to the Secretary of MSBC by December 1 of the year preceding the meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting
(a) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on MSBC's books, of the shareholder proposing such business, (c) the class and number of shares of MSBC's stock beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. No business shall be conducted at a meeting of the shareholders except in accordance with the procedures set forth in MSBC Bylaws.

      Ballston's Bylaws in respect to shareholder proposals are substantially similar to MSBC Bylaws except that written notice by a shareholder that wishes to bring business before a meeting must be received by the Secretary not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

Shareholder Inspection Rights; Shareholder Lists. Under the VSCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain books and records including the articles of incorporation and bylaws of the corporation if he or she gives the corporation written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy. The shareholder of a Virginia corporation is entitled to inspect and copy certain other books and records, including a list of shareholders, minutes of any meeting of the board of directors and accounting records of the corporation, if (i) the shareholder has been a shareholder of record for at least 6 months immediately preceding his or her written demand or is the holder of at least 5% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected and (iv) the records are directly connected with the stated purpose, and if the shareholder gives the corporation written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy. The VSCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.

      As permitted under the DGCL, the Ballston Bylaws permit any shareholder, in person or by attorney or other agent, upon written demand stating the purpose thereof, to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose, Ballston's books and records of accounts, minutes and record of shareholders, and to make extracts therefrom.

Shareholder Voting. The VSCA generally requires the approval of a majority of a corporation's board of directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on most amendments to the articles of incorporation, any plan of merger or consolidation, any plan of share exchange, or any sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA does permit such an amendment or transaction to be approved by as few as a majority of the votes cast, if the articles of incorporation so state. The VSCA does not require a shareholder vote of the surviving corporation in a share exchange or in a merger (unless the corporation provides otherwise in its articles of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed directly, or upon conversion thereof, 20% of the common stock outstanding immediately prior to the merger. In addition, the VSCA also specifies additional voting requirements for Affiliated Transactions and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds, as discussed hereunder, "Anti-Takeover Provisions."

       Under the DGCL, mergers and consolidations generally require the approval of the holders of a majority of the capital stock entitled to vote thereon. The DGCL does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed directly, or upon conversion thereof, 20% of the common stock outstanding immediately prior to the merger. In addition, the DGCL also specifies additional voting requirements for transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds. However, such provisions under the DGCL are not applicable to Ballston. See "Anti-Takeover Provisions."

Anti-Takeover Provisions. In addition to the Shareholder's Rights Plan created by MSBC, as discussed hereunder, certain provisions of the VSCA may discourage an attempt to acquire control of MSBC.

      The VSCA contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Stockholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Stockholder, or any reclassification, including a reverse stock split, recapitalization, or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Stockholder by more than 5%.

      For three years following the time that an Interested Stockholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Stockholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Stockholder, and majority approval of the "Disinterested Directors." A Disinterested Director is a member of the MSBC Board who was (i) a member on the date on which an Interested Stockholder became an Interested Stockholder and (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Stockholder.

      The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Stockholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

      None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Stockholder whose acquisition of shares making such a person an Interested Stockholder was approved by a majority of the Virginia corporation's Disinterested Directors.

      These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Stockholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. MSBC has not "opted out" of the Affiliated Transactions provisions.

      Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of the three thresholds (20%, 331/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

      The Ballston Bylaws contain certain provisions that may limit shareholder voting rights. These provisions provide for noncumulative voting for directors and limit the calling of special meetings. In addition, certain provisions under the DGCL may be deemed to have an anti-takeover effect. However, because Ballston's Common Stock is neither traded on a national securities market nor Nasdaq, nor is the Ballston Common Stock held of record by more than 2,000 shareholders, such provisions of the DGCL are not applicable to Ballston.

Shareholder Rights Agreement. MSBC has issued the MSBC Rights and is party to the MSBC Preferred Share Rights Plan. The MSBC Rights have certain anti-takeover effects and will cause substantial dilution to a person or a group that attempts to acquire MSBC on terms not approved by the MSBC board. See "Description of MSBC Capital Stock - MSBC Rights Plan." The Ballston Board has not adopted a shareholders rights plan.

Amendment of Articles or Certificate and Bylaws. The VSCA generally requires the approval of a majority of a corporation's board of directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on most amendments to the articles of incorporation. The VSCA does permit such an amendment or transaction to be approved by as few as a majority of the votes cast, if the articles of incorporation so state. The VSCA and MSBC's Bylaws provide, in most cases, that the MSBC board of directors may, by a majority vote, amend its bylaws.

      Under the DGCL, the certificate of incorporation may be amended if the amendment is adopted by the board and is approved by an affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the amendment by each voting group entitled to vote hereon. There are no provisions in Ballston's Certificate which modify the statutory requirements for amendment of the certificate. Under the DGCL, the bylaws may be amended only by the shareholders, unless the corporation's certificate of incorporation also confers the power to amend the bylaws on the directors. As permitted under the DGCL, Ballston's Certificate authorizes the Ballston Board to adopt, amend or repeal the Ballston Bylaws. The Ballston Bylaws may be amended by action of a majority of the Ballston Board or by a vote of the holders of 60% of the issued and outstanding Ballston Common Stock. The stockholders of Ballston may provide that certain Bylaws may not be amended, altered or repealed except by a specified percentage of interest of the stockholders or of a particular class of stockholders.

Director Liability and Indemnification. The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The MSBC Articles eliminate officers and directors liability for monetary damages and maximize indemnification, except in cases of willful misconduct or knowing violation of criminal or securities law.

      Under the DGCL, a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, but such provision may not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) wilful or negligent payment of unlawful dividends or stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. The Ballston Certificate provides, to the fullest extent permitted by the DGCL, that a director shall not be liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty.

      The provisions of the VSCA and the DGCL are substantially similar with respect to indemnification of officers and directors. Under the VSCA and DGCL, a corporation may indemnify any officer or director who was or is a party to any action, suit, or proceeding by reason of the fact that he is or was a director or officer of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

      The Ballston Bylaws provide for indemnification of officers and directors to the fullest extent permitted by the DGCL. The Ballston Bylaws also provide for the advance of expenses incurred by a director or officer in defending a proceeding, subject to an undertaking by such director or officer to repay such amount should it be determined that he is not entitled to be indemnified by Ballston. These provisions are substantially similar to provisions of the MSBC Articles.

Dividends and Distributions. The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which MSBC Articles do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

      The DGCL generally allows dividends to be paid out of surplus of the corporation or, if there is no surplus, out of the net profits of the corporation for the current fiscal year or the prior fiscal year. The directors of a Delaware corporation are prohibited from making distributions to shareholders except in the manner provided by the DGCL. In case of any wilful or negligent violation of the provisions of the DGCL governing distributions, the directors under whose administration the violation occurred (except for those directors who dissented) are, for a period of six years, jointly and severally liable to the corporation and, in the event of the corporation's insolvency or dissolution, to its creditors for the full amount of the distribution unlawfully made.

      In addition to the above limitations set forth in the VSCA, there are various regulatory requirements which are applicable to bank holding companies. MSBC relies primarily on the ability of its subsidiaries to pay dividends to MSBC in order for it, in turn, to pay dividends to MSBC shareholders. The dividends payable by MSBC banking subsidiaries are dependent upon their earnings and profitability and must be in compliance with certain federal and state banking law requirements. Following consummation of the proposed Merger, dividends received by MSBC's shareholders will continue to be dependent upon the payment of dividends by its banking subsidiaries. Also, MSBC has senior liabilities pursuant to guarantees of the Junior Subordinated Debentures and Capital Securities of MainStreet Capital Trust I. See "Description of Capital Stock of MSBC."


Liquidation Rights. The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized, the dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the MSBC's Articles which modify the statutory requirements for dissolution under the VSCA.

      The DGCL generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that a majority of the whole board of directors must approve such resolution to be authorized. The dissolution also must be approved by the holders of a majority of the outstanding shares entitled to vote on the proposal. Dissolution of a corporation may also be authorized without action of the directors if all the shareholders entitled to vote thereon shall consent in writing. There are no provisions in the Ballston's Certificate or Ballston's Bylaws which would modify the statutory requirements for dissolution under the DGCL.

Appraisal Rights and Rights of Dissenting Shareholders. Under both the VSCA and the DGCL, a shareholder of a corporation participant in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the "fair value" of his or her shares, as determined by a court, in lieu of the consideration he or she would otherwise receive in the transaction. However, the VSCA further provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met. Because MSBC has more than 2,000 record shareholders, shareholders of MSBC generally do not have rights to dissent from mergers, consolidations and certain other corporate transactions to which MSBC is a party. For a description of certain provisions of the DGCL regarding appraisal rights see "Rights of Dissenting Shareholders" and Appendix III to this Proxy Statement/Prospectus.

                          DESCRIPTION OF THE COMPANIES

MainStreet Financial Corporation

      MSBC is a multi-bank holding company headquartered in Martinsville, Virginia, with total assets of $2.0 billion and total shareholders' equity of $155.3 million at March 31, 1998. Organized in 1977, MSBC through its eleven affiliate banks (the "MainStreet Banks"), and MainStreet Trust Company, National Association, a nationally chartered trust company (the "Trust Company"), engages in a general banking business and, through its eleven affiliate banks, provides a broad spectrum of full-service banking and trust services to consumers, businesses, institutions and governments, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing discount brokerage, trust services, bank-card services, mortgage banking and investment services.

      In November 1997, MSBC created a Delaware statutory business trust subsidiary ("MainStreet Capital Trust I") which issued approximately $50 million of trust preferred securities. MainStreet Capital Trust I, then in turn, used the proceeds from the sale of the trust securities to acquire Junior Subordinated Debentures of MSBC which have the same rate, payment of dividends and maturity.

Ballston Bancorp, Inc.

      Ballston is a one-bank holding company headquartered in Washington, D.C., with total assets of $75.7 million and total stockholders' equity of $8.3 million at March 31, 1998. Organized in 1987, Ballston operates through its wholly-owned subsidiary, The Bank of Northern Virginia ("The Bank"), which operates as a commercial bank in Arlington and Falls Church, Virginia. The Bank's primary business consists of attracting deposits from the general public and originating loans that are secured by residential properties as well as originating commercial real estate and consumer loans.

                      PROPOSAL II - ELECTION OF DIRECTORS

      The Ballston Board is composed of seven members. The bylaws of Ballston require that the Board of Directors shall be elected annually. The nominees set forth below are being elected for a term expiring in 1999 or, if earlier, until the consummation of the Merger.

      It is intended that the persons named in the proxies solicited by the Ballston Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Ballston Board may recommend. At this time, the Ballston Board knows of no reason why any nominee might be unavailable to serve.

      Pursuant to Article II, Section 19 of the Ballston's Bylaws, nominations, other than those made by or at the direction of the Ballston's Board, shall be made pursuant to a notice in writing to the Secretary of Ballston that is delivered to, or mailed and received at, the principal executive offices of Ballston not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Under the Ballston Bylaws, a shareholder's notice must set forth certain specific information about the person whom the shareholder proposes to nominate for election as a director and about the shareholder giving the notice. If such a nomination is properly made, ballots will be provided for use by shareholders at the annual meeting bearing the name of such nominee or nominees.

      The following table sets forth information with respect to the nominees and their name, age, principal occupation during the past five years, the year he or she first became a director, the year in which his or her current term will expire and the number of shares and percentage of Ballston Common Stock beneficially owned on the Record Date. The table also sets forth, as of the Record Date, the ownership of shares of Ballston Common Stock by each shareholder known to Ballston to beneficially own more than 5% of the Ballston Common Stock outstanding.

                                                                                                   Shares of
                                                                                    Year           Common
                                      Position with Ballston and                    first          Stock           Percent
                                      principal occupation during the               elected        beneficially      of
Name and Age                          past five years.                              Director       owned            class
-----------------------------------------------------------------------------------------------------------------------------------


Mary E. Fricano, 67                   Director of Ballston Bancorp, Inc.;            1997              28,182         1.7
                                      President of 1314 1/2Inc. (real estate
                                      investments); Investor.

Kenneth M. Haggerty,                  Vice Chairman and Director of Ballston         1987              22,182         1.4(2)
D.D.S., 73                            Bancorp, Inc.; Vice President-Business
                                      Development, Secretary, Cashier and
                                      Director of The Bank of Northern
                                      Virginia; Chairman and President of
                                      Kenneth M. Haggerty, D.D.S., F.I.C.D.,
                                      P.C. (consulting services); Banker and
                                      Consultant.

Robert F. Kelleher, 64                Chairman, President, Chief Executive           1987             100,100         6.2(5)
                                      Officer and Director of Ballston Bancorp,
                                      Inc.; Chairman and Chief Executive
                                      Officer of The Bank of Northern
                                      Virginia since 1998; President  and
                                      Director of The Bank of Northern
                                      Virginia since 1988; since 1982, partner
                                      of Connecticut/Atlantic Partnership (real
                                      estate investments).

John E. Kilcarr, 64                   Director of Ballston Bancorp, Inc.;            1997                 200          --(4)
                                      Principal of Law Office of
                                      John E. Kilcarr; Attorney.

Helena B. Metzger, 63                 Director of Ballston Bancorp, Inc.;            1994             451,893        27.9(3)
                                      Director of The Bank of Northern
                                      Virginia; Investor.

Paul A. Owens, 73                     Director of Ballston Bancorp, Inc.;            1997                 200          --(4)
                                      Principal of Law Offices of Paul A.
                                      Owens (legal services); Attorney.

Edward D. Soma, M.D., 67              Director of Ballston Bancorp, Inc.;            1993             155,459         9.6(2)
                                      Chairman and Director of Diagnostic
                                      Medical Imaging, P.A.. (medical
                                      services); Partner of Clinical Radi-
                                      ologists Medical Imaging, P.A. (medical
                                      services); Radiologist.



All Executive Officers and Directors as a group (8 persons)                                           784,716        48.5

Woodlawn Foundation, Inc.                                                                             113,288         7.0(6)


------------------------

(1)      At December 31, 1997.
(2) Includes shares of Ballston Common Stock held directly as well as by spouses or minor children, in trust, and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated.
(3) Includes shares held in the name of the estate of Mrs. Metzger's husband of which she is executrix and shares held as trustee for the benefit of her two adult children. Mrs. Metzger disclaims beneficial ownership of 2,436 shares. Mrs. Metzger's address is 1667 K Street N.W., Suite 700, Washington, D.C. 20006.
(4)      Less than 1%.
(5) Mr. Kelleher's address is 1667 K Street N.W., Suite 700, Washington, D.C. 20006.
(6) Woodlawn Foundation, Inc's address is 524 North Avenue, New Rochelle, New York 10801. Woodlawn Foundation, Inc. is not a director or executive officer of Ballston.


Meetings and Committees of the Ballston Board

         Ballston's Board conducts its business through meetings of the Board. During the fiscal year ended December 31, 1997, the Ballston Board held 4 regular meetings and 5 special meetings. No director of Ballston attended fewer than 75% of the total meetings of the Ballston Board and committee meetings on which such Board member served during the period. The Ballston Board does not have an audit committee, nominating committee or compensation committee.

         Ballston's full Board of Directors selects the nominees for election as directors in accordance with the Ballston's Bylaws. While the Ballston Board will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Ballston's shareholders for nominees nor, subject to the procedural requirements set forth in the Ballston's Bylaws, established any procedures for this purpose.

Board Compensation

         During 1997, members of the Ballston Board received a fee of $250 per each Board meeting attended. For the year ended December 31, 1997, total aggregate fees paid by Ballston to its directors were $11,000.

Executive Compensation

         The following table sets forth the cash and non-cash compensation concerning the executive officers of Ballston or The Bank. No other executive officer of either Ballston or The Bank had a salary or bonus during the years ended December 31, 1997 and 1996 that exceeded $100,000 for services rendered in all capacities to Ballston or The Bank. Mr. Burroughs resigned from The Bank on December 31, 1997.


              Name and                                                        Other Annual           All Other
        Principal Position             Fiscal Year        Salary($)        Compensation ($)(1)    Compensation ($)
        ------------------             -----------        ---------        -------------------    ----------------

        Robert F. Kelleher                1997            146,522                   --               10,912 (2)
        Chairman of the Board
        President and Chief               1996            136,056                   --               10,835 (3)
        Executive Officer of
        Ballston

        Fred A. Burroughs, III            1997            175,000                   --                8,104 (2)
        Chairman and Chief
        Executive Officer                 1996            175,000                   --                8,106 (3)
        of The Bank


(1) Aggregate value does not exceed the lesser of $50,000 or 10% of the named executive officer's (i) total salary for the year; (ii) payments of above-market preferential earnings on deferred compensation; (iii) payments of earnings with respect to long term incentive plans prior to settlement or maturity; (iv) tax payment reimbursements; or (v) preferential discounts on stocks.
(2) For Mr. Kelleher, consists of a contribution of $6,830 for health insurance and a matching contribution of $4,082 to the profit sharing and savings plan. For Mr. Burroughs, consists of a contribution of $3,604 for health insurance and a matching contribution of $4,500 to the profit sharing and savings plan.
(3) For Mr. Kelleher, consists of a contribution of $6,750 for health insurance and a matching contribution of $4,085 to the profit sharing and savings plan. For Mr. Burroughs, consists of a contribution of $3,606 for health insurance and a matching contribution of $4,500 to the profit sharing and savings plan.


Profit Sharing and Savings Plan

         The Bank has adopted an Employees Profit Sharing and Savings Plan (the "Plan") effective January 1, 1990. Employees of The Bank who have completed one year of service and are at least twenty-one years old are eligible for participation in the Plan. Participants may direct The Bank to contribute up to 15 percent of their pre-tax income through payroll deductions. The Bank will provide a matching contribution of from 25 to 100 percent of the participant's contribution, depending upon years of service. The matching scheme is applicable only to the first 6 percent of the participant's pre-tax income. The Board of Directors of The Bank may, at its own discretion from year to year, vote to cause additional contributions to be made to the Plan for all employees. Employees may also make after-tax contributions of up to 15 percent of their after-tax income. The amounts, within certain limitations, remain non-taxable to the employee until distribution.

         All Plan assets are held by QUADs Trust, Frederick, Maryland as Trustee and invested in one or more of four mutual funds administered by the Massachusetts Mutual insurance group. The participant directs the Trustee among investment options. The Trustee has no discretion with respect to the investment options. A participant's account is payable upon his or her retirement or upon the earlier occurrence of certain defined disabilities, death or termination of employment. The amount payable upon the occurrence of such events is subject to a vesting schedule under which an employee becomes fully vested in the contributions of The Bank after six years of service.

Certain Transactions with Ballston

         The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with The Bank's other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features.

             PROPOSAL III - RATIFICATION OF APPOINTMENT OF AUDITORS

         Stoy, Malone & Company, P.C. was Ballston's independent auditors for the 1997 fiscal year. The Board presently intends to renew Ballston's arrangement with Stoy, Malone & Company, P.C. to be its independent auditors for the fiscal year ending December 31, 1998, or, if earlier, until consummation of the Merger, subject to ratification by Ballston shareholders. A representative of Stoy, Malone & Company, P.C. is not expected to be present at the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of auditors.

                                    EXPERTS

         The consolidated financial statements of MSBC as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Ballston as of December 31, 1997 and 1996, and for each of the years in the two year period ended December 31, 1997, included herein have been audited by Stoy, Malone & Company, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

         The validity of MSBC common stock to be issued to Ballston Shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for MSBC by Flippin, Densmore, Morse, Rutherford & Jessee, A Professional Corporation, Roanoke, Virginia.


                                 OTHER MATTERS

         As of the date of this Proxy Statement, management of Ballston know of no other business that will come before the Annual Meeting. Should any other matters properly come before the Annual Meeting, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any other matter in accordance with the direction of the Ballston Board.

                                   APPENDIX I




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       MAINSTREET BANKGROUP INCORPORATED

                                      AND

                             BALLSTON BANCORP, INC.

                                 MARCH 11, 1998

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of the 11th day of March, 1998 (this "Plan"), by and among MainStreet BankGroup Incorporated, a Virginia corporation ("MSBC"), and Ballston Bancorp, Inc., a Delaware corporation ("Ballston").

                                    RECITALS:

         (A) MSBC. MSBC is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Martinsville, Virginia. As of the date hereof, MSBC has 20,000,000 authorized shares of Common Stock, each of $5.00 par value ("MSBC Common Stock"), and 1,000,000 authorized shares of Preferred Stock, each of $5.00 par value ("MSBC Preferred Stock") (no other class of capital stock being authorized), of which 13,307,083 shares of MSBC Common Stock and no shares of MSBC Preferred Stock, respectively, are issued and outstanding as of the date hereof. MSBC has eleven (11) wholly owned bank subsidiaries: Piedmont Trust Bank, a Virginia bank; Bank of Ferrum, a Virginia bank; Bank of Carroll, a Virginia bank; First Community Bank, a Virginia bank; The First Bank of Stuart, a Virginia bank; First Community Bank of Saltville, a Virginia bank; Hanover Bank, a Virginia bank; First National Bank of Clifton Forge, a national banking association; Commerce Bank Corporation, a Maryland bank; Tysons National Bank, a national banking association and Regency Bank, a Virginia bank (each of which is referred to as a "MSBC Bank Subsidiary" and all of which are referred to as "MSBC Bank Subsidiaries"). In addition, MSBC has two wholly owned nonbanking subsidiaries, MainStreet Trust Company, chartered as a limited purpose national banking association to engage in the business of a trust company and businesses incidental thereto ("MSBC Trust Subsidiary") and Tysons Financial Corporation, a Virginia corporation ("TFC"), holder of one hundred percent of the outstanding shares of Tysons National Bank. The MSBC Bank Subsidiaries, MSBC Trust Subsidiary, and TFC are individually referred to as an "MSBC Subsidiary" and collectively as "MSBC Subsidiaries".

         (B) Ballston. Ballston is a corporation duly organized and existing in good standing under the laws of the State of Delaware, with its principal executive offices located at 1667 K Street, N.W., Suite 700, Washington, D.C. 20006, and is authorized to do business as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, and Chapter 13 of the Virginia Banking Act. Ballston's only subsidiary is The Bank of Northern Virginia ("BNV"). As of the date hereof, Ballston has 500,000 authorized shares of Preferred Stock, each of $0.20 par value, none of which were issued and outstanding as of the date hereof, and 2,500,000 authorized shares of Common Stock, each of $0.20 par value ("Ballston Common Stock"), of which 1,619,474 shares were issued and outstanding as of the date hereof, (no other class of capital stock being authorized). The holders of Ballston Common Stock have no preemptive rights. Ballston Common Stock is not subject to the provisions of
Section 12, 13, 14(a), 14(c), 14(d), 15(d) and 16 of the Securities Exchange Act of 1934, as amended, (together with the rules and regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder, the "Exchange Act").

         (C) BNV. BNV is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, is qualified to do business as a bank in Virginia and is a member bank of the Federal Reserve System. BNV's headquarters are located at 1010 North Glebe Road, Arlington, Virginia 22201 BNV has 4,500 shares of common stock, $1,000 par value per share ("BNV Common Stock") authorized (no other class of capital stock being authorized), of which 3,350 shares are issued and outstanding as of the date hereof, all of which are held of record and beneficially by Ballston. There are no shares of BNV Common Stock authorized and reserved for issuance and there is no commitment to authorize, issue or sell any such shares or any other securities, warrants or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire any such shares and no securities, warrants or obligations representing any such rights are outstanding. There are no options or share appreciation rights authorized or granted for BNV Common Stock and no commitment to grant any such options or share appreciation rights.

         With respect to Ballston, any reference herein to "Subsidiary" or "Subsidiaries" refers to BNV and, with respect to MSBC, any reference to "Subsidiary" refers to any MSBC Subsidiary and any reference to "Subsidiaries" refers to the MSBC Subsidiaries, jointly and severally (unless the context otherwise requires).

         (D) Rights, Etc. Except as Previously Disclosed by MSBC or except in connection with the transactions contemplated by this Plan, there are no shares of MSBC Common Stock or MSBC Preferred Stock authorized and reserved for issuance, and MSBC has no commitment to authorize, issue or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from MSBC, any such shares and no securities or obligations representing any such rights are outstanding. Except as Previously Disclosed by MSBC, MSBC has not granted or made any commitment to grant any options or share appreciation rights with respect to the MSBC Common Stock or MSBC Preferred Stock. Except as Previously Disclosed by Ballston and except for shares reserved pursuant to the Stock Option Agreement (as hereinafter defined), there are no shares of Ballston Common Stock authorized and reserved for issuance and Ballston has no commitment to authorize, issue or sell any such shares, or any other securities, warrants or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire from Ballston any such shares, and no securities, warrants or obligations representing any such rights are outstanding.

         (E) This Transaction. The Boards of Directors of MSBC and Ballston, respectively, deem it advisable and in the best interests of MSBC and Ballston and their stockholders that Ballston be acquired by MSBC through a merger of Ballston into MSBC pursuant to this Plan.

         (F) Stock Option Agreement. As a condition and inducement to MSBC's willingness to enter into this Plan, Ballston has agreed that simultaneously with its entry into this Plan Ballston shall enter into a Stock Option Agreement with MSBC ("Stock Option Agreement") in the form attached hereto as Exhibit E pursuant to which Ballston shall grant to MSBC an option ("Option") to purchase, under certain circumstances, shares of Ballston Common Stock.

         (G) Approvals. The Board of Directors of each of MSBC and Ballston has approved and adopted, at meetings of each of such Board of Directors, this Plan and the Stock Option Agreement and has authorized the execution of such instruments in counterparts by a member of the Office of the Chairman of MSBC and by the Chairman, President and Chief Executive Officer or the Vice Chairman or any other officer of Ballston designated by either of them, respectively, and any further modifications to such instruments as may be agreed by an officer authorized to execute this Plan and the Stock Option Agreement and not inconsistent with the authorizations of their respective Board of Directors. At the meeting of the Ballston Board of Directors, the Board of Directors of Ballston recommended the Plan as so executed to its shareholders.

         (H) NASDAQ. Trading of the MSBC Common Stock is presently reported on the National Association of Securities Dealers ("NASD") Automated Quotations System National Market System ("Nasdaq National Market").
Ballston Common Stock is not traded on any established exchange or market.

         (I) Benefits of Plan. MSBC and Ballston believe the Plan and its consummation are in the respective best interests of each corporation and its shareholders for the following reasons, among others: (1) the Merger (as hereinafter defined) will allow them to provide banking and related financial services more effectively and efficiently; (2) the Merger will expand the range of banking and related financial services which they can provide; (3) the Merger will enhance the safety and soundness of their operations; (4) the Merger will enable them to expand the market for their banking and related financial services; (5) Ballston shareholders who will become MSBC shareholders in the Merger will benefit from the larger and more diverse shareholder base of MSBC and enhanced liquidity of their equity investments; and (6) no gain or loss generally will be recognized by stockholders of Ballston who receive shares of MSBC Common Stock in exchange for their shares of Ballston Common Stock.

         NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

         (A) The Continuing Corporation. On the Merger Effective Date (as hereinafter defined) Ballston shall merge into MSBC (the "Merger"), the separate existence of Ballston shall cease and MSBC (the "Continuing Corporation") shall survive.

         (B) Rights, Etc. Upon consummation of the Merger, the Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger as provided by the laws of the Commonwealth of Virginia.

         (C) Liabilities. Upon consummation of the Merger, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

         (D) Articles of Incorporation; Bylaws; Directors; Officers of Continuing Corporation. The Articles of Incorporation of the Continuing Corporation shall be those of MSBC, and the Bylaws of the Continuing Corporation shall be those of MSBC. The officers and directors of MSBC in office immediately prior to the Merger becoming effective shall be the officers and directors of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified in accordance with the Articles and Bylaws of the Continuing Corporation.

         (E) Merger Closing; Merger Effective Date. The Merger shall become effective on the date and time the Virginia State Corporation Commission ("Virginia Corporation Authority") issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). As soon as reasonably practicable after the satisfaction or waiver, if permissible, of the conditions to the Merger as set forth in Article VI, the parties shall cause the Merger Effective Date to occur by executing and filing (i) the Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A1 hereto (the "Plan of Merger") in accordance with the relevant provisions of the Virginia Stock Corporation Act ("VSCA"), and (ii) the Certificate of Merger in substantially the form of Exhibit A2 (the "Certificate of Merger") in accordance with section 252 of the General Corporation Law of the State of Delaware (the "DGCL"). All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on the Friday of the week following the satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of Article VI, or on such other date as the parties may mutually agree, but no later than the Merger Effective Date. Prior to the Merger Closing, MSBC and Ballston shall deliver to the Virginia Corporation Authority (as hereinafter defined), the Articles of Merger including the Plan for pre-approval.

                            II. MERGER CONSIDERATION

         (A) Outstanding MSBC Common Stock. The shares of MSBC Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, on and after the Merger Effective Date, remain issued and outstanding shares of MSBC Common Stock.

         (B) Outstanding Ballston Common Stock. Each share (excluding shares held by Ballston, BNV or by MSBC or by any of the MSBC Subsidiaries, in each case other than in a fiduciary or custodial capacity or as a result of debts previously contracted (the "Excluded Shares")) of Ballston Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof on the Merger Effective Date, become and be converted into the right to receive that number of shares of MSBC Common Stock (the "Exchange Ratio") obtained (subject to the next following sentence) by dividing $12.04 by the average of the bid price and the asked price per share for MSBC Common Stock as reported on the Nasdaq National Market for each of the twenty (20) trading days preceding the tenth calendar day prior to the Merger Effective Date ("Average MSBC Share Price") (which, together with cash required to be paid for fractional shares under Section II(D) is referred to as the "Merger Consideration"). If the ratio computed in accordance with the immediately preceding sentence is less than 0.4025, the Exchange Ratio shall be 0.4025, and if the ratio computed in accordance with the immediately preceding sentence is greater than 0.4920, the Exchange Ratio shall be 0.4920.

         (C) Stockholder Rights; Stock Transfers. On the Merger Effective Date, holders of Ballston Common Stock shall cease to be, and shall have no rights as, stockholders of Ballston other than the right to receive the Merger Consideration. After the Merger Effective Date, there shall be no transfers on the stock transfer books of Ballston or the Continuing Corporation of the shares of Ballston Common Stock which were issued and outstanding immediately prior to the Merger becoming effective.

         (D) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of MSBC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MSBC shall pay to each holder of Ballston Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fractional share by the Average MSBC Share Price.

         (E) Exchange Procedures. As promptly as practicable after the Merger Effective Date, MSBC shall send or cause to be sent to each former stockholder of Ballston of record immediately prior to the Merger Effective Date transmittal materials for use in exchanging such stockholder's certificates of Ballston for the Merger Consideration. Any fractional share checks which a Ballston stockholder shall be entitled to receive in exchange for such stockholder's shares of Ballston Common Stock, and any dividends paid on any shares of MSBC Common Stock, that such stockholder shall be entitled to receive prior to the delivery to MSBC of such stockholder's certificates representing all of such stockholder's shares of Ballston Common Stock will be delivered to such stockholder only upon delivery to MSBC (or to whomever MSBC shall designate in the transmittal materials) of the certificates representing all of such shares (or indemnity satisfactory to MSBC, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends which the holder of such shares shall be entitled to receive upon such delivery. After the Merger Effective Date, to the extent permitted by law, former stockholders of record of Ballston shall be entitled to vote at any meeting of holders of MSBC Common Stock, the number of whole shares of MSBC Common Stock into which their respective shares of Ballston Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Ballston Common Stock for certificates representing MSBC Common Stock in accordance with the provisions of this Plan.

         (F) Shares Held by Ballston or MSBC. All Excluded Shares shall be canceled and retired at the Merger Effective Date and no consideration shall be issued in exchange therefor.

         (G) Anti-Dilution Provisions. In the event MSBC changes the number of shares of MSBC Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MSBC Common Stock (but not including shares issued in connection with a merger, share exchange or similar transaction whose primary purpose is the acquisition for value of a going concern or in connection with a dividend reinvestment plan or a grant of stock or stock options to one or more employees or directors or the exercise of any such options) and the record date therefor shall be prior to the Merger Effective Date, the Exchange Ratio shall be proportionately adjusted by multiplying it by a fraction the numerator of which is the number of shares of MSBC Common Stock outstanding immediately after such transaction and the denominator of which is the number of shares of MSBC Common Stock outstanding immediately before such transaction.

         (H) Dividends. Ballston shareholders shall not under any circumstances be entitled to any dividend (cash or otherwise) declared by MSBC with a record date prior to the Merger Effective Date.

                           III. ACTIONS PENDING MERGER

         A. Ballston Actions. From the date hereof until the earlier of the Merger Effective Date or termination under Article VII, without the prior written consent or approval of MSBC:

         1. Forbearances. Ballston will not and will cause its Subsidiary not to:

                  (a) Stock Distributions. Make, declare or pay any dividend other than cash dividends on Ballston Common Stock or BNV Common Stock, as the case may be, consistent with past practice and in an amount not greater than the last previous cash dividend declared prior hereto by Ballston or BNV, respectively, as Previously Disclosed, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary or custodial capacity in the ordinary course of its business and consistent with past practice or in connection with stock received on a debt previously contracted basis) or authorize the creation or issuance of, or issue, any additional shares of its capital stock, or any options, calls, warrants or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock, or issue any long-term debt;

                  (b) Employment Contracts. Enter into any employment contracts with, increase the rate of compensation of (except in accordance with existing policy consistent with past practice and Previously Disclosed or required by any agreement existing and as in effect on the date hereof and Previously Disclosed), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date hereof and Previously Disclosed;

                  (c) Employee Benefit Plans. Enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (1) the vesting or exercise of any benefits payable thereunder, or (2) the right to exercise any employee stock options or stock appreciation rights outstanding thereunder;

                  (d) Asset Disposition. Sell, lease or otherwise dispose of or grant or allow to arise an encumbrance, lien or security interest on any property or assets or discontinue using any assets or properties or discontinue any business or operations except in the ordinary course of business consistent with past practice or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except foreclosures, acquisitions of control in its fiduciary or custodial capacity or securitization transactions, in each case in the ordinary course of business consistent with past practice);

         (e)  Constituent  Documents.   Amend  or  restate  its  Certificate  of
Incorporation or Bylaws as delivered to MSBC in connection with this Plan;

                  (f) Material Transactions. (a) Settle any litigation or legal proceeding brought by or against it or claim of or against it (involving individually or in the aggregate more than $50,000) or (b) enter into any material transaction or make any material commitment relating to its assets, business, operations or properties (including but not limited to any acquisition thereof), otherwise than as contemplated hereby or in the ordinary course of business consistent with past practice and in any case obligating it to expend after the Merger Effective Date more than $50,000 in all such transactions; (c) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for the obligations of any person or entity except in the ordinary course of business consistent with past practice; (d) make any material investment in or purchase any material securities of any person or entity; or (e) cancel or allow any of its existing insurance policies to lapse;

         (g) Actions Not in Ordinary Course. Take any action not in the ordinary course of business consistent with past practice;

                  (h) Accounting. Alter in any way the manner in which it has regularly and customarily maintained its books of account and records, or change any of its accounting principles or methods by which such principles are applied for tax, regulatory or reporting purposes, except as required by law or by generally accepted accounting principles.

                  (i) Agreements. Agree to take any of the foregoing actions.

         2. Conduct of Business. Ballston will and will cause its Subsidiary to:

                  (a) Ordinary Course. Conduct its business and operations only in the ordinary and usual course and in a manner consistent with past practices and use reasonable efforts to preserve intact its present business organization and keep available its present officers and employees material to its business and operations.

                  (b) Notification. Notify MSBC (i) of any emergency or change in the normal conduct of the Business, (ii) of any event, occurrence, fact, condition, change or effect that, individually or in the aggregate, has or is reasonably expected to have a Material Adverse Effect or breach of a representation or warranty set forth in Article (IV) or a covenant or agreement set forth in this Article V which has or is reasonably expected to have a Material Adverse Effect and (iii) of the threat or initiation of any litigation against it.

                       IV. REPRESENTATIONS AND WARRANTIES

         Ballston hereby represents and warrants to MSBC and MSBC hereby represents and warrants to Ballston as follows:

         (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it and its respective Subsidiaries are true and correct.

         (B) Capitalization. The outstanding shares of it and its respective Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.

         (C) General Corporate Power and Ownership of Properties. It and its respective Subsidiaries have the corporate power and authority to carry on their respective business as now being conducted and to own all of their respective material properties and assets and have good and marketable title to or a valid and existing leasehold interest in all of the material properties and assets thereof reflected as owned or leased in its balance sheet as of December 31, 1997, and included in the MSBC Reports and Ballston Reports (as hereinafter defined) and in all material properties and assets acquired or leased by it or its respective Subsidiaries, since December 31, 1997. In the case of Ballston and its Subsidiary only, none of its properties is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind or any provision terminating or altering or giving the right to terminate or alter the terms and conditions of its use and enjoyment thereof on account of any change of control or ownership except: (1) mechanic's, carrier's, worker's or similar liens arising in the ordinary course of business; (2) as Previously Disclosed; (3) imperfections of title, if any, none of which is material in amount or materially detracts from the value or impairs the existing use of the property subject thereto or the operations of Ballston or its Subsidiary; and
(4) liens of current taxes not due and payable.

         (D) Specific Corporate Authority. Subject to any necessary receipt of approval by its stockholders and the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to (1) bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights; and (2) general equity principles. In the case of Ballston, it represents and warrants to MSBC that the Stock Option Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms subject only to conditions (1) and (2) in the immediately preceding sentence.

         (E) No Default. The execution, delivery and performance of this Plan and, in the case of Ballston, the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by it, will not constitute: (1) a breach of violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, franchise or agreement, indenture, instrument or authorization applicable to, of or held by it or its Subsidiaries, or to which it, its Subsidiaries or its or its Subsidiaries' respective properties are subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it; or (2) a breach or violation of, or a default under, its or its Subsidiaries' respective Articles of Incorporation or Bylaws; or (3) except as Previously Disclosed, create a right of termination, default in or change in terms and conditions of use or enjoyment of any real or personal property it uses in its business.

         (F) MSBC Reports. In the case of MSBC only, and except as Previously Disclosed, (1) MSBC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other documents filed or to be filed subsequent to December 31, 1996 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC, all of which have been Previously Disclosed (all of the foregoing reports and documents of MSBC are hereinafter referred to as its "MSBC Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the MSBC Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the MSBC Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

         (G) Ballston Reports. In the case of Ballston only, it has Previously Disclosed to MSBC copies of (1) Ballston's Consolidated Financial Statements, for the years ended December 31, 1994, 1995, 1996 and 1997; (2) BNV's "Consolidated Report of Condition and Income" for the years ended December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997 and for any subsequent period(s) as delivered to the appropriate bank regulatory authority;
(3) all other reports and documents filed with or sent to any federal or state regulatory authority by it or BNV during 1996, 1997 and 1998 (as of the date of this Agreement); and (4) to the extent not prohibited by law, all reports of any state or federal regulatory authority relating to it or BNV and received during or relating to matters in 1996, 1997 or 1998 (as of the date of this Agreement) (all of the foregoing reports and documents are hereinafter referred to as "Ballston Reports"). Ballston represents and warrants to MSBC: (a) that, as of their respective dates, the Ballston Reports referred to in (1) and (2) above are accurate and complete and fairly present the financial position of the entity or entities to which they relate and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements (including any related notes and schedules thereto) fairly present the results of operations, changes in stockholders equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; (b) that the Ballston Statements referred to in (1) have been prepared in accordance with generally accepted accounting principles, consistently applied; and (c) that, as of their respective dates the Ballston Reports referred to in (2) and (3) above complied in all material respects with all legal and regulatory requirements applicable thereto and no additional reports or documents or amendments to previously filed reports or documents were required to be filed by Ballston with any federal or state regulatory authority during such periods except as Previously Disclosed.

         (H) Material Events. Except as Previously Disclosed, no event(s), occurrence(s), condition(s), or circumstance(s), whether known or unknown, has or have occurred which has or is reasonably likely to have at any future time (individually or in the aggregate) a Material Adverse Effect on it.

         (I) Litigation. Except as Previously Disclosed, no litigation, proceeding or controversy before any court or governmental agency and no mediation or arbitration is pending which has or is reasonably likely to have at any future time a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceeding, controversy, mediation or arbitration has been threatened and no claim has been asserted which could lead to such litigation, proceeding, controversy, mediation or arbitration.

         (J) Material Contracts. Except as Previously Disclosed and except for this Plan and the Stock Option Agreement, neither it nor any Subsidiary is bound by any material contract (as to it and its Subsidiaries taken as a whole) to be performed in whole or part after the date hereof.

         (K) Commissions. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee in an amount Previously Disclosed to Danielson Associates, Inc., who has acted as financial advisor to Ballston.

         (L)      ERISA.  Except as Previously Disclosed:

                  (1) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of it and/or its Subsidiaries (the "Employees") are Previously Disclosed, true and complete copies of which have been made available to the other party;

                  (2) all employee benefit plans covering Employees, to the extent subject to ERISA (the "ERISA Plans"), are in compliance with ERISA, except for failure to so comply which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), except as Previously Disclosed has received a favorable determination letter from the Internal Revenue Service, and it has no knowledge of any circumstances likely to result in the revocation of any such favorable determination letter; there is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; and neither it nor any Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or the Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (3) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one "employer" with it or any Subsidiary under
Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), which liability is reasonably likely to have a Material Adverse Effect on it; neither it nor any Subsidiary has incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; and to its knowledge no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate within the 12-month period ending on the date hereof;

                  (4) during the current plan year and the immediately preceding three plan years of such ERISA Plan, all contributions required to be made under the terms of any ERISA Plan of it or an ERISA Affiliate have been timely made; and no pension plan of it or an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (5) under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the ERISA Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such ERISA Plan, and there has been no material adverse change in the financial position of such ERISA Plan since the last day of the most recent plan year; and

                  (6) there are no material current or projected liabilities for retiree health or life insurance benefits.

         (M) Regulatory Approvals. It knows of no reason why the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraph (C).

         (N) Agreements with Bank Regulators. Except as Previously Disclosed neither it nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, any bank regulator which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has it been advised by any bank regulator that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         (O) Subsidiaries. In the case of Ballston only, it has no subsidiaries other than BNV, all of the outstanding shares of which are validly issued, fully paid and nonassessable (except pursuant to 12 USC ss. 55 or comparable state law, if any) and are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer whatsoever. In the case of MSBC only, its only Subsidiaries are the MSBC Subsidiaries, all of the outstanding shares of which are validly issued, fully paid and nonassessable (except pursuant to 12 USC ss. 55 or comparable state law) and are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer whatsoever.

         (P) Collective Bargaining Contracts. Neither it nor any Subsidiary is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or is the subject of a proceeding asserting that it or the Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or the Subsidiary to bargain with any labor organization as to wages and conditions of employment. There is not any strike or other labor dispute involving it or any Subsidiary and to the best of its knowledge none is threatened. It is not aware of any activity involving the employees of it or any Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (Q) Classified Assets and Loan and Lease Loss Reserve. Ballston has Previously Disclosed a list of the loans, extensions of credit or other assets of BNV that were classified by the examiners of the Federal Reserve Board
("FRB") or by the Bureau of Financial Institutions of the Virginia State Corporation Commission ("Virginia Bank Regulator") in its last respective preceding examination ("BNV Asset Classification") and has Previously Disclosed a list of its loans and extensions of credit by BNV in the respective initial principal amount of $10,000 or more, any payment of which is, as of the date so disclosed, delinquent ("BNV Delinquent Loan List"). The BNV Asset Classification and the BNV Delinquent Loan List are, respectively, accurate and complete in all material respects and no loans, extensions of credit or other assets (or portions thereof) that have been classified as of the respective date of the BNV Asset Classification by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the BNV Asset Classification other than amounts of loans, extensions of credit or other assets that were charged off by BNV prior to the respective date of the BNV Asset Classification. BNV's loan and lease loss reserve as Previously Disclosed to MSBC are reasonably believed by Ballston and BNV to be adequate as of the date thereof and no event(s), occurrence(s), condition(s) or circumstance(s) has or have occurred which have had, will have, or are reasonably likely (individually or in the aggregate) to have the effect of rendering such loan and lease loss reserve inadequate or causing a material addition to the reserve to be made.

         (R) Affiliates. In the case of Ballston only, except as Previously Disclosed, to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"; hereinafter the Securities Act and the Exchange Act are referred to as the "Federal Securities Laws").

         (S) Insurance Policies. In the case of Ballston only, it has made available to MSBC correct and complete copies of all of its or its Subsidiary's insurance policies respecting the properties, operations, liabilities, officers, directors and employees thereof, all of which are in full force and effect or provide coverage to it or its Subsidiary and their respective officers, directors and employees.

         (T) MSBC Stock. In the case of MSBC only, the shares of MSBC Common Stock to be issued in exchange for shares of Ballston Common Stock will have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (U) Takeover Laws. In the case of Ballston only, it has taken all necessary action to exempt the transactions contemplated by this Plan and the Stock Option Agreement from, or the transactions contemplated by this Plan and the Stock Option Agreement are otherwise exempt from, any applicable state takeover laws in effect as of the date of this Plan, including section 203 of the DGCL.

         (V) Approval of This Transaction. In the case of Ballston only, it has taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (1) require a vote of stockholders (other than as set forth in Paragraph (A) of Article VI); or (2) result in the grant of any rights to any person under its Certificate of Incorporation or Bylaws or, except as granted hereunder or under the Stock Option Agreement or as Previously
Disclosed, under any agreement (including but not limited to any rights contingent on a merger or change in control in any lease or employment agreement); or (3) except as set forth in Paragraphs (B) and (C) of Article VI, and Section 8 of the Stock Option Agreement, require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed, the consent or approval of any other party to any agreement, indenture or instrument; or (4) restrict or impair in any way the ability of MSBC to exercise the rights granted hereunder or under the Stock Option Agreement.

         (W) Environmental Laws. As to Ballston only, (1) to its knowledge, it, its Subsidiary, the Participation Facilities and the Loan Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (2) there is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it, its Subsidiary, or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or (b) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it, its Subsidiary or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (3) to its knowledge, there is no proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan Property, it or its Subsidiary is or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or (b) relating to the release or threatened release into the environment of any Hazardous Material, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (4) to its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above;

                  (5) to its knowledge, during the period of its or its Subsidiary's (a) ownership or operation of any of their respective current properties, (b) participation in the management of any Participation Facility, or (c) holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (6) to  its  knowledge,  prior  to  the  period  of its or its
Subsidiary's: (a) ownership or operation of any of their respective current properties, (b) participation in the management of any Participation Facility, or (c) holding of a security interest in a Loan Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (7) the following definitions apply for purposes of this Paragraph (W): "to its knowledge" means the actual knowledge of or actual notice (which if pursued with due care would lead to actual knowledge) to any officer of Ballston, any information contained in the business records of Ballston and, with respect to any "Loan Property", any information contained in a Phase I or Phase II environmental assessment furnished to Ballston; "Loan Property" means any property owned by it or its Subsidiary or in which it or its Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or its Subsidiary participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law" means (a) any federal, state and local law, statute, directive, ordinance, rule, regulation, code, by law, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, legally binding policy or guideline relating to (i) the protection, preservation or restoration of the indoor or ambient environment or natural resources
(including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         (X) Taxes. Except as Previously Disclosed, to its knowledge (1) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its Subsidiaries, including without limitation consolidated federal and state income tax returns of it and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to December 31, 1996, and on or prior to the date of the most recent fiscal year end immediately preceding the Merger Effective Date, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Tax Returns were true, complete and accurate in all material respects, (2) all material taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it and its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been paid in full, (4) the amounts accrued for Taxes in the Ballston Reports and the MSBC Reports are sufficient for the payment of all Taxes of that company and its Subsidiary, whether or not disputed, which are properly accruable, (5) all Taxes due with respect to completed and settled examinations have been paid in full or properly reserved, (6) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the Ballston Reports or in the MSBC Reports, and (5) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or its Subsidiaries and there are no agreements by it or its Subsidiary for the extension of time for the assessment of any Taxes.

         (Y)  Legal  Compliance.  Except  as  Previously  Disclosed,  it and its
Subsidiaries are in compliance with all applicable laws, statutes, rules, regulations, ordinances, orders, decrees, or resolutions of any governmental authority or agency or court relating or applicable to the conduct of their respective businesses, operations, employment practices or relating to the ownership or use of their respective properties which either alone or in the aggregate have or are reasonably likely to have a Material Adverse Effect on it.

         (Z) Certain Interests. Except in arm's length transactions pursuant to normal commercial terms and conditions, no executive officer or director of it or its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of it and its Subsidiaries, except for the usual rights of a shareholder in it; no such person is indebted to it, except for normal business expense advances and for loans made, in the case of MSBC, by an MSBC Bank Subsidiary, and in the case of Ballston, by BNV, in each case in full compliance with the law, including but not limited to, Regulation O of the FRB and in the ordinary course of business; and it is not indebted to such person except for amounts due under normal and disclosed compensation arrangements or reimbursement of ordinary business expenses.

         (AA)  Licenses.  It and its  Subsidiaries  have in effect all rights to tradenames, trademarks, service marks, patents, patent rights, copyrights, whether domestic or foreign (as well as applications, registrations or certificates therefor, inventions, trade secrets, proprietary processes, software and other intellectual property rights ("Intellectual Property"), and all other approvals, authorizations, consents, licenses, clearances, and orders of and registrations with all governmental and regulatory authorities the failure to have and comply with which either alone or in the aggregate would have a Material Adverse Effect on it or, in any case, subject it to liability of $50,000 or more, individually or in the aggregate.

         (BB) Liabilities. Except to the extent reflected or reserved against in the MSBC Reports, as to MSBC and its Subsidiaries, and in the Ballston Reports, as to Ballston and BNV, and except as Previously Disclosed, it and its Subsidiaries have no material liability or obligation of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due.

         (CC) Ten Percent Shareholders. Except as Previously Disclosed, it has no shareholder who owns of record or beneficially 10% or more of the outstanding shares of Ballston Common Stock, or MSBC Common Stock, as the case may be, and there is no person known to it who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares
(1) voting power which includes the power to vote or to direct the voting of, such shares and/or (2) investment power, which includes the power to dispose or to direct the disposition, of 10% or more of the outstanding shares of Ballston Common Stock or MSBC Common Stock, as the case may be (all of the foregoing, "10% Ownership"). There is no person to its knowledge who, directly or indirectly, has created or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of 10% Ownership or preventing the vesting of 10% Ownership. A person shall also be deemed to be a beneficial owner for purposes of the foregoing if that person has the right to acquire beneficial ownership of such shares within 60 days.

         (DD) Option Shares. In the case of Ballston only, the Option Shares (as defined in the Stock Option Agreement) when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (EE) Articles and Bylaws. In the case of Ballston only, true, correct and current copies of its and its Subsidiary's Articles of Incorporation (or Association) and bylaws have been delivered to MSBC.

         (FF) MSBC Shareholder Approval. In the case of MSBC, the approval of the Merger by the holders of shares of MSBC Common Stock is not required.

         (GG) Pooling of Interests. It has taken no action that would cause the Merger to fail to qualify for pooling of interests accounting treatment.

         (HH) Year 2000. It has Previously Disclosed: (1) the amount it and its Subsidiaries have spent or budgeted to be spent for Year 2000 related remediation; (2) it and its Subsidiaries' Year 2000 plan relating to their business, their operations (including operating systems) and their relationships with customers, suppliers, vendors and borrowers and the present status of the plan's completion; and (3) any anticipated Year 2000 problems of which they have knowledge which individually or in the aggregate have or are likely to have a Material Adverse Effect.

                                  V. COVENANTS

         Ballston hereby covenants to MSBC, and MSBC hereby covenants to Ballston, that:

         (A) Reasonable Best Efforts to Complete Merger. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit consummation of the Merger within the time contemplated by this Agreement and to otherwise enable consummation of the transactions contemplated hereby and by the Stock Option Agreement and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by MSBC shall not violate this covenant), including (1) using its best efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and in the Stock Option Agreement and to cause to be satisfied the conditions referred to in Article VI and in the Stock Option Agreement, and each of Ballston and MSBC shall use, and shall cause their respective Subsidiaries to use, their respective best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and the Stock Option Agreement; and (2) in the case of Ballston, cooperating with MSBC in supplying such information as MSBC may reasonably request in connection with any public offerings of securities by MSBC prior to the Merger Effective Date. Notwithstanding the foregoing, in the event that one party hereto notifies the other party pursuant to Paragraph (B) of
Article VII that a breach has occurred in this Plan, either party shall have the option of suspending its obligations under this Paragraph or Paragraph (O) of this Article until such time as the breach has been cured.

         (B) Ballston Proxy Statement. In the case of Ballston only, (1) it shall promptly prepare and provide to MSBC prior to its filing and mailing a proxy statement (the "Proxy Statement") to be mailed to the holders of Ballston Common Stock in connection with the Merger and to be filed by MSBC in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements; (2) without limiting the foregoing, at the time such Proxy Statement or any amendment or supplement thereto is mailed to holders of Ballston Common Stock and at all times thereafter up to and including the meeting of Ballston shareholders referred to in Subparagraph (3) of this Paragraph (B), the Proxy Statement and such amendments and supplements will comply in all material respects with the provisions (to the extent applicable) of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Proxy Statement; (3) it shall hold a special meeting (the "Meeting") of the holders of Ballston Common Stock as soon as practicable after the Registration Statement has become effective for purposes of voting upon this Plan, the Plan of Merger and the Merger contemplated hereby and thereby, and (4) it shall use its best efforts to solicit and obtain votes of the holders of Ballston Common Stock in favor of the above proposals and shall once, at MSBC's request, recess or adjourn the Meeting for a period not exceeding ten days (unless Ballston consents to a longer period) if such recess or adjournment is deemed by MSBC to be necessary or desirable.

         (C) Registration Statement Contents. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Ballston relating to Ballston and its Subsidiary and by MSBC relating to MSBC and the MSBC Subsidiaries (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement. In connection with the preparation of the Registration Statement and related Prospectus/Proxy Statement, each will cooperate with the other and will furnish the information concerning itself required by law to be included therein.

         (D) Effectiveness of Registration Statement. MSBC will advise Ballston, promptly after MSBC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed and becomes effective or of the issuance of any stop order or the suspension of the qualification of the MSBC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (E) Public Announcements. It agrees that, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law or applicable NASD or stock exchange rule.

         (F) Review of Information.

                  (1) Upon reasonable notice, it shall afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date, to all of its properties, books, contracts, commitments, properties and records to the extent permitted by law and to its officers, employees, counsel and accountants, authorizing each of them to discuss fully with the other party's representatives all matters related to this Plan, the transactions contemplated hereby and the condition, operations, business, assets or properties of such party. During such period, it shall also furnish promptly to the other party hereto (a) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Federal Securities Laws or any state laws, rules and regulations regulating the issuance, sale or exchange of securities or the markets in which any of the foregoing occurs ("Blue Sky Law(s)" which together with the Federal Securities Laws are hereinafter referred to as the "Securities Laws") or banking laws, and
(b) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request. The foregoing process is herein referred to as "due diligence". No due diligence by any party or the results thereof shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by the Plan.

                  (2) Each party hereto agrees not to use any information obtained in due diligence for any purpose unrelated to its evaluation of the transactions contemplated by this Plan and the Stock Option Agreement. If the Merger is not consummated, each party will hold all information and documents obtained in due diligence in confidence (as provided in Paragraph (F) of Article
VIII) except to the extent that disclosure to a third party is for the purpose of assisting in the assessment of such information or documents for purposes of evaluating this Plan and its consummation (in which case reasonable steps shall be taken to preserve the confidentiality thereof) and in any event unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law or applicable NASD or stock exchange rule to be disclosed. In the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents.

         (G) No Solicitation. In the case of Ballston only, from and including the date of this Plan until the Merger Effective Date or the termination of this Plan pursuant to its terms, (1) it shall not, and shall direct the officers, directors, employees and other persons affiliated with it and any investment banker, attorney, accountant or other representative of it, not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, or (except as required by the fiduciary duties of its Board of Directors as advised in writing by its counsel in connection with an unsolicited bona fide written proposal) furnish any nonpublic information relating to or participate in any negotiations or discussion concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, it or any merger or other business combination with it other than as contemplated by this Plan,; (2) shall notify MSBC immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, it; (3) shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and (4) shall furnish to MSBC copies of all documents reviewed or received by it in connection with any inquiries, proposals, negotiations and discussions referred to in Subsection
(G)(2).

         (H) Filing of Registration Statement. In the case of MSBC only, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and MSBC shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.

         (I) Blue Sky. In the case of MSBC only, it shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary Blue Sky Law permits and approvals, provided that MSBC shall not be required by virtue thereof to submit to general jurisdiction in any state.

         (J) Affiliates. In the case of Ballston only, it will use its best efforts to cause each person who may be deemed to be an "affiliate" of it for purposes of Rule 145 under the Securities Act, no later than thirty (30) days after the date hereof (and within ten (10) days after any person becomes an "affiliate" thereafter), to execute and deliver to MSBG a letter agreement in the form attached hereto as Exhibit B restricting the disposition of such affiliate's shares of Ballston Common Stock and the shares of MSBC Common Stock to be received by such person in exchange for such person's shares of Ballston Common Stock.

         (K) Ballston's  Policies and  Practices.  In the case of Ballston only:
Ballston shall and shall cause its Subsidiary to use its best efforts to modify and change its credit, investment, asset-liability management, risk management, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Merger Closing so as to be consistent on a mutually satisfactory basis with those of MSBC and generally accepted accounting principles. Additionally, Ballston hereby agrees to accrue all investment banking, legal and accounting costs associated with this Plan and the transactions contemplated hereby between the date of this Plan and the anticipated Effective Date. Except as provided in the immediately preceding sentence, Ballston shall not be required to modify or change any policies or practices, however, until (x) satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of Article VI, (y) such time as Ballston and MSBC shall reasonably agree that the Merger Closing will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the SEC or other applicable governmental authority available to the public, and (z) such time as MSBC acknowledges in writing that all conditions to MSBC's obligation to consummate the Merger (and MSBC's rights to terminate this Plan) have been waived or satisfied; provided, however, that in all circumstances Ballston shall and shall cause its Subsidiary to make such modifications and changes not later than immediately prior to the Merger Effective Date. Ballston's representations, warranties and covenants contained in the Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph (K).

         (L) State Takeover Laws. In the case of Ballston only, it shall not take any action that would cause the transactions contemplated by this Plan and/or the Stock Option Agreement to be subject to any applicable state takeover statute and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, Section 203 of the DGCL.

         (M) Ballston Special  Shareholder Rights. In the case of Ballston only:
(1) it shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of Ballston or under any agreement (including any lease, credit, or employment, severance or officer, director or employee compensation agreement or plan) to which Ballston is a party (other than as Previously Disclosed by Ballston); or (2) it shall not restrict or impair in any way the ability of MSBC to exercise the rights granted hereunder or under the Stock Option Agreement.

         (N) Shareholder Approval. In the case of Ballston, only, it shall not adopt any plan or other arrangement granting any rights to any shareholders that would adversely affect in any way MSBC's rights under this Plan or the Stock Option Agreement and, in the case of MSBC only, it shall not amend the terms of its Participating Cumulative Preferred Stock, Series A, of which 100,000 shares are authorized but unissued as of December 31, 1997, in a manner that affects holders of Ballston Common Stock in a disproportionate manner.

         (O) Notice of Adverse Events. It shall promptly (but in any event within ten days after discovering the same) notify the other party hereto in writing of any event(s), occurrence(s), condition(s) or circumstance(s) which alone or in the aggregate results or is reasonably likely to result in the inaccuracy of any warranty or representation or warranty or the material breach of any covenant or agreement in this Plan of the party discovering the same.

         (P) Government Applications. In the case of MSBC only, it shall promptly prepare and submit an application to the FRB and the Virginia Bank Regulator for approval of the Merger and promptly make all appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by MSBC. Both MSBC and Ballston will use their best efforts to obtain and will cooperate with each other in making applications for such approvals or other actions advisable in the reasonable judgment of MSBC, with the consent of Ballston, such consent not to be unreasonably withheld, to consummate the Merger including, but not limited to, promptly furnishing information relating to it and its Subsidiaries required to be set forth therein; provided, however, that any approval shall not require a change which materially adversely impacts the economic or business benefits to either MSBC or Ballston of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of either MSBC or Ballston.

         (Q) Environmental Tests. Ballston and its Subsidiary will allow MSBC to conduct, through designated representatives, environmental and engineering tests provided that no test or information discovered pursuant thereto shall be deemed to affect or modify or waive any representation or warranty made by Ballston.

                  VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

         Consummation of the Merger is conditioned upon:

         (A) Shareholder Approval. Approval of the Merger and the other transactions contemplated hereby (including any actions contemplated by
Paragraph (L) of Article VIII) by the requisite vote of the stockholders of Ballston.

         (B) Specific Regulatory Approval. Procurement of the approval by the FRB and the Virginia Bank Regulator of the Merger and procurement of all other regulatory consents and approvals applicable to financial institutions and their holding companies and satisfaction of all other regulatory requirements applicable to financial institutions and their holding companies necessary for consummation of the Merger, and the expiration of the statutory waiting periods relating thereto.

         (C) General Governmental Approval. Procurement of all other governmental consents and approvals (including but not limited to approval of Articles of Merger by the Virginia Corporation Authority) and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the Merger; provided, however, that no approval or consent in Paragraph (B) or (C) of this Article VI shall have imposed any condition or requirement which would materially adversely impact the economic or business benefits to either MSBC or Ballston of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger.

         (D) No Countervening Orders. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger.

         (E) Accountants' Reports as to MSBC. Ballston and its directors shall have received from Coopers & Lybrand letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement, and (ii) the Merger Effective Date, in form and substance satisfactory to Ballston with respect to MSBC's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm.

         (F) Accountants' Reports as to Ballston. MSBC shall have received from Stoy, Malone & Company, P.C., dated the date of or shortly prior to (1) the mailing of the Proxy Statement, (2) the public offerings of any securities by MSBC prior to the Merger Effective Date, and (3) the Merger Effective Date, in form and substance satisfactory to MSBC with respect to Ballston's financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm.

         (G) MSBC Legal Opinion. Ballston shall have received an opinion, dated the Merger Effective Date, of Flippin, Densmore, Morse, Rutherford & Jessee,
P.C., counsel for MSBC, in form and substance reasonably satisfactory to Ballston, which shall cover the matters contained in Exhibit C hereto.

         (H) Ballston Legal Opinion. MSBC and its directors and officers who sign the Registration Statement shall have received an opinion, dated the Merger Effective Date of Duane, Morris & Heckscher, LLP, in form and substance reasonably satisfactory to MSBC, which shall cover the matters contained in Exhibit D hereto.

         (I) MSBC Representations and Warranties. (1) No matter, event, circumstance, occurrence, condition, or other action or failure of action which was discovered by Ballston in its due diligence or of which Ballston was or should have been notified pursuant to Subsection V(O) and which in either case creates reasonable uncertainty as to the accuracy of any representation or warranty of MSBC or the breach of any covenant or agreement of MSBC in this Plan and with respect to which MSBC has been notified in writing shall be unresolved to the reasonable satisfaction of Ballston; (2) Each of the representations and warranties contained herein of MSBC shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date; and (3) each and all of the agreements and covenants of MSBC to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and Ballston shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of MSBC dated the Merger Effective Date, to such effect.

         (J) Ballston Representations and Warranties. (1) No matter, event, circumstance, occurrence, condition, or other action or failure of action which was discovered by MSBC in its due diligence or of which MSBC was or should have been notified pursuant to Subsection V(O) and which in either case creates reasonable uncertainty as to the accuracy of any representation or warranty of Ballston or the breach of any covenant or agreement of Ballston in this Plan and with respect to which Ballston has been notified in writing shall be unresolved to the reasonable satisfaction of MSBC; (2) each of the representations and warranties contained herein of Ballston shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date; and (3) each and all of the agreements and covenants of Ballston to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and MSBC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Ballston dated the Merger Effective Date, to such effect.

         (K) Registration Statement Effectiveness. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority.

         (L) Blue Sky Approvals. MSBC shall have received all Blue Sky Law approvals, permits and other authorizations necessary to consummate the Merger.

         (M) Tax Free Reorganization Opinion. MSBC and Ballston shall have received an opinion from Flippin, Densmore, Morse, Rutherford & Jessee, PC to the effect that (1) the Merger will constitute and qualify as a reorganization within the meaning of Section 368(a) of the Code and that Ballston and MSBC will each be a party in that reorganization within the meaning of Section 368(b) of the Code, and (2) no gain or loss will be recognized by stockholders of Ballston on the exchange of Ballston Common Stock solely for shares of MSBC Common Stock except that gain or loss may be recognized on the receipt of cash in lieu of fractional share interests of MSBC Common Stock. In rendering their opinion, counsel may require and rely upon representations contained in certificates of officers of MSBC, Ballston and others.

         (N) Affiliate Letters. MSBC shall have received from each person who may be deemed an "affiliate" of Ballston for purposes of Rule 145 under the Securities Act an executed letter agreement in the form attached hereto as Exhibit B.

         (O) Ballston Fairness Opinion. At the time the Proxy Statement is mailed to the holders of shares of Ballston Common Stock, the Board of Directors of Ballston shall have received an opinion from Danielson Associates, Inc., that the Exchange Ratio is fair to the shareholders of Ballston from a financial point of view.

         (P) Pooling. MSBC and Ballston shall have received a letter, dated as of the Merger Effective Date, in form and substance reasonably acceptable to MSBC, from Coopers & Lybrand to the effect that the Merger will qualify for pooling of interests accounting treatment.

         provided, however, that a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C) or in Paragraph (F), (H), (J), (L),
(M), (O) or (P) of this Article VI shall only constitute conditions if asserted by MSBC and a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C), Paragraph (E), (G), (I), (M) or (O) of this Article VI shall only constitute conditions if asserted by Ballston.

                                VII. TERMINATION.

         This Plan may be terminated prior to the Merger Effective Date, either before or after receipt of required stockholder approval:

         (A) Mutual Consent. By the mutual consent of MSBC and Ballston.

         (B) On Breach. By MSBC or Ballston, in the event (1) any representation or warranty contained herein made by the other party is breached and the breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (2) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

         (C) Failure to Consummate on Time. By MSBC or Ballston, in the event that the Merger is not consummated by September 30, 1998.

         (D) Failure to Obtain Certain Approvals. By MSBC or Ballston, in the event that (1) any common stockholder approval contemplated by Paragraph (A) of
Article VI is not obtained at a meeting or meetings called for the purpose of obtaining such approval; or (2) if any regulatory approval contemplated by Paragraph (B) of Article VI to the extent necessary to consummate the Merger legally, is finally and unconditionally denied.

         (E) Failure to Execute Stock Option Agreement. By MSBC, upon the failure of Ballston to execute and deliver to MSBC the Stock Option Agreement, contemporaneously with the execution of this Plan.

         (F) Possible  Adjustment in Exchange  Ratio. By Ballston during the ten
(10) day period commencing on the Determination Date (as hereinafter defined) if both of the following conditions are satisfied:

         (1) if the Average MSBC Share Price is less than $24.47; and

         (2) if the First Percentage exceeds the Second Percentage by at least ten (10) percentage points; subject, however, to the immediately following four sentences. If Ballston elects to exercise its termination right pursuant to Paragraph (F) of Article VII, it shall give prompt written notice to MSBC (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten (10) day period). During the seven (7) day period commencing with its receipt of such notice, MSBC shall have the option of increasing the consideration to be received by the holders of Ballston Common Stock by adjusting the Exchange Ratio, to equal a quotient, the numerator of which is $24.47 multiplied by the Exchange Ratio (as then in effect) with respect to Ballston Common Stock, and the denominator of which is the Average MSBC Share Price. If MSBC makes the election contemplated by the immediately preceding sentence, it shall give prompt written notice to Ballston of such election, whereupon no termination shall have accrued pursuant to this Paragraph
(F) and the Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified) and any references in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Paragraph (F).

         For purposes of this Paragraph (F) the following terms shall have the meanings indicated:

         "Determination Date" means the tenth calendar day prior to the Merger Effective Date.

         "First Percentage" means the percentage resulting from: (a) taking the remainder ("First Remainder") obtained by subtracting the Average MSBC Share Price from $27.19; and (b) dividing the First Remainder by the Average MSBC Share Price.

         "Second Percentage" means the percentage resulting from: (a) taking the remainder ("Second Remainder") obtained by subtracting the SNL Southeast Bank Index reported most recently prior to the last trading day in the measuring period for calculating the Average MSBC Share Price ("Recent SNL Bank Index") from the SNL Southeast Bank Index reported most recently prior to or on February 13, 1998; and (b) dividing the Second Remainder by the Recent SNL Bank Index.

         (G) Fiduciary Duty. By Ballston, if its board of directors (on written advice of counsel that such recommendation is necessary to comply with their fiduciary duty) shall have determined to recommend an acquisition proposal to its stockholders after determining that such acquisition proposal is superior in value to the stockholders to the transaction contemplated by the Plan, and Ballston gives MSBC at least three business days' prior notice of its intention to effect such termination pursuant to this Paragraph.

                              VIII. OTHER MATTERS.

         (A) Survival. If the Merger Effective Date occurs, the agreements of the parties in Paragraph (F) of Article II, and Paragraphs (A), (D), (F), (I),
(J) and (K) of this Article VIII shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Paragraph (K) of
Article IV, Paragraphs (F)(2) of Article V and Paragraphs (A), (D), (E), (F) and
(I) of this Article VIII shall survive such termination. In the event of the termination and abandonment of this Plan pursuant to the provisions of Article VII, this Plan shall become void and have no effect, except (1) as provided in the immediately preceding sentence; and (2) no party shall be relieved or released from any liability arising out of a breach of any provisions of this Plan except as provided in Paragraph (E) of this Article.

         (B) Waiver, Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (1) waived by the party benefited by the provision, or (2) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by or approved in the manner authorized by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Ballston, the consideration to be received by the stockholders of Ballston for each share of Ballston Common Stock shall not be decreased except as expressly provided herein.

         (C) Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         (D) Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Virginia.

         (E) Fees and Expenses. In the event that the Plan is terminated in accordance with the provisions of Article VII otherwise than pursuant to Section VII(B) on account of a breach by one party (so long as the other party is not also in breach), each party shall bear its own costs, expenses and fees in connection with and arising out of the Merger and the other transactions contemplated by this Plan (including, without limitation, amounts paid or payable to investment bankers, to counsel and accountants, and to governmental and regulatory agencies). In the event that the Plan is terminated pursuant to
Article VII(B), the total documented out-of-pocket costs, expenses, and fees (excluding only investment banking fees) incurred by the other party (regardless of whether incurred before or after the execution of this Plan), so long as such other party shall not also be in breach, in connection with and arising out of the Merger and other transactions contemplated by this Plan shall be paid by the breaching party and the breaching party shall promptly make such reimbursement to the non-breaching party as is necessary to effectuate the same.

         (F) Confidentiality. Except as otherwise provided in Paragraph (F)(2) of Article V, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         (G) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                          If to MSBC, to:
                          MainStreet BankGroup Incorporated
                          200 E. Church Street
                          Martinsville, VA 24112-5409

                          Attn:   Michael Brenan,
                                  Chief Executive Officer

                          Copy to:

                          Douglas W. Densmore, Esq.
                          Flippin, Densmore, Morse, Rutherford & Jessee 300 First Campbell Square
                          Drawer 1200
                          Roanoke, Virginia 24006

                          If to Ballston, to:

                          Ballston Bancorp, Inc.
                          1667 K Street, N.W., Suite 700
                          Washington, D.C. 20006

                          Attn:  Robert F. Kelleher
                                 Chairman, President and Chief Executive Officer

                          Copy to:

                          Brian D. Alprin, Esq.
                          Duane, Morris & Hecksher, LLP
                          1667K Street, N.W., Suite 700
                          Washington, D.C. 20006


         (H) Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

                  (1) except as otherwise expressly defined herein the term "knowledge" when used with respect to a party shall mean (a) the actual knowledge or constructive knowledge assuming due inquiry after notice, of any Vice President or equivalent or superior officer or (b) the actual knowledge or constructive knowledge of any other officer or employee to the extent of his actual participation in or review of such matters for purposes of this Agreement and the consummation of the transactions contemplated hereby; or (c) information set forth in the books and records of such party;

                  (2) the term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence, condition or circumstance (including without limitation the making of any provisions for possible loan and lease losses or other reserves, classification of assets, loan or credit problems, costs and expenses associated with Year 2000, investment losses or write-downs, legal proceedings, violations of law, assertions of claims (including claims related to Intellectual Property), write-downs of other real estate and taxes) which, in any case, (i) has or is reasonably likely at any future time to have individually or in the aggregate a material adverse effect on the financial condition, results of operations, assets, liquidity, operations or business of the party and its Subsidiaries, taken as a whole, or (ii) has impaired or is reasonably likely to impair materially the party's ability to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; and provided that material adverse effect and material impairment shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally and (z) the effects of Merger on the operating performance of the parties to this Plan;

                  (3) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan; provided, further, the mere inclusion of an item in a disclosure letter shall not be deemed an admission by a party that such item represents a material exception of fact, event or circumstances or that such item is reasonably likely to result in a Material Adverse Effect;

                  (4) the term "including" shall mean in all cases except as otherwise expressly indicated "including but not limited to".

         (I) Entire Understanding. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan, other than as provided in Paragraph (K) below.

         (J) Benefit Plans. Upon consummation of the Merger, as soon as administratively practicable employees of Ballston and BNV shall be entitled to participate in MSBC's pension, severance, benefit and similar plans on the same terms and conditions as employees of MSBC and its Subsidiaries. With respect to the MSBC 401(k) plan only, employees of Ballston and BNV shall be given full credit for prior service with Ballston and BNV with respect to eligibility for and vesting in such plan. MSBC shall cause the Continuing Corporation to honor in accordance with their terms as in effect on the date hereof, or as amended after the date hereof with the prior written consent of MSBC, all employment, severance, consulting and other compensation contracts and agreements Previously Disclosed to MSBC and executed in writing by both Ballston or BNV on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have been Previously Disclosed by Ballston to MSBC.

         (K) Indemnification. (1) In the case of MSBC only, it agrees that for the period of the relevant statute of limitations but in no event less than six-years following the Merger Effective Date, it shall and it shall cause any successor thereto to indemnify and hold harmless any person who has rights to indemnification from Ballston and it shall cause BNV as its Subsidiary and any successor there to indemnify and hold harmless any person who has rights to indemnification from BNV to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Ballston's or BNV's respective Certificate or Articles of Incorporation and bylaws or applicable board resolutions as in effect on the date of this Plan as Previously Disclosed, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date (regardless of whether a claim is asserted in connection therewith on or prior to the Merger Effective Date or thereafter). Without limiting the foregoing, in any case in which approval by MSBG or its Subsidiary may be required to effectuate any such indemnification, MSBC shall cause the Continuing Corporation or, if applicable, such Subsidiary to direct, at the election of the party to be indemnified, that the determination of any such approval shall be made by independent counsel mutually agreed upon between MSBC and the indemnified party. MSBC shall use its reasonable best efforts to provide coverage to the officers and directors of MSBC and BNV, respectively, under MSBC policy or policies of director and officers liability insurance on the same or substantially similar terms then in effect for the directors and officers of MSBC and the Continuing Corporation shall reimburse MSBC for the additional premium incurred by it in connection with providing such coverage;
(2) If MSBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provisions shall be made so that the successors and assigns of MSBC shall assume the obligations set forth in this Paragraph (K)(1). MSBC shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Paragraph (K)(1). MSBC shall have no obligation to maintain directors and officers liability insurance under this Section if MSBC determines in good faith that (a) such insurance is not reasonably available; or (b) the premium costs for such insurance is disproportionate to the amount of coverage provided, (c) the incremental premium costs for such coverage exceed 175% of the amount per annum Ballston and BNV paid in its last full fiscal year, or (d) the coverage provided by such insurance is limited by exclusives so as to provide an insufficient benefit (it being understood that if such exclusives are not materially greater than those in effect for MSBC as of December 31, 1997, this clause (d) cannot be invoked).

         (L) Acquisition of MSBC. In the event that MSBC is acquired through a merger, share exchange or other business combination in which it is not the surviving entity, MSBC agrees that it shall make provision by which the acquirer shall assume this Agreement and the holders of Ballston Common Shares shall be entitled to receive the same consideration for such shares as the holders of MainStreet Common Stock received, giving effect to the Exchange.

         (M) Alternative Structure. Notwithstanding anything to the contrary contained in this Plan, subject to the final sentence of this Section (M), MSBC may, at its sole option, elect to either (a) form a separate subsidiary corporation and merge it into Ballston or Ballston into it such that MSBC shall be the sole shareholder of the surviving corporation, or (b) convert this Plan to an exchange of Ballston Common Stock for MSBC Common Stock, instead of a merger, on the same terms and conditions contained herein (except for such conversion); provided, however, that MSBC may not make such an election if it would result in failure to satisfy the condition set forth in either Section (M) or (P) of Article VI. In the event MSBC makes an election pursuant to the prior sentence, Ballston shall take all actions reasonably requested by MSBC (including without limitation using its best efforts to obtain any requisite corporate and stockholder approvals in connection therewith). In the event that MSBC makes an election pursuant to the first sentence of this Section (M), the parties hereto agree promptly to amend this Plan as MSBC may reasonably deem necessary or appropriate. If MSBC reasonably determines that the Merger cannot be effected pursuant to this Plan (other than pursuant to this Section (M)) and MSBC also reasonably determines that the transactions contemplated by this Plan can be effected if one or more of the actions contemplated by this Section (M) are taken, then MSBC shall elect to take one or more of the actions contemplated by this Section (M); provided, however, that MSBC shall not be required to take any such action if the taking of such action is, in MSBC's reasonable judgment, reasonably likely to result in the failure of any of the conditions set forth in
Article VI.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                             MainStreet BankGroup Incorporated


                             By: /s/ Michael Brenan
                                     Michael Brenan
                                     Chief Executive Officer


                             Ballston Bancorp, Inc.


                             By: /s/ Robert F. Kelleher
                                     Robert F. Kelleher
                                     Chairman, President and Chief
                                       Executive Officer

                                  APPENDIX II

                                 March 11, 1998

Board of Directors
Ballston Bancorp Inc.
1110 N. Glebe Road, Suite 1080
Arlington, Virginia  22201

Dear Board Members:

         Set forth herein is the opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness" of the offer by MainStreet BankGroup, Inc. ("MainStreet"), a bank holding company domiciled in Martinsville, Virginia to acquire all of the shares of the common stock of Ballston Bancorp, Inc. ("Balls ton" or the "Bank") of Arlington, Virginia. The "fair" value is defined as the price at which all of the shares of Ballston's common stock would change hands between a willing seller and a willing buyer with each having had a reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also must be determined if the MainStreet common stock to be exchanged for Ballston's common stock is "fairly" valued.

         In preparing this opinion, the Bank's market has been analyzed; its business and prospects have been reviewed; and its performance has been compared with banks in similar markets. In addition, any unique characteristics have been considered.

         This opinion is based partly on data supplied to Danielson Associates by Ballston, and it relies on some public information, all of which is believed to be reliable, but neither the completeness nor accuracy of such information can be guaranteed. In particular, the opinion assumes that there are no significant asset quality problems beyond what is stated in recent reports to regulatory agencies.

         In determining the "fair" sale value of Ballston, the emphasis has been placed on prices paid for banks with similar financial, structural and market characteristics. These prices were related to Ballston's net income, which is the most important factor in determining its "fair" sale value.

         The "fair" market value of the MainStreet common stock to be exchanged for Ballston stock has been determined by a comparison with other similar bank and bank holding company stocks and included no in- person due diligence of MainStreet. This comparison showed the MainStreet stock to be "fairly" valued.

         Based on this analysis, the "fair" sale value of Ballston is $15.7 to $16.7 million, or $9.20 to $10.19 per share. Thus, MainStreet's offer of $19.5 million, or $12.04 per share, is a "fair" offer from a financial point of view for Ballston and its shareholders.

                                                  Respectfully submitted,

                                                  /s/ Arnold G. Danielson

                                                  Arnold G. Danielson
                                                  Chairman
                                                  Danielson Associates Inc.

                                  APPENDIX III

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262.  Appraisal rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss.
264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the Stockholders entitled to receive notice of and to vote at the meeting of Stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the Stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of Stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its Stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such Stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify Stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the Stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such Stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all Stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the Stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the Stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the Stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the Stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the Stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to Stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting Stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                  APPENDIX IV



                             BALLSTON BANCORP, INC.

                                  APPENDIX IV



                             BALLSTON BANCORP, INC.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                    GENERAL

Ballston does not engage in any substantial business activity other than as a bank holding company that owns all of the issued and outstanding stock of The Bank, its principal asset. Unless otherwise noted, the following discussion relates to Ballston and The Bank on a consolidated basis, collectively referred to as Ballston. Ballston engages in community banking activities by accepting deposits and investing such funds primarily in a variety of loans. These community banking activities primarily include providing commercial loans, real estate mortgage loans, real estate construction loans and, to a lesser extent, consumer loans. Ballston also maintains an investment securities portfolio. Ballston's lending and investing activities are funded primarily by deposits.

The largest component of Ballston's net income is net interest income. Consequently, Ballston's earnings are primarily dependent on its net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Ballston's net income is also affected by its provision for loan losses, other income, other expenses, and income taxes.

                                    OVERVIEW

On June 23, 1997, Ballston signed a definitive agreement to merge with and into a subsidiary of Abigail Adams National Bancorp, Inc. ("AANB"). Because of the pendency of that merger, Ballston's strategy to expand its operations, through the active pursuit of investments in securities, loan originations, and deposit growth, was not pursued as actively as in prior periods. The merger was not approved at the Special Meeting of Shareholders of AANB on December 31, 1997 and as a result, the definitive agreement between Ballston and AANB was terminated. The 1997 pre-tax earnings were reduced by $263,000 as a result of the expenses related to that merger.

On March 11, 1998, Ballston signed a definitive agreement to merge with and into MSBC. It is anticipated that the transaction will close no later than the third quarter of 1998 and such transaction is expected to be accounted for by the pooling-of-interests method of accounting.

In April 1998, a new branch office (the "new branch") was opened in Falls Church, Virginia. Ballston believes, although there is no assurance, that the new branch will result in the growth of its loan portfolio and deposit base. Ballston expects its other expenses may increase in 1998 due to the costs associated with the opening of the new branch.

             COMPARISON OF DECEMBER 31, 1997 WITH DECEMBER 31, 1996

FINANCIAL CONDITION

Total assets increased $1,756,000 or 2.2%, to $80,336,000 at December 31, 1997 from $78,580,000 at December 31, 1996. The increase was primarily attributable to a $13,182,000 or 224.5% increase in cash and cash equivalents, which was partially offset by decreases in investment securities of $7,689,000 or 32.3%, interest bearing deposits with financial institutions of $1,775,000 or 41.6%, loans of $1,446,000 or 3.4%, and foreclosed real estate held for sale of $514,000 or 45.7%. Total liabilities increased $1,094,000 or 1.5% to $72,073,000 at December 31, 1997 from $70,979,000 at December 31, 1996. This increase was primarily due to increases in deposits of $1,621,000 or 2.6%, and securities sold under repurchase agreements of $279,000 or 5.0%, which were partially offset by a decrease in advances from Federal Home Loan Bank of $850,000 or 55.5%.

Nonperforming  Assets.  The  following  table sets forth  information  regarding
nonperforming  assets  as  of  the  dates  indicated.   Ballston  had  no  loans
categorized as troubled debt restructurings.

                                                December 31,       December 31,
                                                     1997              1996
                                                ------------       ------------
                                                         (In Thousands)

Loans accounted for on a nonaccrual basis          $   211            $     15
Accruing loans that are contractually past
      due 90 days or more                              198                 179
                                                  --------            --------
              Total                                    409                 194
Foreclosed real estate held for sale                   610               1,124
                                                  --------             -------
                  Total nonperforming assets        $1,019              $1,318
                                                    ======              ======

Foreclosed Real Estate Held for Sale. Real estate acquired by Ballston as a result of foreclosure is classified as foreclosed real estate held for sale ("Foreclosed Real Estate") until such time it is sold. When Foreclosed Real Estate is acquired, it is recorded at the lower of its fair value or the unpaid principal balance of the related loan.

Allowance for Losses on Loans and Foreclosed Real Estate. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans. A provision for loan losses is charged to operations based on management's evaluation of the potential losses that may be incurred in Ballston's loan portfolio. Management also periodically performs valuations of Foreclosed Real Estate and establishes an allowance to reduce book values of the properties to their net realizable values when necessary. As of December 31, 1997 and 1996, there was no allowance for losses on Foreclosed Real Estate. The following table sets forth information with respect to Ballston's allowance for loan losses for the years indicated.

                                                               Year Ended December 31,
                                                               ------------------------
                                                               1997                1996
                                                               ----                ----
                                                                (Dollars In Thousands)

     Allowance for loan losses, beginning of year              $613                $652
                                                               ----                ----
     Provision for loan losses                                   18                  12
                                                               ----                ----
     Chargeoffs:
         Commercial                                              19                   -
         Real estate - mortgage                                   -                  52
         Consumer                                                11                   2
                                                               ----                ----
                  Total chargeoffs                               30                  54
                                                               ----                ----
     Recoveries:
         Commercial                                               1                   1
         Consumer                                                 -                   2
                                                               ----                ----
                   Total recoveries                               1                   3
                                                               ----                ----
     Net chargeoffs                                              29                  51
                                                               ----                ----
     Allowance for loan losses, end of year                    $602                $613
                                                               ====                ====

     Net loans charged off as a percent of average
             loans outstanding                                 0.07%               0.13%
                                                               ====                ====

The following  table sets forth the allocation of Ballston's  allowance for loan losses by loan category and the percent of loans in each category to total loans receivable  at the dates  indicated.  The  portion  of the loan  loss  allowance allocated to each loan  category  does not  represent  the total  available  for future losses that may occur within the loan category  since the total loan loss allowance is a valuation applicable to the entire loan portfolio.
                                                   December 31,              December 31,
                                                      1997                       1996
                                                   ------------              ------------
                                                             (Dollars In Thousands)

                                                Amount       Percent     Amount        Percent
                                                ------       -------     ------        -------
     Balance at end of year applicable to:
         Commercial                              $113          18.8%      $163           28.4%
         Real estate - construction                17           2.8         66           10.7
         Real estate - mortgage                   460          76.4        368           58.4
         Consumer                                  12           2.0         16            2.5
                                                 ----          ----       ----           ----
     Total                                       $602         100.0%      $613          100.0%
                                                 ====         =====       ====          =====

RESULTS OF OPERATIONS

Net income for 1997 was $771,000 or $.48 per share in comparison to $741,000 or $.46 per share for 1996. As discussed in the Overview section, net income for 1997 was negatively impacted as a result of $263,000 of pre-tax merger related expenses in regard to the AANB proposed merger transaction. Without these special merger related expenses, net income after taxes would have approximated $944,000.

Net Interest Income. Ballston's net interest income was relatively flat for 1997. Net interest income increased $129,000 or 4.0%, to $3,384,000 for 1997 from $3,255,000 for 1996. The increase was primarily the result of a $2,448,000 or 16.2% increase in the relative amount of interest-earning assets over interest-bearing liabilities during 1997 versus 1996, which more than offset a 22 basis point net decrease to 3.75% in the yield on interest-earning assets over the rate paid on interest-bearing liabilities.

Provision for Loan Losses. The provision for loan losses increased $5,900 or 49.2%, to $17,900 for 1997 from $12,000 for 1996. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Management will continue to monitor its allowance for loan losses and future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Although the allowance for loan losses is maintained at a level that management considers to be adequate to provide for the risk of loss in Ballston's loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

Other Income. Other income increased $234,000 or 64.0% for 1997 from $365,000 for 1996. The majority of the increase was the result of the recognition of $191,000 in gain on sale of foreclosed real estate. In addition, other income exclusive of service charges on deposit accounts and gain on sale of foreclosed real estate increased $71,000 or 42.9%, to $236,000 for 1997 from $165,000 for 1996. This increase was primarily a result of Ballston instituting a policy to charge non-bank customers, on a per transaction basis, a fee for their use of Ballston's ATM machines. Service charges on deposit accounts decreased $28,000 or 14.0% to $172,000 for 1997 from $200,000 for 1996. Such decrease was primarily the result of a decrease in non-sufficient fund fees. This decrease was not the result of Ballston's change in collection policy on such fees but rather the result of fewer customer accounts requiring such charges.

Other Expenses. Other expenses increased $302,000 or 12.2%, to $2,776,000 for 1997 from $2,475,000 for 1996. The increase was primarily attributable to other operating expenses increasing $300,000 or 34.9% to $1,161,000 for 1997 from $861,000 for 1996. This increase was primarily due to $263,000 of merger related expenses in connection with the AANB proposed merger transaction. Occupancy expense increased $42,000 or 19.7%, to $254,000 for 1997 from $212,000 for 1996.
As discussed in the Overview Section, Ballston opened a new branch office in Falls Church, Virginia in April 1998. Beginning in May 1997, Ballston commenced paying rent of approximately $4,200 a month on this new site, which accounted for most of the increase. Salaries and employee benefits decreased $47,000 or 3.9%, to $1,169,000 for 1997 from $1,216,000 for 1996. The decrease was primarily the result of the departure of two executive officers and three employees in the second and third quarters of 1997.

               COMPARISON OF MARCH 31, 1998 WITH DECEMBER 31, 1997

FINANCIAL CONDITION

Total assets decreased $4,661,000 or 5.8%, to $75,675,000 at March 31, 1998 from $80,336,000 at December 31, 1997. The decrease was primarily attributable to decreases of $7,734,000 or 40.6% in cash and cash equivalents and $804,000 or 2.0% in loans, which were partially offset by increases in interest bearing deposits with financial institutions of $389,000 or 15.6% and investment securities of $3,512,000 or 21.8%. Total liabilities decreased $4,713,000 or 6.5% to $67,360,000 at March 31, 1998 from $72,073,000 at December 31, 1997.
This decrease was primarily due to a decrease in deposits of $6,604,000 or 10.2%, which was partially offset by an increase in securities sold under repurchase agreements of $1,773,000 or 30.1%.

Nonperforming Assets. As of March 31, 1998, loans accounted for on a nonaccrual basis totaled $207,000 versus $211,000 as of December 31, 1997. As of March 31, 1998, accruing loans that are contractually past due 90 days or more totaled $95,000 versus $198,000 as of December 31, 1997. Ballston had no loans categorized as troubled debt restructurings as of March 31, 1998.

               COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1998
                   WITH THE THREE MONTHS ENDED MARCH 31, 1997

RESULTS OF OPERATIONS

Net income for the three months ended March 31, 1998 was $105,000 or $.06 per share in comparison to $164,000 or $.10 per share for the three months ended March 31, 1997. Net income for the three months ended March 31, 1998 was negatively impacted as a result of $163,000 of pre-tax merger related expenses. Without these special merger related expenses, net income after taxes would have approximated $251,000.

Net Interest Income. Ballston's net interest income was relatively flat for the three months ended March 31, 1998 as compared to the three months ended March 31, 1997. Net interest income increased $20,000 or 2.3%, to $847,000 for the three months ended March 31, 1998 from $827,000 for the three months ended March 31, 1997. The increase was primarily the result of a $2,463,000 or 17.0% increase in the relative amount of interest-earning assets over interest-bearing liabilities during the three months ended March 31, 1998 versus the three months ended March 31, 1997, which more than offset a 26 basis point net decrease to 3.69% in the yield on interest-earning assets over the rate paid on interest-bearing liabilities.

Provision for Loan Losses. The provision for loan losses remained constant for the three months ended March 31, 1998, as compared to the same period for the prior year. The allowance for loan losses totaled $617,000 at March 31, 1998.

Other Income. Other income decreased $22,000 or 19.1% for the three months ended March 31, 1998 from $117,000 for the three months ended March 31, 1997.

Other Expenses. Other expenses increased $28,000 or 4.2% for the three months ended March 31, 1998 from $675,000 for the three months ended March 31, 1997. The increase was primarily attributable to merger expenses of $163,000 for the three months ended March 31, 1998, which was partially offset by a decrease in salaries and employee benefits of $123,000 or 37.2% for the three months ended March 31, 1998 from $330,000 for the three months ended March 31, 1997. The decrease in salaries and employee benefits was primarily the result of the departure of two executive officers and three employees in the second and third quarters of fiscal 1997.

                                 YEAR 2000 ISSUE

A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date, or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of Ballston. Data processing is also essential to most other financial institutions and many other companies. All of the significant data processing of Ballston that could be affected by this problem is provided by a third party service bureau. The service bureau has advised Ballston that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, Ballston would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operations of Ballston. It is currently anticipated that costs to Ballston associated with the year 2000 issue will not be significant.

                         LIQUIDITY AND CAPITAL RESOURCES

The primary sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investment securities and interest-bearing deposits with financial institutions, cash provided by operations and advances from FHLB. While scheduled repayments of loans and mortgage-backed securities, and maturities of investment securities and interest-bearing deposits with financial institutions are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. Ballston uses its cash flows to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses.

At March 31, 1998 and December 31, 1997, Ballston had $10,936,000 and $10,452,000, respectively, in approved loan commitments, for which it anticipates that it will have the funds necessary to meet these obligations through the sources of funds mentioned above. The amount of time deposits at March 31, 1998 which is scheduled to mature during the twelve months ending March 31, 1999 is $20,705,000. The amount of time deposits at December 31, 1997 which is scheduled to mature in 1998 is $21,310,000. Management believes that by evaluating competitive instruments and pricing in its market area, it can manage and control maturing deposits so that a substantial amount of such deposits is retained in Ballston.

During the three months ended March 31, 1998 , Ballston experienced a net cash outflow from financing activities of $4,872,000, primarily due to a net decrease in deposits of $6,604,000, which was partially offset by a net increase in securities sold under repurchase agreements of $1,773,000. Ballston's investing activities during the three months ended March 31, 1998 resulted in a net cash outflow of $3,161,000, primarily due to the purchase of investment securities of $6,908,000, which was partially offset by proceeds from the maturities of investment securities of $2,846,000 and the net decrease in loans of $789,000. In addition, Ballston experienced positive cash flows from operating activities during the three months ended March 31, 1998 of $298,000.

Net cash provided by operating activities increased $203,000 for 1997 from $612,000 for 1996. The increase was attributable to changes in various operating assets and liabilities in the normal course of business. Net cash provided by investing activities for 1997 totaled $11,447,000, an increase of $23,387,000 from 1996 when $11,940,000 was used in investing activities. The increase was primarily attributable to a decrease in interest bearing deposits with financial institutions of $1,775,000 for 1997 as compared to an increase in such deposits of $2,386,000 for 1996, a decrease in purchases of investment securities of $11,403,000, an increase in proceeds from maturities of investment securities of $3,000,000, and a decrease in loans of $1,488,000 for 1997 as compared to an increase in loans of $3,275,000 for 1996. Net cash provided by financing activities for 1997 totaled $920,000 as compared to $10,050,000 for 1996. The decrease of $9,130,000 was primarily the result of smaller increases for 1997 as compared to 1996 of $6,703,000 in deposits and $1,772,000 in securities sold under repurchase agreements.



                                       BALLSTON BANCORP, INC. AND SUBSIDIARY
                                   UNAUDITED CONSOLIDATED STATEMENTS OF CONDITION
                                                                                    March 31,          March 31,
                                                                                      1998               1997
                                                                                  ------------       ------------
                                             ASSETS                                (Unaudited)       (Unaudited)

Cash and due from banks                                                           $  1,968,781        $ 1,944,562
Federal funds sold                                                                   9,351,283          4,459,589
                                                                                  ------------        -----------
    Cash and cash equivalents                                                       11,320,064          6,404,151
Interest bearing deposits with financial institutions                                2,877,850          2,573,937
Investment securities                                                               19,643,807         18,431,959
Loans, net                                                                          39,887,251         41,600,906
Bank premises and equipment, net                                                       620,719            539,661
Accrued interest receivable                                                            353,575            408,036
Foreclosed real estate held for sale                                                   595,316          1,094,473
Other assets                                                                           376,053            421,900
                                                                                  ------------        -----------
              Total assets                                                         $75,674,635        $71,475,023
                                                                                  ============        ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Deposits:
      Demand                                                                       $12,715,130        $10,558,926
      NOW accounts                                                                  10,533,276          8,772,218
      Savings                                                                       13,362,849         14,093,931
      Time, $100,000 and over                                                       13,926,372          8,837,226
      Other time                                                                     7,902,503         14,993,095
                                                                                  ------------        -----------
           Total deposits                                                           58,440,130         57,255,396
    Borrowed funds:
      Securities sold under repurchase agreements                                    7,662,569          5,294,763
      Advances from Federal Home Loan Bank                                             681,000            681,000
    Accrued interest and other liabilities                                             576,093            544,766
                                                                                  ------------        -----------
           Total liabilities                                                        67,359,792         63,775,925
                                                                                  ------------        -----------

STOCKHOLDERS' EQUITY:
    Preferred stock, $.20 par value, 500,000 shares authorized,
          none issued and outstanding                                                        -                  -
    Common stock, $.20 par value, 2,500,000 shares
          authorized, 1,619,474 shares issued and outstanding                          323,895            323,895
    Surplus                                                                          6,631,306          6,631,306
    Retained earnings                                                                1,359,211            785,107
    Accumulated other comprehensive income:
      Unrealized holding gain on securities, net of tax                                    431            (41,210)
                                                                                  ------------        -----------
           Total stockholders' equity                                                8,314,843          7,699,098
                                                                                  ------------        -----------
              Total liabilities and stockholders' equity                           $75,674,635        $71,475,023
                                                                                   ===========        ===========

See Notes to Unaudited Consolidated Financial Statements


                                       8

                                       BALLSTON BANCORP, INC. AND SUBSIDIARY
                         UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                                                                   Three Months      Three Months
                                                                                     Ended              Ended
                                                                                    March 31,          March 31,
                                                                                       1998               1997
                                                                                   -------------      ------------
                                                                                    (Unaudited)        (Unaudited)
Interest income:


    Interest and fees on loans                                                    $     951,890      $     979,541
    Interest on investment securities:
      U.S. Treasury securities                                                           39,111             61,966
      U.S. Government agencies and corporations                                         219,348            239,919
      Other                                                                               8,731             10,167
    Interest on federal funds sold                                                      174,688             63,918
    Interest on deposits with financial institutions                                     36,314             38,742
                                                                                  -------------      -------------
              Total interest income                                                   1,430,082          1,394,253
                                                                                  -------------      -------------

 Interest expense:
    Interest on deposits                                                                472,079            481,405
    Interest on borrowed funds                                                          111,166             85,407
                                                                                  -------------      -------------
              Total interest expense                                                    583,245            566,812
                                                                                  -------------      -------------

 Net interest income                                                                    846,837            827,441
Provision for loan losses                                                                15,000             15,000
                                                                                  -------------      -------------
Net interest income after provision for loan losses                                     831,837            812,441
                                                                                  -------------      -------------

 Other income:
    Service charges on deposit accounts                                                  32,478             46,539
    Other                                                                                62,211             70,556
                                                                                        -------            ------
              Total other income                                                         94,689            117,095

Other expenses:
    Salaries and employee benefits                                                      207,467            330,280
    Occupancy expense                                                                    69,113             55,110
    Furniture and equipment expenses                                                     36,858             42,016
    Merger expenses                                                                     163,461                  -
    Other operating expenses                                                            226,993            248,048
                                                                                  -------------      -------------
              Total other expenses                                                      703,892            675,454
                                                                                  -------------      -------------

Income before income taxes                                                              222,634            254,082
Income taxes                                                                            117,471             89,885
                                                                                  -------------      -------------

NET INCOME                                                                              105,163            164,197
Retained earnings:
    Balance, beginning of period                                                      1,294,535            653,300
      Cash dividends                                                                    (40,487)           (32,390)
                                                                                  -------------      -------------
    Balance, end of period                                                        $   1,359,211      $     785,107
                                                                                  =============      =============


Net income per common share                                                               $ .06              $ .10
                                                                                          =====              =====
See Notes to Unaudited Consolidated Financial Statements



                                       9

                                       BALLSTON BANCORP, INC. AND SUBSIDIARY
                             UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                  Three Months      Three Months
                                                                                     Ended             Ended
                                                                                    March 31,         March 31,
                                                                                       1998              1997
                                                                                   ----------        ---------
                                                                                  (Unaudited)       (Unaudited)

Net income                                                                          $  105,163        $ 164,197
                                                                                    ----------        ---------

Other comprehensive income (loss):
    Unrealized holding loss on securities                                              (20,838)         (52,018)
    Income tax benefit                                                                   7,085           17,686
                                                                                    ----------        ---------
      Total other comprehensive income (loss)                                          (13,753)         (34,332)
                                                                                    ----------        ---------

COMPREHENSIVE INCOME                                                                $   91,410        $ 129,865
                                                                                    ==========        =========


See Notes to Unaudited Consolidated Financial Statements

                                       10


                                       BALLSTON BANCORP, INC. AND SUBSIDIARY
                                  UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Three Months      Three Months
                                                                                       Ended             Ended
                                                                                     March 31,         March 31,
                                                                                        1998              1997
                                                                                   -------------      ------------
                                                                                    (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                     $     105,163      $    164,197

    Adjustments to reconcile net income to net cash provided
         by operating activities:
      Deferred income taxes                                                              (19,084)          (21,705)
      Accretion and amortization of discounts and premiums, net                          (19,450)            8,557
      Provision for loan losses                                                           15,000            15,000
      Depreciation and amortization on bank premises and equipment                        26,512            29,704
      Decrease (increase) in accrued interest receivable                                  14,940           (11,514)
      Decrease in other assets                                                            56,735            56,243
      Increase in accrued interest and other liabilities                                 118,504           131,226
                                                                                   -------------      ------------
              Net cash provided by operating activities                                  298,320           371,708
                                                                                   -------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Net decrease (increase) in interest bearing deposits with
          financial institutions                                                        (389,113)        1,689,441
    Purchases of investment securities held-to-maturity                               (5,403,044)                -
    Proceeds from maturities of investment securities held-to-maturity                 1,846,492         1,000,000
    Principal collected on investment securities held-to-maturity                        377,628           348,359
    Purchases of investment securities available-for-sale                             (1,505,300)          (31,900)
    Proceeds from maturities of investment securities available-for-sale               1,000,000         4,000,000
    Principal collected on investment securities available-for-sale                      171,305            12,571
    Net decrease in loans                                                                789,165           521,735
    Purchase of bank premises and equipment                                              (47,910)          (14,143)
                                                                                   -------------      ------------
              Net cash provided by (used in) investing activities                     (3,160,777)        7,526,063
                                                                                   -------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net decrease in deposits                                                          (6,604,249)       (6,168,390)
    Net increase (decrease) in securities sold under
      repurchase agreements                                                            1,773,036          (315,445)
    Repayments of Federal Home Loan Bank advances                                              -          (850,000)
    Cash dividends paid                                                                  (40,487)          (32,390)
                                                                                   -------------      ------------
              Net cash used in financing activities                                   (4,871,700)       (7,366,225)
                                                                                   -------------      ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      (7,734,157)          531,546

CASH AND CASH EQUIVALENTS:
    Beginning of period                                                               19,054,221         5,872,605
                                                                                   -------------      ------------

    End of period                                                                  $  11,320,064      $  6,404,151
                                                                                   =============      ============


See Notes to Unaudited Consolidated Financial Statements

                      BALLSTON BANCORP, INC. AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION:

In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1998 and 1997, and the results of operations, comprehensive income and cash flows for the three months ended March 31, 1998 and 1997. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 1997. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the operating results which may be achieved for the full fiscal year.

NOTE 2 - MERGER:

On March 11, 1998, Ballston entered into the Agreement and Plan of Merger, and the related Plan of Merger (collectively, the "Merger Agreement") pursuant to which Ballston will be merged (the "Merger") with and into MainStreet Financial Corporation, formerly MainStreet BankGroup Incorporated ("MSBC"). Under the terms of the Merger Agreement, each share of common stock, par value $0.20 per share, of Ballston will be converted into that portion of a share of MSBC common stock having a market value of $12.04, provided that a minimum of
0.4025 share and a maximum of 0.4920 share of MSBC common stock will be issued for each share of Ballston common stock.

Consummation of the Merger is subject, among other things, to the approval of the Merger Agreement by the requisite vote of Ballston shareholders and the receipt of all requisite regulatory approvals and satisfaction of other conditions contained in the Merger Agreement. It is anticipated that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

In connection with the Merger Agreement, MSBC and Ballston entered into a Stock Option Agreement, dated as of March 11, 1998 (the "Option Agreement"). The Option Agreement provides that MSBC shall have the option to purchase up to 322,275 of the authorized, but unissued, shares of Ballston's common stock at a price of $8.64 per share, only upon the occurrence of certain specified events.

Ballston has agreed to pay a transaction fee in connection with the Merger to an investment banking firm. Under the terms of the agreement, the fee is equal to 0.5% of the aggregate transaction price. A substantial portion of the fee is contingent upon the consummation of the Merger. Fees to that firm for the three months ended March 31, 1998 totaled $34,375 and are included in merger expenses.

NOTE 3 - NET INCOME PER COMMON SHARE:

Net income per common share is computed using the weighted average number of common shares outstanding during the year. The weighted average number of shares was 1,619,474 for the three months ended March 31, 1998 and 1997.

NOTE 4 - INCOME TAXES:

Income tax expense differs from that computed at the statutory Federal income tax rate for the three months ended March 31, 1998, primarily due to certain merger related expenses not being deductible for income tax purposes.

NOTE 5 - NEW ACCOUNTING PRONOUNCEMENTS:

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" was issued in June 1997. This statement is effective for fiscal years beginning after December 15, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Ballston adopted this statement in the first quarter of 1998, and has included its comprehensive income in a separate financial statement as part of its unaudited consolidated financial statements.

NOTE 6 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                              Three Months     Three Months
                                                 Ended            Ended
                                                March 31,        March 31,
                                                  1998             1997
                                               -----------     ------------
        Cash paid for:
          Interest on deposits                  $ 499,928       $ 435,308
          Interest on borrowed funds              111,436          88,894
          Income taxes                              5,231          24,796

                             BALLSTON BANCORP, INC.
                                 AND SUBSIDIARY
                    AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

                      BALLSTON BANCORP, INC. AND SUBSIDIARY
                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS



                                 C O N T E N T S


                                                                           Page
                                                                           ----

Independent Auditors' Report                                                16

Consolidated Statements of Condition                                        17

Consolidated Statements of Income                                           18

Consolidated Statements of Changes in Stockholders' Equity                  19

Consolidated Statements of Cash Flows                                       20

Notes to Consolidated Financial Statements                               21 - 33

                          Independent Auditors' Report






To the Board of Directors and Shareholders of Ballston Bancorp, Inc.


We have audited the accompanying consolidated statements of condition of Ballston Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ballston Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


STOY, MALONE & COMPANY, P.C.

Bethesda, Maryland
January 26, 1998



                                       BALLSTON BANCORP, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF CONDITION
                                                                                   December 31,       December 31,
                                                                                       1997               1996
                                                                                   ------------       ------------
                                    ASSETS

Cash and due from banks                                                            $  2,979,221       $  2,247,261
Federal funds sold                                                                   16,075,000          3,625,344
                                                                                   ------------       ------------
    Cash and cash equivalents                                                        19,054,221          5,872,605
Interest bearing deposits with financial institutions                                 2,488,737          4,263,378
Investment securities                                                                16,132,276         23,821,565
Loans, net                                                                           40,691,416         42,137,641
Bank premises and equipment, net                                                        599,321            555,222
Accrued interest receivable                                                             368,515            396,522
Foreclosed real estate held for sale                                                    610,316          1,124,383
Other assets                                                                            391,619            408,841
                                                                                   ------------       ------------
              Total assets                                                         $ 80,336,421       $ 78,580,157
                                                                                   ============       ============


                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Deposits:
      Demand                                                                        $12,595,875        $10,792,315
      NOW accounts                                                                   16,594,682         14,522,875
      Savings                                                                        13,153,753         14,180,324
      Time, $100,000 and over                                                        14,631,242         14,689,867
      Other time                                                                      8,068,827          9,238,405
                                                                                   ------------       ------------
           Total deposits                                                            65,044,379         63,423,786
    Borrowed funds:
      Securities sold under repurchase agreements                                     5,889,533          5,610,208
      Advances from Federal Home Loan Bank                                              681,000          1,531,000
    Accrued interest and other liabilities                                              457,589            413,540
                                                                                   ------------       ------------
           Total liabilities                                                         72,072,501         70,978,534
                                                                                   ------------       ------------

COMMITMENTS AND CONTINGENCIES (Notes 8 and 11)

STOCKHOLDERS' EQUITY:
    Preferred stock, $.20 par value, 500,000 shares authorized,
          none issued and outstanding                                                         -                  -
    Common stock, $.20 par value, 2,500,000 shares
          authorized, 1,619,474 shares issued and outstanding                           323,895            323,895
    Surplus                                                                           6,631,306          6,631,306
    Retained earnings                                                                 1,294,535            653,300
    Net unrealized holding gain (loss), net of tax                                       14,184             (6,878)
                                                                                   ------------       ------------
           Total stockholders' equity                                                 8,263,920          7,601,623
                                                                                   ------------       ------------
              Total liabilities and stockholders' equity                           $ 80,336,421       $ 78,580,157
                                                                                   ============       ============


The Notes to Consolidated Financial Statements are an integral part of these statements.



                                       17

                                       BALLSTON BANCORP, INC. AND SUBSIDIARY
                                         CONSOLIDATED STATEMENTS OF INCOME

                                                                                    Year Ended        Year Ended
                                                                                    December 31,      December 31,
                                                                                        1997              1996
                                                                                    ------------      ------------
Interest income:
    Interest and fees on loans                                                      $  4,072,513      $  3,972,316
    Interest on investment securities:
      U.S. Treasury securities                                                           223,611           165,739
      U.S. Government agencies and corporations                                          875,568           884,874
      Other                                                                               43,608            68,199
    Interest on federal funds sold                                                       305,542           284,994
    Interest on deposits with financial institutions                                     142,634           104,173
                                                                                    ------------      ------------
              Total interest income                                                    5,663,476         5,480,295
                                                                                    ------------      ------------

Interest expense:
    Interest on deposits                                                               1,908,996         1,925,810
    Interest on borrowed funds                                                           370,062           299,241
                                                                                    ------------      ------------
              Total interest expense                                                   2,279,058         2,225,051
                                                                                    ------------      ------------

Net interest income                                                                    3,384,418         3,255,244
Provision for loan losses                                                                 17,927            12,000
                                                                                    ------------      ------------
Net interest income after provision for loan losses                                    3,366,491         3,243,244
                                                                                    ------------      ------------

Other income:
    Service charges on deposit accounts                                                  171,526           199,531
    Gain on sale of foreclosed real estate                                               190,712                 -
    Other                                                                                235,917           165,099
                                                                                    ------------      ------------
              Total other income                                                         598,155           364,630
                                                                                    ------------      ------------

Other expenses:
    Salaries and employee benefits                                                     1,168,584         1,215,569
    Occupancy expense                                                                    254,033           212,281
    Furniture and equipment expenses                                                     192,217           185,657
    Other operating expenses                                                           1,161,406           861,203
                                                                                    ------------      ------------
              Total other expenses                                                     2,776,240         2,474,710
                                                                                    ------------      ------------

Income before income taxes                                                             1,188,406         1,133,164
Income taxes                                                                             417,614           391,991
                                                                                    ------------      ------------

NET INCOME                                                                          $    770,792      $    741,173
                                                                                    ============      ============

Net income per common share                                                                $ .48             $ .46
                                                                                           =====             =====


The Notes to Consolidated Financial Statements are an integral part of these statements.



                                       18

                                      BALLSTON BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                     Years Ended December 31, 1997 and 1996


                                                                                        Net
                                                                                     Unrealized        Total
                                                                                      Holding          Stock-
                                        Common                         Retained      Gain (Loss),     holders'
                                         Stock         Surplus         Earnings      Net of Tax        Equity
                                     -------------- --------------- --------------- -------------  ---------------

Balance, January 1, 1996                  $323,895      $6,631,306     $    25,490   $   (1,539)      $ 6,979,152

Net income                                       -               -         741,173             -          741,173

Cash dividends - $.07
    per share                                    -               -        (113,363)            -         (113,363)

Net change in unrealized
    holding gain (loss), net of tax              -               -              -        (5,339)           (5,339)
                                          --------      ----------     -----------   ----------       -----------


Balance, December 31, 1996                 323,895       6,631,306         653,300       (6,878)        7,601,623

Net income                                       -               -         770,792            -           770,792

Cash dividends - $.08
    per share                                    -               -        (129,557)           -          (129,557)

Net change in unrealized
    holding gain (loss), net of tax              -               -               -       21,062            21,062
                                          --------      ----------     -----------   ----------       -----------

Balance, December 31, 1997                $323,895      $6,631,306      $1,294,535    $  14,184       $ 8,263,920
                                          ========      ==========      ==========    =========       ===========


The Notes to Consolidated Financial Statements are an integral part of these statements.



                                       19

                                       BALLSTON BANCORP, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year Ended       Year Ended
                                                                                     December 31,     December 31,
                                                                                         1997             1996
                                                                                    -------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                      $     770,792     $    741,173
    Adjustments to reconcile net income to net
        cash provided by operating activities:
      Deferred income taxes
                                                                                           (2,987)          18,525
      Accretion and amortization of discounts and premiums, net                            27,457            5,737
      Provision for loan losses                                                            17,927           12,000
      (Gain) loss on sale of foreclosed real estate                                      (190,712)           1,167
      Depreciation and amortization on bank premises and equipment                        110,455          116,139
      Decrease (increase) in accrued interest receivable                                   28,007          (31,503)
      Decrease in other assets                                                              9,359           57,871
      Increase (decrease) in accrued interest and other liabilities                        44,049         (309,487)
                                                                                    -------------     ------------
              Net cash provided by operating activities                                   814,347          611,622
                                                                                    -------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Net decrease (increase) in interest bearing deposits with
          financial institutions                                                        1,774,641       (2,386,491)
    Purchases of investment securities held-to-maturity                                  (155,262)      (4,050,492)
    Proceeds from maturities of investment securities held-to-maturity                  2,000,000        2,950,000
    Principal collected on investment securities held-to-maturity                       1,418,232        1,893,373
    Purchases of investment securities available-for-sale                                               (7,551,202)
                                                                                          (43,050)
    Proceeds from maturities of investment securities available-for-sale                4,300,000          350,000
    Principal collected on investment securities available-for-sale                       173,824                -
    Net decrease (increase) in loans                                                    1,488,298       (3,275,247)
    Purchase of bank premises and equipment                                              (154,554)         (35,350)
    Proceeds from sales of foreclosed real estate                                         603,755          101,578
    Payments received on foreclosed real estate                                            41,024           64,197
                                                                                    -------------     ------------
              Net cash provided by (used in) investing activities                      11,446,908      (11,939,634)
                                                                                    -------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                                            1,620,593        8,323,461
    Net increase in securities sold under repurchase agreements                           279,325        2,051,679
    Advances from Federal Home Loan Bank                                                        -          288,000
    Repayments of Federal Home Loan Bank advances                                        (850,000)        (500,000)
    Cash dividends paid                                                                  (129,557)        (113,363)
                                                                                    -------------     ------------
              Net cash provided by financing activities                                   920,361       10,049,777
                                                                                    -------------     ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        3,181,616       (1,278,235)

CASH AND CASH EQUIVALENTS:
    Beginning of year                                                                   5,872,605        7,150,840
                                                                                    -------------     ------------

    End of year                                                                     $  19,054,221     $  5,872,605
                                                                                    =============     ============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                      BALLSTON BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

A summary of significant accounting policies of Ballston Bancorp, Inc. and Subsidiary (the "Corporations") is as follows:

BASIS OF ACCOUNTING:

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles and conform to general practices within the banking industry.

PRINCIPLES OF CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of Ballston Bancorp, Inc. ("Ballston") and its wholly-owned subsidiary, The Bank of Northern Virginia ("The Bank"). All significant intercompany transactions and balances have been eliminated.

NATURE OF OPERATIONS:

Ballston was organized under the laws of the State of Delaware to serve as a bank holding company. The Bank operates as a commercial bank in Arlington, Virginia. Its primary deposit base and principal real estate lending market includes Arlington and the surrounding area in Northern Virginia.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. Federal, state and local governments employ a significant portion of the Northern Virginia area labor force. Adverse changes in economic conditions could have a direct impact on the collectibility of The Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate. In addition, regulatory agencies, as an integral part of their examination process, periodically review The Bank's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require The Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses and the valuation of foreclosed real estate may change materially in the near term.

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES: (Cont'd.)

CASH AND CASH EQUIVALENTS:

For financial reporting purposes, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), and federal funds sold. Cash flows from interest bearing deposits with financial institutions, loans, deposits and securities sold under repurchase agreements are reported net.

INVESTMENT SECURITIES:

Held-to-maturity securities are those securities which the Corporations have the ability and intent to hold until maturity and are carried at amortized cost. Available-for-sale securities represent those securities not classified as held-to-maturity and are stated at fair value. Unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of stockholders' equity.

Premiums and discounts on investments in debt securities are amortized over their contractual lives. The method of amortization results in a constant effective yield on those securities which approximates the interest method. Realized gains and losses are included in income and are determined by the specific-identification method.

LOANS:

Loans are stated at the amount of unpaid principal reduced by unearned fees and an allowance for loan losses.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance for loan losses is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

FORECLOSED REAL ESTATE HELD FOR SALE:

Foreclosed real estate held for sale, includes properties acquired through foreclosure or in full or partial satisfaction of the related loan. Foreclosed real estate is initially recorded at the lower of fair value, less estimated selling costs, or cost, at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the assets are stated at the lower of carrying value or fair value, less estimated selling costs.

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:  (Cont'd.)

BANK PREMISES AND EQUIPMENT:

Bank premises and equipment is stated at cost less accumulated depreciation and amortization. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Furniture and equipment is depreciated on the straight-line method over the estimated useful lives of the assets.

ADVERTISING:

Advertising costs are expensed as incurred. These expenses amounted to $9,758 and $14,843 for the years ended December 31, 1997 and 1996, respectively, and are included in other operating expenses in the consolidated statements of income.

INCOME TAXES:

The Corporations file a consolidated Federal income tax return. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NET INCOME PER COMMON SHARE:

Effective December 31, 1997, Ballston adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share". The adoption of this statement had no effect on Ballston. Net income per common share is computed using the weighted average number of common shares outstanding during the year. The weighted average number of shares was 1,619,474 for both 1997 and 1996.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:

In the ordinary course of business, The Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

NOTE 2 - INVESTMENT SECURITIES:

A summary of investment securities is as follows:


                                                          Gross        Gross
                                         Amortized      Unrealized    Unrealized        Fair           Carrying
                                            Cost           Gains        Losses          Value            Value
                                        -----------      --------      --------      -----------      -----------
December 31, 1997
Available-for-sale:
   Debt securities:
      U.S. Treasury securities          $   999,587      $   -         $    212      $   999,375      $   999,375
      U.S. Government agencies
        and corporations                    498,699           989          -             499,688          499,688
      Mortgage-backed securities          1,869,195        20,714          -           1,889,909        1,889,909
                                        -----------      --------      --------      -----------      -----------
                                          3,367,481        21,703           212        3,388,972        3,388,972
   Equity securities                        460,050          -             -             460,050          460,050
                                        -----------      --------      --------      -----------      -----------
                                          3,827,531        21,703           212        3,849,022        3,849,022
                                        -----------      --------      --------      -----------      -----------
Held-to-maturity:
   Debt securities:
      U.S. Treasury securities            2,504,737        35,107          -           2,539,844        2,504,737
      U.S. Government agencies
        and corporations                  3,599,071        32,758         7,821        3,624,008        3,599,071
      State and political
        subdivisions                        154,878         5,823          -             160,701          154,878
      Mortgage-backed securities          6,024,568       166,610        28,405        6,162,773        6,024,568
                                        -----------      --------      --------      -----------      -----------
                                         12,283,254       24O,298        36,226       12,487,326       12,283,254
                                        -----------      --------      --------      -----------      -----------
           Total                        $16,110,785      $262,001      $ 36,438      $16,336,348      $16,132,276
                                        ===========      ========      ========      ===========      ===========
December 31, 1996
Available-for-sale:
 Debt securities:
      U.S. Treasury securities          $ 4,990,425      $   -         $  5,185      $ 4,985,240      $ 4,985,240
      U.S. Government agencies
         and corporations                   498,438          -            3,908          494,530          494,530
      Corporate securities                  301,650          -            1,327          300,323          300,323
      Mortgage-backed securities          2,048,745          -             -           2,048,745        2,048,745
                                        -----------      --------      --------      -----------      -----------
                                          7,839,258          -           10,420        7,828,838        7,828,838
 Equity securities                          417,000          -             -             417,000          417,000
                                        -----------      --------      --------      -----------      -----------
                                          8,256,258          -           10,420        8,245,838        8,245,838
                                        -----------      --------      --------      -----------      -----------
Held-to-maturity:
  Debt securities:
      U.S. Treasury securities            3,005,695        34,007           486        3,039,216        3,005,695
      U.S. Government agencies
         and corporations                 5,098,991        41,714        29,075        5,111,630        5,098,991
      Mortgage-backed securities          7,471,041        59,477       102,688        7,427,830        7,471,041
                                        -----------      --------      --------      -----------      -----------
                                         15,575,727       135,198       132,249       15,578,676       15,575,727
                                        -----------      --------      --------      -----------      -----------
           Total                        $23,831,985      $135,198      $142,669      $23,824,514      $23,821,565
                                        ===========      ========      ========      ===========      ===========

NOTE 2 - INVESTMENT SECURITIES:  (Cont'd.)

The  amortized  cost and fair value of debt  securities  at December 31, 1997 by contractual  maturity,  are shown below.  Maturities may differ from contractual maturities in mortgage-backed  securities  because the mortgages  underlying the securities  may be called or repaid  without  any  penalties.  Therefore,  these securities are not included in the maturity categories in the following maturity summary.
                                               Available-for-Sale                 Held-to-Maturity
                                               ------------------                 ----------------
                                            Amortized                         Amortized
                                               Cost         Fair Value           Cost          Fair Value
                                            ----------      ----------       -----------       -----------
     Due in one year or less                $  999,587      $  999,375       $ 2,499,896       $ 2,503,388
     Due from one year to five years                --              --         3,303,912         3,360,559
     Due from five years to ten years          498,699         499,688                --                --
     Due after ten years                            --              --           454,878           460,606
     Mortgage-backed securities              1,869,195       1,889,909         6,024,568         6,162,773
                                            ----------      ----------       -----------       -----------
         Total                              $3,367,481     $ 3,388,972       $12,283,254       $12,487,326
                                            ==========     ===========       ===========       ===========

There were no sales of investment securities during the years ended December 31, 1997 and 1996.

The change in unrealized holding gain (loss) during the years ended December 31, 1997 and 1996 consisted of the following:

                                                             1997       1996
                                                           --------   --------
Balance, beginning of year                                 $ (6,878)  $ (1,539)
Unrealized gain (loss) on available-for-sale securities      31,911     (8,091)
Related deferred taxes                                      (10,849)     2,752
                                                           --------   --------
Balance, end of year                                       $ 14,184   $ (6,878)
                                                           ========   ========

At December 31, 1997 and 1996, investment securities with a carrying value of approximately $10,328,000 and $12,400,000, respectively, were pledged to secure securities sold under repurchase agreements and public deposits as required or permitted by law.

NOTE 3 - LOANS:

The composition of net loans is as follows at December 31:

                                                   1997              1996
                                               -----------       -----------
        Time and demand                        $ 8,997,057       $12,162,325
        Real estate                             31,617,419        29,611,223
        Consumer                                   773,248         1,077,778
                                               -----------       -----------
                                                41,387,724        42,851,326
        Less: Unearned fees                         94,009           100,954
              Allowance for loan losses            602,299           612,731
                                               -----------       -----------
        Loans, net                             $40,691,416       $42,137,641
                                               ===========       ===========

Loans with fixed interest rates amounted to approximately $18,439,000 and $16,966,000 at December 31, 1997 and 1996, respectively. Variable rate loans totaled approximately $22,949,000 and $25,885,000 at December 31, 1997 and 1996, respectively.

The Bank had nonaccrual loans of approximately $211,000 and $15,000 at December 31, 1997 and 1996, respectively. Nonaccrual loans had the effect of reducing interest income by approximately $5,000 and $100 for the years ended December 31, 1997 and 1996, respectively. Interest income on these loans, which is recorded only when received, amounted to approximately $14,000 for the year ended December 31, 1997. There was no interest received on nonaccrual loans for the year ended December 31, 1996.

Loans with a carrying value of approximately $3,100,000 and $3,800,000 were pledged to secure advances from the Federal Home Loan Bank at December 31, 1997 and 1996, respectively.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES:

Changes in the allowance for loan losses were as follows during the year ended December 31:

                                                           1997         1996
                                                        ---------    ---------
        Balance, beginning of year                      $ 612,731    $ 652,157
        Provision charged to expense                       17,927       12,000
                                                        ---------    ---------
                                                          630,658      664,157
        Losses charged to allowance, net of recoveries    (28,359)     (51,426)
                                                        ---------    ---------
        Balance, end of year                            $ 602,299    $ 612,731
                                                        =========    =========

NOTE 5 - BANK PREMISES AND EQUIPMENT:

The major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows at December 31:

                                                          1997            1996
                                                      ----------      ----------
  Leasehold improvements                              $  791,063      $  750,005
  Furniture and equipment                                784,778         671,282
                                                      ----------      ----------
                                                       1,575,841       1,421,287
    Less accumulated depreciation and amortization       976,520         866,065
                                                      ----------      ----------
  Bank premises and equipment, net                    $  599,321      $  555,222
                                                      ==========      ==========


NOTE 6 - DEPOSITS:

The scheduled maturities of time deposits are as follows as of December 31, 1997:

        Year ending December 31:
               1998                            $21,310,307
               1999                                750,301
               2000                                540,972
               2001                                 50,000
               2002                                 48,489
                                               -----------
               Total                           $22,700,069
                                               ===========

NOTE 7 - BORROWED FUNDS:

Securities sold under repurchase agreements generally mature within one to four days from the transaction date and totaled $5,889,533 and $5,610,208 at December 31, 1997 and 1996, respectively. The maximum amount of outstanding agreements at any month end during the years ended December 31, 1997 and 1996 was $7,031,485 and $5,851,760, respectively. The average end of month outstanding agreements were $5,559,666 and $4,396,943 during the years ended December 31, 1997 and 1996, respectively. All investment securities underlying these agreements were under The Bank's control.

At December 31, 1997 and 1996, The Bank had outstanding advances from the Federal Home Loan Bank totaling $681,000 and $1,531,000, respectively. Weighted-average interest rates on these advances were 7.75% and 6.10% at December 31, 1997 and 1996, respectively.

NOTE 7 - BORROWED FUNDS:  (Cont'd.)

Future maturities of borrowed funds are as follows at December 31, 1997:

                                                         Amount
                                                         -----------
          Year ending December 31:
                     1998                                $ 5,889,533
                     After 2002                              681,000
                                                         -----------
                            Total                        $ 6,570,533
                                                         ===========


As described in Note 2, certain investment securities are pledged to secure borrowed funds.


NOTE 8 - OPERATING LEASES:

The Corporations have operating leases for office, retail, and storage space and equipment. These leases are noncancelable and expire during 1998-2003. The office, retail and storage space leases require minimum annual rental payments plus an adjustment based on 30% of the increase in the Consumer Price Index. In addition, the leases provide for the Corporations to pay their proportionate share of operating expense increases. The retail space leases contain renewal options.

The following is a schedule by years of future minimum rental payments applicable to the leases described above, as of December 31, 1997:

          Year ending December 31:
                     1998                            $ 229,988
                     1999                              216,744
                     2000                              173,677
                     2001                              164,277
                     2002                              130,360
                     Thereafter                         37,801
                                                     ---------
                          Total                      $ 952,847
                                                     =========


The following schedule indicates the composition of total rent expense for the years ended December 31:

                                                         1997          1996
                                                      ---------     ---------
          Minimum rentals                             $ 212,365     $ 169,326
          Contingent rentals                             25,587        27,819
                                                      ---------     ---------
                Total                                 $ 237,952     $ 197,145
                                                      =========     =========

NOTE 9 - INCOME TAXES:

The components of income tax expense for the years ended December 31, 1997 and 1996 were as follows:

                                                   1997          1996
                                                ---------     ---------
             Current                            $ 420,601     $ 373,466
             Deferred                              (2,987)       18,525
                                                ---------     ---------
                  Total                         $ 417,614     $ 391,991
                                                =========     =========


As of December 31, 1997, Ballston had approximately $1,500,000 of net operating loss carryforwards for state income tax purposes which are available to offset future state taxable income of Ballston. These carryforwards expire beginning 2004 through 2012.

Components of the  Corporations'  deferred tax assets are as follows at December
31:

                                                             1997           1996
                                                          ---------       ---------
  Deferred tax assets:
    Unearned fees                                         $   4,879       $  13,351
    Allowance for loan losses                               204,782         208,328
    Net unrealized holding loss                                   -           3,543
    Accumulated depreciation and amortization                50,954          35,949
    Net operating loss carryforwards for state income
       tax purposes                                          91,613          74,941
                                                          ---------       ---------
                                                            352,228         336,112
      Less valuation allowance                               91,613          74,941
                                                          ---------       ---------
        Total deferred tax assets                           260,615         261,171
  Deferred tax liabilities:
    Net unrealized holding gain                               7,307               -
                                                          ---------       ---------
        Net deferred tax assets                           $ 253,308       $ 261,171
                                                          =========       =========

The net deferred tax assets are included in other assets in the consolidated statements of condition. Management has adopted a policy to maintain a valuation allowance to completely offset any deferred tax asset resulting from possible future realization of net operating loss carryforwards for state income tax purposes.


NOTE 10 - RETIREMENT PLAN:

The Bank has a defined contribution 401(k) retirement plan which covers employees that meet certain age and length of service requirements. Under this plan, The Bank will match the employees' contributions up to 6% of the employees' compensation. For the years ended December 31, 1997 and 1996, The Bank's contribution amounted to $18,000 and $25,314, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES:

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk not recognized in the consolidated statements of condition. The contract amounts of those instruments reflect the extent of involvement The Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of The Bank's commitments as of December 31, 1997 and 1996 is as follows:

                                                      1997              1996
                                                 -----------      ------------
         Commitments to extend credit            $10,452,000      $ 10,794,000
         Standby letters of credit                   944,000         1,002,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments frequently expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by The Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, marketable securities, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by The Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and generally expire within one year from issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which The Bank deems necessary.

LITIGATION:

The Corporations occasionally are defendants in certain claims and legal actions arising in the ordinary course of business. It is the opinion of management that the disposition of these matters will not have a material adverse effect on the Corporations' financial position.

NOTE 11 - COMMITMENTS AND CONTINGENCIES:  (Cont'd.)

OTHER:

The Corporations have an ongoing program designed to ensure that their operational and financial systems will not be adversely affected by the year 2000 software failures due to processing errors arising from calculations using the year 2000 data. While the Corporations believe they are doing everything technologically possible to assure year 2000 compliance, they are to some extent dependent upon vendor cooperation. The Corporations are requiring vendors of their computer systems and software to represent that the products provided are or will be year 2000 compliant and have planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Corporations.

The Bank has a contract with an entity, whereby such entity will perform certain processing work necessary to The Bank's operations for a period of five years expiring in 2000. The contract provides for automatic five-year renewals until it is terminated. There are no minimum annual fees.

NOTE 12 - RELATED PARTY TRANSACTIONS:

The Corporations have had, and may be expected to have in the future, transactions in the ordinary course of business with stockholders, directors, officers and affiliated entities in which they are principal owners, all of which have been, in the opinion of management, on the same terms as those prevailing at the time for comparable transactions with others.

Loans with related parties totaled $3,095,108 and $3,628,012 at December 31, 1997 and 1996, respectively.

Professional fees were paid to firms in which stockholders of Ballston are principals. These fees totaled $283,401 and $66,859 for the years ended December 31, 1997 and 1996, respectively.

NOTE 13 - STOCK OPTION AGREEMENTS:

In 1992, Ballston granted options to purchase 75,000 shares of its common stock to two key employees of The Bank. The options could only be exercised if certain performance measures were met by The Bank or if there was a change in control of Ballston or The Bank, as defined in the agreements. The exercise price of the options was $3.76 per share. These options expired August 17, 1997 without being exercised.

NOTE 14 - DIVIDEND RESTRICTIONS:

Banking regulations limit the amount of dividends that may be paid by The Bank without prior regulatory approval. At December 31, 1997, The Bank had retained earnings of approximately $2,071,000 available for the payment of dividends.

NOTE 15 - REGULATORY MATTERS:

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on The Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, The Bank must meet specific capital guidelines that involve quantitative measures of The Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require The Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that The Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Board of Governors of the Federal Reserve System categorized The Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, The Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed The Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                             For Capital           Prompt Corrective
                                                        Actual            Adequacy Purposes        Action Provisions
                                                 --------------------     ------------------      --------------------
                                                    Amount      Ratio       Amount     Ratio        Amount       Ratio
As of December 31, 1997:                         ----------     -----     ----------   -----      ----------     -----
    Total Capital (to Risk-Weighted Assets)      $8,270,000     17.72%   >$3,733,000  >8.00%     >$4,666,000    >10.00%
                                                                         -            -          -              -
    Tier I Capital (to Risk-Weighted Assets)      7,687,000     16.47%   > 1,866,000  >4.00%     > 2,800,000    > 6.00%
                                                                         -            -          -              -
    Tier I Capital (to Risk-Average Assets)       7,687,000     10.71%   > 2,871,000  >4.00%     > 3,589,000    > 5.00%
                                                                         -            -          -              -


As of December 31, 1996:
    Total Capital (to Risk-Weighted Assets)      $7,497,000     15.97%   >$3,756,000  >8.00%     >$4,695,000    >10.00%
                                                                         -            -          -              -
    Tier I Capital (to Risk-Weighted Assets)      6,910,000     14.72%   > 1,878,000  >4.00%     > 2,817,000    > 6.00%
                                                                         -            -          -              -
    Tier I Capital (to Risk-Average Assets)       6,910,000      9.90%   > 2,792,320  >4.00%     > 3,490,400    > 5.00%
                                                                         -            -          -              -

NOTE 16 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                    Year Ended     Year Ended
                                                    December 31,   December 31,
                                                        1997           1996
                                                    -----------    -----------
    Cash paid for:
      Interest on deposits                          $ 1,888,396    $ 1,891,446
      Interest on borrowed funds                        373,549        301,015
      Income taxes                                      421,008        675,398
    Transfer from loans to foreclosed real estate             -         89,286


NOTE 17 - SUBSEQUENT EVENT (UNAUDITED):

On March 11, 1998, Ballston entered into the Agreement and Plan of Merger, and the related Plan of Merger (collectively, the "Merger Agreement") pursuant to which Ballston will be merged (the "Merger") with and into MainStreet Financial Corporation, formerly MainStreet BankGroup Incorporated ("MSBC"). Under the terms of the Merger Agreement, each share of common stock, par value $0.20 per share, of Ballston will be converted into that portion of a share of MSBC common stock having a market value of $12.04, provided that a minimum of
0.4025 share and a maximum of 0.4920 share of MSBC common stock will be issued for each share of Ballston common stock.

Consummation of the Merger is subject, among other things, to the approval of the Merger Agreement by the requisite vote of Ballston shareholders and the receipt of all requisite regulatory approvals and satisfaction of other conditions contained in the Merger Agreement. It is anticipated that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

In connection with the Merger Agreement, MSBC and Ballston entered into a Stock Option Agreement, dated as of March 11, 1998 (the "Option Agreement"). The Option Agreement provides that MSBC shall have the option to purchase up to 322,275 of the authorized, but unissued, shares of Ballston's common stock at a price of $8.64 per share, only upon the occurrence of certain specified events.

Ballston has agreed to pay a transaction fee in connection with the Merger to an investment banking firm. Under the terms of the agreement, the fee is equal to 0.5% of the aggregate transaction price. A substantial portion of the fee is contingent upon the consummation of the Merger.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

         MSBC's Articles of Incorporation implement the provisions of the VSCA, which provide for the indemnification of MSBC's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. MSBC's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them be reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. MSBC also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and MSBC's Articles of Incorporation eliminate the liability of a director or officer of MSBC in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated herein by reference.

Item 21.  Exhibits and Financial Statement Schedules

(a)       Exhibits

2(a)      Agreement and Plan of Merger dated as of March 11, 1998,  between MSBC
          and    Ballston    (attached    as    Appendix    I   to   the   Proxy
          Statement/Prospectus, filed as part of this registration statement.)

3(i) Articles of Incorporation of MSBC (incorporated herein by reference to Form 8-A filed electronically on March 18, 1996, file No. 0-08622)

3(ii)     Bylaws of MSBC  (incorporated  herein by  reference to Form 10-K (file
          No.: 0-08622) filed electronically on March 26, 1998)

4 MSBC Preferred Share Rights Plan (incorporated by reference to Form 8-K, dated January 18, 1990).

5 Opinion and consent of Flippin, Densmore, Morse, Rutherford & Jessee, A Professional Corporation *

8 Opinion and consent of Flippin, Densmore, Morse, Rutherford & Jessee, A Professional Corporation, with respect to tax consequences of the Merger *

10 (iii)(b)(6)

         1. Material Contracts of MSBC for Michael R. Brenan, James E. Adams and Rebecca J. Jenkins (incorporated by reference to Registrant's Form 10-K for the fiscal year ended December 31,
                  1997)

         2. Material Contracts of MSBC for S. Richard Bagby, James H. Campbell, William S. Clark, James W. Clement, Larry A. Heaton, William D. Kerr, Kenneth E. Lust, Reba H. Mandeville, John D. Meade, III, Beverly L. Mitchell, William O. Turner, R. Bruce Valley, Mark J. Wenick and John L. Wynne (incorporated by reference to Registrant's Form 10-K for the fiscal year ended December 31, 1997).

21 Statement of subsidiaries of MSBC (incorporated herein by reference to Registrant's Form 10-K for the fiscal year ended December 31, 1997)

23(a)     Consent of Coopers & Lybrand L.L.P.

23(b)     Consent of Stoy, Malone & Company, P.C.

23(c)     Consent of Danielson Associates Inc.

23(d)     Consent of Flippin,  Densmore, Morse, Rutherford & Jessee (included in
          Exhibit 5) *

23(e)     Consent of Flippin,  Densmore, Morse, Rutherford & Jessee (included in
          Exhibit 8) *

24        Power of Attorney of Officers and Directors of MSBC *

99(a)     Form of Proxy of Ballston Bancorp, Inc.

  (b) Report, Opinion or Appraisal -- (Opinion of Danielson Associates Inc. attached as Appendix II to the Proxy Statement/Prospectus, filed as part of this registration statement)

-----------------
* Exhibits previously filed



Item 22. Undertakings

     (a) The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes:

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Ballston Bancorp, Inc. being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, Commonwealth of Virginia, on June 10, 1998.

                                   MAINSTREET FINANCIAL CORPORATION
                                   (Registrant)

                                   By:   /s/  Michael R. Brenan
                                         ----------------------------------
                                   Michael R. Brenan, President, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 10, 1998.

Signature                                       Title
/s/ Michael R. Brenan                           President, Chairman of the Board and Chief
------------------------------------            Executive Officer
Michael R. Brenan                               (Principal Executive Officer)

/s/  James E. Adams                             Executive Vice President, Chief Financial
------------------------------------            Officer and Treasurer (Principal Financial
James E. Adams                                  and Accounting Officer)

/s/  W. Christopher Beeler, Jr.                 Director*
------------------------------------
W. Christopher Beeler, Jr.

/s/  William L. Cooper, III                     Director*
-------------------------------------
William L. Cooper, III

/s/  Billy P. Craft                             Director*
-------------------------------------
Billy P. Craft

/s/  I. Patricia Henry                          Director*
-------------------------------------
I. Patricia Henry

/s/  Larry E. Hutchens                          Director*
-------------------------------------
Larry E. Hutchens

/s/  William O. McCabe, Jr., MD                 Director*
-------------------------------------
William O. McCabe, Jr., MD

/s/  Albert L. Prillaman                        Director*
-------------------------------------
Albert L. Prillaman

/s/  Phillip W. Dean                            Director*
-------------------------------------
Phillip W. Dean

/s/  Alfred J. T. Byrne                         Director*
-------------------------------------
Alfred J. T. Byrne

/s/  C. Leland Bassett                          Director*
-------------------------------------
C. Leland Bassett


*By Rebecca J. Jenkins, Attorney-in-Fact

/s/  Rebecca J. Jenkins
-------------------------------------
Rebecca J. Jenkins
Date:  June 10, 1998